AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 29, 2007

Registration No. 333-142730

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 1 TO THE

FORM SB-2

REGISTRATION STATEMENT

UNDER THE

SECURITIES ACT OF 1933

OmniComm Systems, Inc.

(Name of small business issuer in its charter)

Delaware	541511	11-3349762
State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Number	I.R.S. Employer Identification No.

2101 Commercial Blvd.

Suite 4000

Ft. Lauderdale, Florida 33309

954.473.1254

(Address and Telephone Number of Principal Executive Offices)

Same as above

(Address of principal place of business or intended principal place of business)

Corporation Trust Company

1209 Orange Street

Wilmington, DE 19801

(302) 658-7581

(Name, Address and Telephone Number of Agent For Service)

With a Copy To

Ronald T. Linares, Chief Financial Officer

2101 Commercial Blvd.

Suite 4000

Ft. Lauderdale, Florida 33309

(954) 473-1254

and

Schneider Weinberger & Beilly, LLP

2200 Corporate Boulevard, N.W.

Suite 210

Boca Raton, FL 33431

(561)362-9595

Attention: Roxanne K. Beilly, Esq.

Approximate Date of Proposed Sale To The Public: As soon as practicable after the effective date of this Registration Statement

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Security (2)	Proposed Maximum Aggregate Offering Price (2)	Amount Of Registration Fee
Common stock, $.001 par value(1)	13,486,000	$0.60	$8,091,600	$248.81
Common stock, $.001 par value(3)	543,000	$0.60	$325,800	$10.00
Common stock, $.001 par value (4)	1,490,850	$0.60	$894,510	$27.46

Common stock, $.001 par value (5)	20,996,958	$0.60	$12,598,175	$386.76

Total Registration Fee				$672.64

(1)	Shares issuable upon conversion of Series C Preferred Stock.
(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457. Based on the average of the high and low sale price of the common stock as reported on the OTC Bulletin Board on May 8, 2007.
(3)	Shares issuable upon exercise of common stock purchase warrants.
(4)	Shares issuable upon exercise of Placement Agent Unit Options.
(5)	Represents shares of common stock currently outstanding that will be sold by certain Selling Security holders.

To the extent permitted by Rule 416, this registration statement also covers such additional number of shares of common stock as may be issuable as a result of the anti-dilution provisions of the Series C Preferred Stock, common stock purchase warrants and Placement Agent Unit Options.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Subject to Completion May 29, 2007

PROSPECTUS

OMNICOMM SYSTEMS, INC. [LOGO]

36,516,808 Shares of Common Stock

This prospectus relates to the resale of up to 36,516,808 shares of our common stock by certain selling stockholders, which includes 20,996,958 shares presently outstanding and 15,519,850 shares issuable upon conversion or exercise of our Series C Preferred Stock, common stock purchase warrants, and Placement Agent Unit Options.

We will not receive any proceeds from the sale of the shares by the selling stockholders.

For a description of the plan of distribution of these shares, please see page 72 of this prospectus.

Our common stock is traded on the OTC Bulletin Board under the trading symbol “OMCM”. On May 25, 2007, the closing price for our common stock was $0.60.

THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is     , 2007

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the “Risk Factors” section, the financial statements and the notes to the financial statements.

The Business

We are an Internet-based healthcare technology company that provides Web-based electronic data capture (“EDC”) solutions and related value-added services to pharmaceutical and biotechnology companies, clinical research organizations (“CROs”), academic research institutions and other clinical trial sponsors. TrialMaster®, our Internet-based software, allows clinical trial sponsors and investigative sites to securely collect, validate, transmit, and analyze clinical study data including patient histories, patient dosing, adverse events, and other clinical trial information. At every research site, clinical research data is entered electronically. All participants in the clinical trial process are connected and have access to the data in real time. Clinical trial sponsors can review, monitor, and analyze the data remotely and in real time.

Our principal offices are located at 2101 Commercial Blvd, Suite 4000, Ft. Lauderdale, Florida, 33309, and our telephone number is 954-473-1254. We are a Delaware corporation. Our fiscal year-end is December 31. The information contained on our website is not part of this prospectus.

When used in this prospectus, the terms “OmniComm Systems,” “ we,” “our,” and “us” refers to OmniComm Systems, Inc., a Delaware corporation, and our subsidiaries.

The Offering

Common stock offered by the selling stockholders:

Up to 36,516,808 shares of our common stock, consisting of:

•	13,486,000 shares of common stock issuable upon conversion of Series C Preferred Stock,

•	20,996,958 shares of common stock currently outstanding;

•	543,000 shares of common stock issuable upon exercise of warrants, and

•	1,490,850 shares of common stock issuable upon exercise of Placement Agent Unit Options.

Common stock outstanding:

Prior to the offering: 56,089,659 shares.

After the offering: 71,609,509 shares (1).

OTC Bulletin Board Trading Symbol: OMCM

(1) Assumes the issuance of 15,519,850 shares of common stock, being registered hereby, upon the conversion of the Series C Preferred Stock, and exercise of warrants and Placement Agent Unit Options by the selling stockholders.

SELECTED FINANCIAL DATA

The following summary of our financial information has been derived from our audited financial statements for December 31, 2005 and December 31, 2006 and unaudited financial statements dated March 31, 2007 that are included in this prospectus.

Statement of Operations Data:

	(unaudited)	(unaudited)
	Three Months Ended March 31, 2007	Three Months Ended March 31, 2006	Year Ended December 31, 2005	Year Ended December 31, 2006
Revenues	$822,251	$519,511	$1,753,976	$2,763,039

Cost of Sales	$214,086	$183,961	$387,262	$969,323

Gross Margin	$608,165	$335,550	$1,366,714	$1,793,716

Total Operating Expenses	$1,790,261	$997,089	$2,696,203	$5,525,422

Net Loss Attributable to Common Stockholders	$1,329,900	$866,963	$(2,224,933)	$(4,764,498)

Net Loss Per Share	$(0.03)	$(0.03)	$(0.09)	$(0.14)

Weighted Number of Shares Outstanding	50,995,631	28,504,522	26,122,694	34,936,930

Balance Sheet Data:

	(unaudited)
	At March 31, 2007		At December 31, 2005	At December 31, 2006
Working Capital (Deficit)	(46,776)		$(1,765,015)	$(2,446,718)

Total Assets	$2,494,381		$283,609	$582,542

Total Current Liabilities	$2,309,942		$2,011,905	$2,813,707

Notes Payable- Long Term	$296,800		$3,194,559	$600,000

Convertible Notes Payable	$100,000		$125,000	$100,000

Shareholders’ Deficit	$(112,361)		$(4,922,856)	$(2,831,165)

RISK FACTORS

An investment in our securities is speculative in nature and involves a high degree of risk. In addition to the other information contained in this prospectus, the following material risk factors should be considered carefully in evaluating us and our business before purchasing our securities.

WE HAVE A HISTORY OF LOSSES AND AN ACCUMULATED DEFICIT. WE ANTICIPATE CONTINUING FUTURE LOSSES. WE MAY NEVER ACHIEVE OR MAINTAIN PROFITABILITY.

We incurred net losses of $4,764,498 and $2,224,933 for the years ended December 31, 2006 and 2005, respectively, and $1,329,900 for the three months ended March 31, 2007. At March 31, 2007, we had an accumulated deficit of approximately $33,154,805 and a working capital deficit of approximately $46,776. We expect net losses and negative cash flow for the foreseeable future until such time as we can generate sufficient revenues to achieve profitability. We expect our operating cash flows to improve in fiscal 2007, but we have little control over the timing of contracted projects. We expect our client and contract base to expand and diversify to the point where it meets our on-going operating needs, but this may not happen in the short-term or at all. While we expect to achieve additional revenue through the growth of our business, we cannot assure you that we will generate sufficient revenue to fund our expenses and achieve and maintain profitability in any period.

WE DEPEND PRIMARILY ON THE PHARMACEUTICAL, BIOTECHNOLOGY AND MEDICAL DEVICE INDUSTRIES AND ARE THEREFORE SUBJECT TO RISKS RELATING TO CHANGES IN THESE INDUSTRIES.

Our business depends on the clinical trials conducted or sponsored by pharmaceutical, biotechnology and medical device companies and other entities conducting clinical research. General economic downturns, increased consolidation or decreased competition in the industries in which these companies operate could result in fewer products under development or decreased pressure to accelerate product approval which, in turn, could materially adversely impact our revenues. Our operating results may also be adversely impacted by other developments that affect these industries generally, including:

•	the introduction or adoption of new technologies or products;

•	changes in third-party reimbursement practices;

•	changes in government regulation or governmental price controls;

•	changes in medical practices;

•	the assertion of product liability claims; and

•	changes in general business conditions.

Any decrease in R & D expenditures or in the size, scope or frequency of clinical trials conducted or sponsored by pharmaceutical, biotechnology or medical device companies or other entities as a result of the foregoing or other factors could materially adversely affect our operations or financial condition.

CHANGES IN REGULATIONS AND REGULATORY GUIDANCE APPLICABLE TO OUR CUSTOMERS OR POTENTIAL CUSTOMERS AND THE APPROVAL PROCESS FOR THEIR PRODUCTS MAY RESULT IN OUR INABILITY TO CONTINUE TO DO BUSINESS.

Demand for our software products, services and hosted solutions is largely a function of regulation and regulatory guidance associated with the approval of new drugs, biological products and medical devices imposed upon the clinical trial process by the U.S. federal government and related regulatory authorities such as the FDA, and by foreign governments. In recent years, efforts have been made to streamline the FDA approval process and coordinate U.S. standards with those of other developed countries. Any change in the scope of applicable regulations and regulatory guidance could alter the type or amount of clinical trial spending or negatively impact interest in our software products, services and hosted solutions. Any regulatory reform that limits or reduces the R & D spending of entities conducting clinical research upon which our business depends could have a material adverse effect on our revenues or gross margins.

In addition, any failure to conform our software products, services and hosted solutions to domestic or international changes in regulations and regulatory guidance applicable to our customers or potential customers and the approval process for their products may result in our inability to continue to do business. Changing our software products, services and hosted solutions to allow our customers to comply with future changes in regulation or regulatory guidance, either domestically or internationally, could cause us to incur substantial costs. We cannot assure you that our product and service offerings will allow our customers and potential customers to stay in compliance with regulations and regulatory guidance as they develop. If our product and service offerings fail to allow our customers and potential customers to operate in a manner that is compliant with applicable regulations and regulatory guidance, clinical trial sponsors and other entities conducting clinical research may be unwilling to use our software products, services and hosted solutions.

IF ENTITIES ENGAGED IN CLINICAL TRIALS DO NOT SHIFT FROM TRADITIONAL PAPER-BASED METHODS OF COLLECTING CLINICAL TRIAL DATA TO ELECTRONIC SYSTEMS, WE MAY NOT ACHIEVE THE MARKET PENETRATION NECESSARY TO OBTAIN OR MAINTAIN PROFITABILITY.

If entities engaged in clinical trials are unwilling to use our EDC solutions or to change the way of collecting clinical trial data, our future growth and market share may be limited. Most clinical trials today rely on pre-printed, three-part paper case report forms for data collection. Our efforts to establish an electronic process to capture clinical trial data are a significant departure from the traditional paper-based methods of collecting clinical trial data. As is typical for new and rapidly evolving industries, customer demand for recently introduced technology is highly uncertain. We may not be successful in persuading entities engaged in clinical trials to change the manner in which they have traditionally collected clinical trial data and to accept our software products, services and hosted solutions. If we fail to convince entities engaged in clinical trials to use our methods of capturing clinical trial data, our revenues may be limited and we may fail to be profitable.

OUR OPERATING RESULTS MAY FLUCTUATE SIGNIFICANTLY AND COULD CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO FALL RAPIDLY AND WITHOUT NOTICE.

Our revenues and operating results are difficult to predict and may fluctuate significantly from quarter to quarter, particularly because of the rapidly evolving market in which we operate and our term license model. Our results of operations in any given quarter will be based on a number of factors, including:

•	the extent to which TrialMaster achieves or maintains market acceptance;

•	our ability to introduce new products and services and enhancements to our existing products and services on a timely basis;

•	the competitive environment in which we operate;

•	the timing of our product sales and the length of our sales and implementation cycles;

•	changes in our operating expenses;

•	our ability to hire and retain qualified personnel;

•	changes in the regulatory environment related to the clinical trial market;

•	the financial condition of our current and potential customers.

A significant portion of our operating expense is relatively fixed in nature and planned expenditures are based in part on expectations regarding future revenues. Accordingly, unexpected revenue shortfalls may decrease our gross margins and could cause significant changes in our operating results from quarter to quarter. Results of operations in any quarterly period should not be considered indicative of the results to be expected for any future period. In addition, our future quarterly operating results may fluctuate and may not meet the expectations of securities analysts or investors. If this occurs, the trading price of our common stock could fall substantially either suddenly or over time.

WE MAY BE REQUIRED TO SPEND SUBSTANTIAL TIME AND EXPENSE BEFORE WE RECOGNIZE A SIGNIFICANT PORTION OF THE REVENUES, IF ANY, ATTRIBUTABLE TO OUR CUSTOMER CONTRACTS.

The sales cycle for some of our software solutions frequently takes six months to a year or longer from initial customer contact to contract execution. During this time, we may expend substantial time, effort and financial resources without realizing any revenue with respect to the potential sale. In addition, in the case of our hosted EDC solutions, we do not begin recognizing revenue until implementation cycles are complete. Moreover, while we begin recognizing revenue upon completion of the scope of work detailed in our contracts, it may be difficult for us to rapidly increase our revenue through additional sales in any period, as revenue from new customers is recognized over the applicable license term, typically three months to five years. As a result, we may not recognize significant revenues, if any, from some customers despite incurring considerable expense related to our sales and implementation process. Even if we do realize revenues from a contract, our pricing model may keep us from recognizing a significant portion of these revenues during the same period in which sales and implementation expenses were incurred. Those timing differences could cause our gross margins and profitability to fluctuate significantly from quarter to quarter. Similarly, a decline in new or renewed client contracts in any one quarter will not necessarily be fully reflected in the revenue in that quarter and may negatively affect our revenue in future quarters. This could cause our operating results to fluctuate significantly from quarter to quarter.

THE LOSS OF ONE OR MORE MAJOR CUSTOMERS COULD MATERIALLY AND ADVERSELY AFFECT OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

Our top five customers accounted for approximately 53% of our revenues during 2006 and approximately 54% of our revenues during 2005. Three customers accounted individually for 10% or more of our revenues during 2005. One customer accounted individually for 10% or more of our revenues during 2006. These customers can terminate our services at any time. The loss of any of our major customers could have a material adverse effect on our results of operations or financial condition. We may not be able to maintain our customer relationships, and our customers may not renew their agreements with us, which could adversely affect our results of operations or financial condition. A significant change in the liquidity or financial position of any of these customers could also have a material adverse effect on the collectibility of our accounts receivables, our liquidity and our future operating results.

WE COULD INCUR SUBSTANTIAL COSTS RESULTING FROM PRODUCT LIABILITY CLAIMS RELATING TO OUR PRODUCTS OR SERVICES OR OUR CUSTOMERS’ USE OF OUR PRODUCTS OR SERVICES.

Any failure or errors in a customer’s clinical trial or adverse event reporting obligations caused or allegedly caused by our products or services could result in a claim for substantial damages against us by our customers or the clinical trial participants, regardless of our responsibility for the failure. Although we are entitled to indemnification under our customer contracts against claims brought against us by third parties arising out of our customers’ use of our products, we might find ourselves entangled in lawsuits against us that, even if unsuccessful, divert our resources and energy and adversely affect our business. Further, in the event we seek indemnification from a customer, we cannot assure you that a court will enforce our indemnification right if challenged by the customer obligated to indemnify us or that the customer will be able to fund any amounts for indemnification owed to us. We also cannot assure you that our existing general liability insurance coverage will continue to be available on reasonable terms or will be available in amounts sufficient to cover one or more large claims, or that the insurer will not disclaim coverage as to any future claim.

WE AND OUR PRODUCTS AND SERVICES COULD BE SUBJECTED TO GOVERNMENTAL REGULATION, REQUIRING US TO INCUR SIGNIFICANT COMPLIANCE COSTS OR TO CEASE OFFERING OUR PRODUCTS AND SERVICES.

The clinical trial process is subject to extensive and strict regulation by the FDA, as well as other regulatory authorities worldwide. Our electronic data capture, management and adverse event reporting products and services could be subjected to state, federal and foreign regulations. We cannot assure you that our products and service offerings will comply with applicable regulations and regulatory guidelines as they develop. If our products or services fail to comply with any applicable government regulations or guidelines, we could incur significant liability or be forced to cease offering our applicable products or services. Also, conforming our products and services to any applicable regulations and guidelines could substantially increase our operating expenses.

IF WE ARE UNABLE TO RETAIN OUR PERSONNEL AND HIRE ADDITIONAL SKILLED PERSONNEL, WE MAY BE UNABLE TO ACHIEVE OUR GOALS.

Our future success depends upon our ability to attract, train and retain highly skilled employees and contract workers, particularly our management team, sales and marketing personnel, professional services personnel and software engineers. Each of our executive officers and other employees could terminate his or her relationship with us at any time. The loss of any member of our management team might significantly delay or prevent the achievement of our business or development objectives and could materially harm our business. In addition, because of the technical nature of our software products, services and hosted solutions and the dynamic market in which we compete, any failure to attract and retain qualified direct sales, professional services and product development personnel, as well as our contract workers, could have a material adverse affect on our ability to generate sales or successfully develop new software products, services and hosted solutions or software enhancements.

WE FACE INTENSE COMPETITION AND WILL HAVE TO COMPETE FOR MARKET SHARE.

There can be no assurance that our products will achieve or maintain a competitive advantage. There are currently a number of companies who market services and products for Web-based clinical trial data collection. Barriers to entry on the Internet are relatively low, and we expect competition to increase significantly in the future. We face competitive pressures from numerous actual and potential competitors, both online and offline, many of which have longer operating histories, greater brand name recognition, larger customer bases and significantly greater financial, technical and marketing resources than we do. We cannot assure you that the Web-based clinical trials maintained by our existing and potential competitors will not be perceived by clinical trial sponsors as being superior to ours.

WE MAY BE UNABLE TO PREVENT COMPETITORS FROM USING OUR INTELLECTUAL PROPERTY, AND WE WOULD FACE POTENTIALLY EXPENSIVE LITIGATION TO ASSERT OUR RIGHTS AND TO DEFEND OURSELVES AGAINST PATENT OR OTHER INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS ASSERTED BY OTHERS. IF WE CANNOT PROTECT OUR PROPRIETARY INFORMATION, WE MAY LOSE A COMPETITIVE ADVANTAGE AND SUFFER DECREASED REVENUES AND CASH FLOW.

We are dependent, in part, on proprietary data, analytical computer programs and methods and related know-how for our day-to-day operations. We rely on a combination of confidentiality agreements, contract provisions and trade secret laws to protect our proprietary rights. Although we intend to protect our rights vigorously, there can be no assurance we will be successful in protecting our proprietary rights. If we are unable to protect our proprietary rights, or if our proprietary information and methods become widely available, we may lose any ability to obtain or maintain a competitive advantage within our market niche.

FAILURE TO ADAPT TO EVOLVING TECHNOLOGIES AND USER DEMANDS COULD RESULT IN THE LOSS OF USERS.

To be successful, we must adapt to rapidly changing technologies and user demands by continuously enhancing our products and services and introducing new products and services. If we need to modify our products and services or infrastructure to adapt to changes affecting clinical trials, we could incur substantial development or acquisition costs. As described below, we will be dependent upon the availability of additional financing to fund these development and acquisition costs. If these funds are not available to us, and if we cannot adapt to these changes, or do not sufficiently increase the features and functionality of our products and services, our users may switch to the product and service offerings of our competitors.

A SYSTEM FAILURE COULD RESULT IN SIGNIFICANTLY REDUCED REVENUES.

Any system failure, including network, software or hardware failure that causes an interruption in our service could affect the performance of our TrialMaster software and result in reduced revenues. The servers that host our software are backed-up by remote servers, but we cannot be certain that the back-up servers will not fail or cause an interruption in our service. Clinical trial data could also be affected by computer viruses, electronic break-ins or other similar disruptions. Our users will depend on Internet service providers, online service providers and other web site operators for access to our products. Each of these providers may have experienced significant outages in the past and could experience outages, delays and other difficulties due to system failures unrelated to our systems. Further, our systems are vulnerable to damage or interruption from fire, flood, power loss, telecommunications and/or power failure, break-ins, hurricanes, earthquake and similar events. Regionalized power loss caused by hurricanes or other storms if occurring over a long period of time could adversely impact our ability to service our clients. Our insurance policies have low coverage limits and may not adequately compensate us for any such losses that may occur due to interruptions in our service.

WE MAY BE UNABLE TO ADEQUATELY DEVELOP OUR SYSTEMS, PROCESSES AND SUPPORT IN A MANNER THAT WILL ENABLE US TO MEET THE DEMAND FOR OUR SERVICES.

Our future success will depend on our ability to develop effectively the infrastructure, including additional hardware and software, and implement the services, including customer support, necessary to meet the demand for our services. In the event we are not successful in developing the necessary systems and implementing the necessary services on a timely basis, our revenues could be adversely affected, which would have a material adverse affect on our financial condition.

FAILURE TO MANAGE OUR RAPID GROWTH EFFECTIVELY COULD HARM OUR BUSINESS.

We have been experiencing a period of growth that has placed a significant strain on our operational and financial resources and our personnel. To manage our anticipated future growth effectively, we must continue to maintain and may need to enhance our information technology infrastructure, financial and accounting systems and controls and manage expanded operations in geographically distributed locations. We also must attract, integrate, train and retain a significant number of qualified sales and marketing personnel, professional services personnel, software engineers and other management personnel. Our failure to manage our rapid growth effectively could have a material adverse effect on our business, operating results or financial condition.

IN THE COURSE OF CONDUCTING OUR BUSINESS, WE POSSESS OR COULD BE DEEMED TO POSSESS PERSONAL MEDICAL INFORMATION IN CONNECTION WITH THE CONDUCT OF CLINICAL TRIALS, WHICH IF WE FAIL TO KEEP PROPERLY PROTECTED, COULD SUBJECT US TO SIGNIFICANT LIABILITY.

Our software solutions are used to collect, manage and report information in connection with the conduct of clinical trails. This information is or could be considered to be personal medical information of the clinical trial participants. Regulation of the use and disclosure of personal medical information is complex and growing. Increased focus on individuals’ rights to confidentiality of their personal information, including personal medical information, could lead to an increase of existing and future legislative or regulatory initiatives giving direct legal remedies to individuals, including rights to damages, against entities deemed responsible for not adequately securing such personal information. In addition, courts may look to regulatory standards in identifying or applying a common law theory of liability, whether or not that law affords a private right of action. Since we receive and process personal information of clinical trial participants from our customers, there is a risk that we could be liable if there were a breach of any obligation to a protected person under contract, standard of practice or regulatory requirement. If we fail to properly protect this personal information that is in our possession or deemed to be in our possession, we could be subjected to significant liability.

OUR FINANCIAL STATEMENTS CONTAIN A GOING CONCERN QUALIFICATION.

Because of our significant operating losses, accumulated deficit and the uncertainty as to our ability to secure additional financing, the report of our independent auditors on our consolidated financial statements for the year ended December 31, 2006 contained an explanatory paragraph indicating there is substantial doubt about our ability to continue as a going concern.

WE WILL LIKELY NEED ADDITIONAL FINANCING, THE TERMS OF WHICH MAY BE UNFAVORABLE TO OUR THEN EXISTING STOCKHOLDERS.

Our plan of operations will require us to raise additional working capital if our revenue projections are not realized, and even if our projections are realized, we may need to raise additional financing to meet our ongoing obligations. In addition, we may also need to raise additional funds to meet known needs or to respond to future business contingencies, which may include the need to:

•	fund more rapid expansion;

•	fund additional capital or marketing expenditures;

•	develop new or enhanced features, services and products;

•	enhance our operating infrastructure;

•	respond to competitive pressures; or

•	acquire complementary businesses or necessary technologies.

If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders will be reduced, and these newly issued securities may have rights, preferences or privileges senior to those of existing stockholders or debt holders. We cannot assure you that additional financing will be available on terms favorable to us, or at all. If adequate funds are not available or are not available on acceptable terms, our ability to fund our operations, repay our outstanding debt obligations and remain in business may be significantly limited.

FUTURE SALES OF SHARES BY EXISTING STOCKHOLDERS AS WELL AS THE ISSUANCE OF ADDITIONAL SHARES OF OUR COMMON STOCK COULD RESULT IN A DECLINE IN THE MARKET PRICE OF THE STOCK.

As of the date of this prospectus, we had 56,089,659 shares of common stock issued and outstanding and 29,962,669 shares issuable upon the conversion of preferred stock or convertible notes, or exercise of warrants, options or Placement Agent Unit Options. Of these shares, 41,006,957 are, or will be upon issuance, eligible for resale pursuant to Rule 144 or this registration statement. In general, Rule 144 permits a shareholder who has owned restricted shares for at least one year, to sell without registration, within a three-month period, up to one percent of our then outstanding common stock. In addition, shareholders other than our officers, directors or 5% or greater shareholders who have owned their shares for at least two years may sell them without volume limitation or the need for our reports to be current.

We cannot predict the effect, if any, that market sales of common stock or the availability of these shares for sale will have on the market price of the shares from time to time. Nevertheless, the possibility that substantial amounts of common stock may be sold in the public market could adversely affect market prices for the common stock and could damage our ability to raise capital through the sale of our equity securities.

THE EXERCISE OF OUTSTANDING OPTIONS AND WARRANTS AND THE CONVERSION OF OUTSTANDING SHARES OF PREFERRED STOCK AND CONVERTIBLE PROMISSORY NOTES WILL BE DILUTIVE TO OUR EXISTING STOCKHOLDERS.

As of the date of this prospectus, we had a total of 11,666,520 shares of our common stock underlying options, warrants and other convertible securities and 18,296,149 shares of common stock underlying convertible preferred stock. The exercise of these warrants and options and/or the conversion of these convertible securities will have a dilutive effect on our existing stockholders.

THERE IS ONLY A LIMITED TRADING MARKET FOR OUR COMMON STOCK.

There is a limited trading market for our common stock. We cannot predict the extent to which investor interest in us will lead to the development of an active trading market or how liquid that trading market might become. If a liquid trading market does not develop or is not sustained, investors may find it difficult to dispose of shares of our common stock and may suffer a loss of all or a substantial portion of their investment in our common stock.

FLUCTUATIONS IN OUR OPERATING RESULTS MAY ADVERSELY AFFECT OUR STOCK PRICE.

Historically, there has been volatility in the market price for our common stock. Our quarterly operating results, changes in general conditions in the economy, the financial markets or our industry segment, or other developments affecting us or our competitors, could cause the market price of our common stock to fluctuate substantially. We expect to experience significant fluctuations in our future quarterly operating results due to a variety of factors. Factors that may adversely affect our quarterly operating results include:

•	the announcement or introduction of new products by us and our competitors;

•	our ability to retain existing clients and attract new clients at a steady rate, and maintain client satisfaction;

•	the amount and timing of operating costs and capital expenditures relating to expansion of our business and operations;

•	government regulation; and

•	general economic conditions and economic conditions specific to the clinical trials industry.

As a result of these factors, in one or more future quarters, our operating results may fall below the expectations of securities analysts and investors, which could result in a decrease in the trading price of our common stock.

BECAUSE OUR STOCK CURRENTLY TRADES BELOW $5.00 PER SHARE, AND IS QUOTED ON THE OTC BULLETIN BOARD, OUR COMMON STOCK IS CONSIDERED A “PENNY STOCK” WHICH CAN ADVERSELY EFFECT ITS LIQUIDITY.

If our common stock continues to be quoted on the OTC Bulletin Board, and the trading price of our common stock remains less than $5.00 per share, our common stock is considered a “penny stock,” and trading in our common stock is subject to the requirements of Rule 15g-9 under the Securities Exchange Act of 1934. Under this rule, broker/dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements. The broker/dealer must make an individualized written suitability determination for the purchaser and receive the purchaser’s written consent prior to the transaction.

The Securities and Exchange Commission regulations also require additional disclosure in connection with any trades involving a “penny stock,” including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and its associated risks. These requirements severely limit the liquidity of securities in the secondary market because few broker or dealers are likely to undertake these compliance activities. In addition to the applicability of the penny stock rules, other risks associated with trading in penny stocks could also be price fluctuations and the lack of a liquid market.

PROVISIONS OF OUR ARTICLES OF INCORPORATION AND BY-LAWS MAY DELAY OR PREVENT A TAKE-OVER WHICH MAY NOT BE IN THE BEST INTERESTS OF OUR COMMON STOCKHOLDERS.

Provisions of our articles of incorporation and by-laws may be deemed to have anti-takeover effects, which include when and by whom special meetings of our stockholders may be called, and may delay, defer or prevent a takeover attempt. In addition, our articles of incorporation authorize the issuance of up to 10,000,000 shares of preferred stock with such rights and preferences as may be determined from time to time by our Board of Directors, of which 4,602,374 shares are currently issued and outstanding. Our Board of Directors may, without stockholder approval, issue additional series of preferred stock with dividends, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of our common stock.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2007. The table should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. This table does not give effect to:

•	the issuance of up to 8,824,270 shares of our common stock in the event stock options that have been granted are exercised;

•	the issuance of up to 3,028,350 shares of our common stock in the event that outstanding common stock purchase warrants are exercised;

•	the issuance of 18,296,149 shares of our common stock in the event that outstanding shares of 5% Series A, Series B and Series C Preferred Stock are exercised;

•	the issuance of 993,900 shares of our common stock in the event certain Placement Agent Unit Options granted to the placement agent of the Series C Preferred Stock are exercised; or

•	the issuance of up to 80,000 shares of common stock in the event that the outstanding 10% convertible notes are converted by the noteholders.

(unaudited)
March 31, 2007
TOTAL LIABILITIES	$2,606,742
SHAREHOLDERS’ EQUITY (DEFICIT)

Undesignated preferred stock - $.001 par value. 4,022,500 shares authorized, -0- shares issued and outstanding	-0-

Series B preferred stock, - $.001 par value, 230,000 shares authorized, 50,000 issued and outstanding; liquidation preference $50,000	50

Series C preferred stock, - $.001 par value, 747,500 shares authorized, 337,150 issued and outstanding; liquidation preference $3,371,500	337

5% Series A preferred stock - $0.001 par value, 5,000,000 shares authorized; 4,215,224 issued and outstanding; liquidation preference $4,215,224	4,215

Common stock – 150,000,000 shares authorized, 56,157,227 shares issued and outstanding, after deducting 773,878 shares of treasury stock, at $.001 par value	56,882
Additional paid in capital – preferred	7,703,502
Additional paid in capital – common	25,642,581

Accumulated other comprehensive loss	$(13,262)
Less: Treasury stock, cost method, 773,878 shares	(351,861)
Accumulated deficit	(33,154,805)

TOTAL SHAREHOLDERS’ EQUITY (DEFICIT)	$(112,361)

USE OF PROCEEDS

We will not receive any proceeds upon the sale of shares of common stock by the selling stockholders.

This prospectus covers resales of shares of common stock currently issued and outstanding, and issuable upon exercise of Placement Agent Unit Options and common stock purchase warrants, and conversion of Series C Preferred Stock. The terms of the Placement Agent Unit Options and common stock purchase warrants include a cashless exercise provision. If, and when the Placement Agent Unit Options and common stock purchase warrants are exercised by the selling stockholders without using the cashless exercise, the proceeds of $248,475 and $124,238, respectively, from the exercise shall be used for general working capital purposes. If, and when the Placement Agent Unit Options and common stock purchase warrants are exercised by the selling stockholders using the cashless exercise we will not receive any proceeds from the exercises.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is traded on a limited basis on the OTC Bulletin Board under the symbol OMCM. The following table sets forth the range of high and low closing prices for our common stock as reported by the OTC Bulletin Board for the periods indicated. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions. The quotation of our common stock on the OTC Bulletin Board does not assure that a meaningful, consistent and liquid market for such securities currently exists.

	High	low
Fiscal 2007
1st Quarter	$0.63	$0.48

Fiscal 2006
1st Quarter	$0.54	$0.40
2nd Quarter	$0.59	$0.54
3rd Quarter	$0.56	$0.50
4th Quarter	$0.52	$0.48

Fiscal 2005
1st Quarter	$0.26	$0.18
2nd Quarter	$0.27	$0.24
3rd Quarter	$0.35	$0.24
4th Quarter	$0.40	$0.29

On May 25, 2007, the closing price of our common stock as reported on the OTC Bulletin Board was $0.60. At May 25, 2006, we had approximately 400 shareholders of record; however, we believe that we have in excess of 1,000 beneficial owners of our common stock.

Dividend Policy

Holders of our common stock are entitled to cash dividends when, and as may be declared by the Board of Directors. We have never declared or paid any cash dividends on our common stock. We currently expect to retain future earnings, if any, to finance the growth and development of our business and we do not anticipate that any cash dividends will be paid in the foreseeable future. Our future payment of dividends will be subject to the discretion of our Board of Directors and will depend on our earnings, capital requirements, expansion plans, financial condition and other relevant factors. We are currently restricted under Delaware corporate law from declaring any cash dividends due to our current working capital and stockholders’ deficit. There can be no assurance that cash dividends of any kind will ever be paid.

A special note about penny stock rules

The Securities and Exchange Commission has adopted regulations which generally define a “penny stock” to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Our common stock should be considered to be a penny stock. A penny stock is subject to rules that impose additional sales practice requirements on broker/dealers who sell these securities to persons other than established customers and accredited investors. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of these securities. In addition, he must receive the purchaser’s written consent to the transaction prior to the purchase. He must also provide certain written disclosures to the purchaser. Consequently, the penny stock rules may restrict the ability of broker-dealers to sell our securities, and may negatively affect the ability of holders of shares of our common stock to sell them.

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth securities authorized for issuance under equity compensation plans, including individual compensation arrangements, under our 1998 Incentive Stock Plan as of December 31, 2006.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
1998 Stock Incentive Plan	8,824,270	$0.38	3,675,730

Total	8,824,270	$0.38	3,673,730

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

Statements contained in this prospectus that are not historical fact are “forward looking statements”. These statements can often be identified by the use of forward-looking terminology such as “estimate”, “project”, “believe”, “expect”, “may”, “will”, “should”, “intends”, or “anticipates” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. We wish to caution the reader that these forward-looking statements, such as statements relating to expectations as to operations and operational improvements; expectations as to revenue growth and earnings; the time by which certain objectives will be achieved; estimates of costs; and other matters contained in this prospectus regarding matters that are not historical facts, are only predictions. No assurance can be given that plans for the future will be consummated or that the future results indicated, whether expressed or implied, will be achieved. While sometimes presented with numerical specificity, these plans and projections and other forward-looking statements are based upon a variety of assumptions, which we consider reasonable, but which nevertheless may not be realized. Because of the number and range of the assumptions underlying our projections and forward-looking statements, many of which are subject to significant uncertainties and contingencies that are beyond our reasonable control, some of the assumptions inevitably will not materialize, and unanticipated events and circumstances may occur subsequent to the date of this prospectus. Therefore, our actual experience and results achieved during the period covered by any particular projections or forward-looking statements may differ substantially from those projected. Consequently, the inclusion of projections and other forward- looking statements should not be regarded as a representation by us or any other person that these plans will be consummated or that estimates and projections will be realized, and actual results may vary materially. There can be no assurance that any of these expectations will be realized or that any of the forward-looking statements contained herein will prove to be accurate. We assume no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, and no inference should be drawn that we will make any updates with respect thereto. For any forward-looking statements contained in this prospectus, we claim protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

Overview

We are a healthcare technology company that provides electronic data capture (“EDC”) solutions and related value-added services to pharmaceutical and biotechnology companies, clinical research organizations (“CRO”), and other clinical trial sponsors via our Web-based software, TrialMaster. TrialMaster allows clinical trial sponsors and investigative sites to securely collect, validate, transmit, and analyze clinical study data including patient histories, patient dosing, adverse events, and other clinical trial information. All of our personnel are involved in the development, marketing or support of TrialMaster and its related products.

During fiscal 2007, the Company will seek to execute its operating strategy. The primary focus of our strategy includes:

•	Expanding our business model by offering our software solution, TrialMaster, on a licensed basis in addition to our existing hosted-services solutions;

•	Expanding our sales and marketing efforts to include larger pharmaceutical, CRO and governmental clinical trial sponsors who will be attracted to our licensed, technology-transfer business model;

•	Stimulating demand by providing clinical trial Sponsors with high value EDC;

•	Emphasizing low operating costs;

•	Continuing to provide EDC services to small and midsize Pharma, Bio-Tech, Medical Device Companies and CROs; and

•	Differentiation through service.

A crucial success factor in the EDC industry is the overall penetration of our industry into the domestic and international clinical trial market. CenterWatch, an industry publication, estimates that as of 2004 approximately 25% of clinical trials are conducted with the use of EDC. CenterWatch estimates that U.S. clinical R & D was at $31.5 billion in 2005. Based on a 2002 CenterWatch report approximately 8.5% of total R & D costs are spent on data management. Our operating focus is first to increase our sales and marketing capabilities and penetration rate and secondly, to continue developing and improving TrialMaster to ensure our services and products remain an attractive, high-value EDC choice.

Our ability to compete within the EDC industry is predicated on our ability to continue enhancing and broadening the scope of solutions offered through TrialMaster. Our R & D efforts are focused on developing new, complementary software solutions, as well as enhancing our existing software solutions through the addition of increased functionality. During the first three months of fiscal 2007 and 2006, we spent approximately $194,751 and $107,676 respectively, on R & D activities, the majority of which represented salaries to our developers which include costs associated with customization of the TrialMaster software for our client’s projects.

Results of Operations

The Three Months ended March 31, 2007 Compared with the Three-Months ended March 31, 2006

A summarized version of our results of operations for the three-months ended March 31, 2007 and March 31, 2006 is included in the table below.

Summarized Statement of Operations

	For the three months ended March 31,
	2007	% of Revenues	2006	% of Revenues	$ Change	% Change
Total revenues	$822,251		$519,511		$302,740	58.3%

Cost of sales	214,086	26.0%	183,961	35.4%	30,125	16.4%

Gross margin	608,165	74.0%	335,550	64.6%	272,615	81.2%
Salaries, benefits and related taxes	1,296,044	157.6%	726,118	139.8%	569,926	78.5%
Travel	39,923	4.9%	26,612	5.1%	13,311	50.0%
Selling, general and administrative	147,980	18.0%	55,358	10.7%	92,622	167.3%
Bad debt expense	—	0.0%	—	0.0%	—	N/M
Depreciation and amortization	19,574	2.4%	6,955	1.3%	12,619	181.4%

Total Operating Expenses	1,790,261	217.7%	997,089	191.9%	793,172	79.5%

Operating income (loss)	(1,182,096)	-143.8%	(661,539)	-127.3%	(520,557)	78.7%
Interest Expense	23,608	2.9%	75,755	14.6%	(52,147)	-68.8%
Interest income	2,810	0.3%	—	0.0%	2,810	N/M

(Loss) before income taxes and dividends	(1,202,894)	-146.3%	(737,294)	-141.9%	(465,600)	63.1%
Income tax expense (benefit)	-0-	0.0%	-0-	0.0%	-0-	N/M

Net (loss)	(1,202,894)	-146.3%	(737,294)	-141.9%	(465,600)	63.1%
Total preferred stock dividends	(127,006)	-15.4%	(129,669)	-25.0%	2,663	-2.1%

Net (loss) attributable to common stockholders	$(1,329,900)	-161.7%	$(866,963)	-166.9%	$(462,937)	53.4%

Results of Operations

Revenues for the three-months ended March 31, 2007 were $822,251 compared to $519,511 for the three-months ended March 31, 2006, an increase of 58.3%. The revenue increase can be attributed to a 47% increase in projects under management. Additionally, the average project initiated during the year-ended March 31, 2007 was approximately 24% larger than the trials initiated during the three-month period ended March 31, 2006. Industry acceptance of EDC continues to increase and CenterWatch, an industry trade group, estimates that EDC use in 2004 was an estimated 25% of clinical trials. TrialMaster is currently sold primarily as an application service provider (“ASP”) that provides EDC and other services such as an enterprise management suite which assists its clients in the pharmaceutical, biotechnology and medical device industries in accelerating the completion of clinical trials. As we continue developing TrialMaster and our client relationships mature we expect some of our clients to deploy TrialMaster on a licensed, rather than ASP hosted basis. TrialMaster contracts provide for pricing that is based on both the size and duration of the clinical trial. Size parameters include the number of case report forms used to collect data and the number of sites utilizing TrialMaster. The client will pay a trial setup fee based on the previously mentioned factors, and then pay an on-going maintenance fee for the duration of the clinical trial that provides software, network and site support during the trial. During the three-month period ended March 31, 2007 approximately 65.8% of revenues was generated by trial setup activities, 27.2% was generated from on-going maintenance fees and approximately 7.0% was generated from fees charged for changes to on-going clinical trial engagements. During the three-month period ended March 31, 2006 we generated 71.3% of revenues from setup fees, 19.5% from on-going maintenance fees and 9.2% from project change orders. Generally, our contracts will range in duration from one month to several years. Setup fees are generally earned prior to the inception of a trial, however, the revenues will be recognized in accordance with SEC Staff Accounting Bulletin No. 104 “Revenue Recognition” which requires that the revenues be recognized ratably over the life of the contract. The maintenance fee revenues are earned and recognized monthly. Costs associated with contract revenues are recognized as incurred.

Our top five customers accounted for approximately 60% of our revenues during the three-month period ended March 31, 2007 and approximately 48% of our revenues during the three-month period ended March 31, 2006. Three customers accounted individually for 10% or more of our revenues during three-month period ended March 31, 2007. The loss of any of these contracts or these customers in the future could adversely affect our results of operations.

Cost of goods sold increased to $214,086 for the three month period ended March 31, 2007 compared to $183,961 for the three month period ended March 31, 2006, an increase of 16.4%. Cost of goods sold were approximately 26.0% of sales for the three-month period ended March 31, 2007 compared to 35.4% for the three-month period ended March 31, 2006. Cost of goods sold relates primarily to salaries and related benefits associated with the programmers, developers and systems analysts producing clinical trials on behalf of our clients. Salaries increased during 2007 due to the addition of one additional programmer and a training specialist as part of our trial operations.

We expect to increase development programming labor costs on an absolute basis as our trial revenues increase. We expect our cost of goods sold to approximate 25% of sales during fiscal 2007. We expect to continue to increase follow-on engagements from existing clients and expect to increase the CRO portion of our client base. In addition, we expect the cost of service for our licensing business model to approximate 25% of revenues. We expect the current version of TrialMaster, (V4.0), to increase the efficiency of trial building operations by 20 to 25%. V4.0 of TrialMaster is being designed using Microsoft’s .Net framework. Microsoft® .NET is described by Microsoft as a set of software technologies for connecting information, people, systems, and devices. This new generation of technology is based on Web services—small building-block applications that can connect to each other as well as to other, larger applications over the Internet.

Salaries and related expenses are our biggest expense at 72.4% of total Operating Expenses for the three month period ended March 31, 2007 compared with 72.8% of total Operating Expenses for the three month period ended March 31, 2006. Salaries and related expenses totaled $1,296,044 for the three month period ended March 31, 2007 compared to $726,118 for the three month period ended March 31, 2006, an increase of 78.5%. During the three months ended March 31, 2007 and March 31, 2006 we incurred approximately $173,100 and $163,545, in salary expense, respectively, in connection with our adoption of SFAS No. 123(R), Share-Based Payment, which establishes standards for transactions in which an entity exchanges its equity instruments for goods or services. This standard requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. We expect that the adoption of SFAS 123R will continue to have an impact on our results of operations in the future. We currently employ approximately 37 employees out of our Fort Lauderdale, Florida corporate office and have eight out-of-state employees. We expect to increase personnel within our production, project management and quality analysis functions in concert with anticipated increases in TrialMaster clients during fiscal 2007. We anticipate that the commercialization of our licensed TrialMaster product will require the addition of employees who will provide installation, implementation, training and other consulting services associated with the transfer of our TrialMaster technology on a licensed basis. We expect that the costs incurred related to the technology transfers of TrialMaster on a licensed basis will be offset by the revenues generated from these sales. We will look to selectively add experienced sales and marketing personnel in fiscal 2007 in an effort to increase our market penetration and to continue broadening our client base.

Rent and related expenses increased by $26,258 during the three month period ended March 31, 2007 when compared to the three-month period ended March 31, 2006. We entered into a corporate office lease in May 2006 that runs through April 2011. In December 2001, we established a disaster recovery site at an IBM owned Co-Location facility in Atlanta, Georgia and will continue utilizing this facility for the foreseeable future since it is designed to ensure 100% production system up-time and to provide system redundancy. In August 2006, we entered into a lease with Gold Coast 1-Vault in the Ft. Lauderdale, Florida area. This facility provides us with disaster recovery and business continuity services for our operations. This lease expires in August 2008.

Legal and professional fees totaled $66,849 for the three month period ended March 31, 2007 compared with $22,715 for the three month period ended March 31, 2006, an increase of approximately $44,134. We recorded $22,500 in financial advisory fees during the three months ended March 31, 2007 compared with $0 for the three months ended March 31, 2006. Professional fees include fees paid to our auditors for services rendered on a quarterly and annual basis in connection with out SEC filings and fees paid to our attorneys in connection with representation in matters involving litigation or for services rendered to us related to securities and SEC related matters. We expect legal and professional fees to increase during fiscal 2007 in connection with our project aimed at ensuring timely compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

Selling, general and administrative expenses (“SGA”) were $147,980 for the three month period ended March 31, 2007 compared to $55,358 for the three month period ended March 31, 2006, an increase of 167.3%. These expenses relate primarily to costs incurred in running our office day-to-day and other costs not directly related to other captioned items in our income statement, and include the cost of office equipment and supplies, the costs of attending conferences and seminars and other expenses incurred in the normal course of business. The Company increased its marketing, sales and advertising expenditures by $64,632 for the three month period ended March 31, 2007 from $12,947 for the three month period ended March 31, 2006 to $77,579 for the three month period ended March 31, 2007, an increase of approximately 499.2%. We expect SGA expenses to continue increasing as we intensify and extend our selling and marketing efforts.

Interest expense was $23,608 during the three month period ended March 31, 2007 compared to $75,755 for the three-month period ended March 31, 2006, a decrease of $52,147 or 68.8%. The decrease can be attributed to the conversion of long-term debt we effected over the course of the last four calendar months. An aggregate of $2,924,260 in promissory notes were converted into shares of our common stock in December 2006. The interest expense savings associated with these conversions will be approximately $263,000 in fiscal 2007. An aggregate of $926,782 in promissory notes were converted into shares of our common stock in March 2007. The interest expense savings associated with these conversions will be approximately $66,000 in fiscal 2007.

We evaluate the cost of capital available to us in combination with our overall capital structure in deciding what financing best fulfills our short and long-term capital needs. During the three-month period ended March 31, 2007 we issued $211,800 in promissory notes. During the three-month period ended March 31, 2006 we issued $100,000 in promissory notes.

There were arrearages of $50,637 in 5% Series A Preferred Stock dividends, $9,863 in Series B Preferred Stock dividends and $66,506 in Series C Preferred Stock dividends for the three month period ended March 31, 2007, compared with arrearages of $50,637 in 5% Series A Preferred Stock dividends, $12,526 in Series B Preferred Stock dividends and $66,506 in Series C Preferred Stock dividends for the three month period ended March 31, 2006. We deducted $127,006 and $129,669 from Net Income (Loss) Attributable to Common Stockholders’ for the three-month periods ended March 31, 2007 and March 31, 2006, respectively, relating to undeclared Series A, B and C Convertible Preferred Stock dividends.

The Year-ended December 31, 2006 Compared With the Year-ended December 31, 2005

A summarized version of our results of operations for the years ended December 31, 2006 and December 31, 2005 is included in the table below.

Summarized Statement of Operations

	For the years ended December 31
	2006	% of Revenues	2005	% of Revenues	$ Change	% Change
Total revenues	$2,763,039		$1,753,976		$1,009,063	57.5%

Cost of sales	969,323	35.1%	387,262	22.1%	582,061	150.3%

Gross margin	1,793,716	64.9%	1,366,714	77.9%	427,002	31.2%
Salaries, benefits and related taxes	3,986,311	144.3%	1,871,508	106.7%	2,114,803	113.0%
Travel	222,419	8.0%	107,101	6.1%	115,318	107.7%
Selling, general and administrative	338,761	12.3%	275,802	15.7%	62,959	22.8%
Bad debt expense	—	0.0%	9,201	0.5%	(9,201)	N/M
Depreciation and amortization	55,900	2.0%	28,332	1.6%	27,568	97.3%

Total Operating Expenses	5,525,422	200.0%	2,696,203	153.7%	2,829,219	104.9%

Operating income (loss)	(3,731,706)	-135.1%	(1,329,489)	-75.8%	(2,402,217)	180.7%
Interest Expense	509,648	18.4%	365,397	20.8%	144,251	39.5%
Interest income	—	0.0%	476	0.0%	(476)	-100.0%

(Loss) before income taxes and dividends	(4,241,354)	-153.5%	(1,694,410)	-96.6%	(2,546,944)	150.3%
Income tax expense (benefit)	-0-	0.0%	-0-	0.0%	-0-	N/M

Net (loss)	(4,241,354)	-153.5%	(1,694,410)	-96.6%	(2,546,944)	150.3%
Total preferred stock dividends	(523,144)	-18.7%	(530,523)	-30.2%	7,379	-1.4%

Net (loss) attributable to common stockholders	$(4,764,498)	-172.4%	$(2,224,933)	-126.9%	$(2,539,565)	114.1%

Results of Operations

Revenues for the year-ended December 31, 2006 were $2,763,039 compared to $1,753,976 for the year-ended December 31, 2005, an increase of 57.5%. The revenue increase can be attributed to a 43% increase in projects under management. Additionally, the average project initiated during the year-ended December 31, 2006 was approximately 20% larger than the trials initiated during the year-ended December 31, 2005. Industry acceptance of EDC continues to increase and CenterWatch, an industry trade group, estimates that current EDC use is approximately 15-25% of clinical trials. TrialMaster is currently sold primarily as an application service provider (“ASP”) that provides EDC and other services such as an enterprise management suite which assists its clients in the pharmaceutical, biotechnology and medical device industries in accelerating the completion of clinical trials. As we continue developing TrialMaster and our client relationships mature we expect some of our clients to deploy TrialMaster on a licensed, rather than ASP hosted basis. TrialMaster contracts provide for pricing that is based on both the size and duration of the clinical trial. Size parameters include the number of case report forms used to collect data and the number of sites utilizing TrialMaster. The client will pay a trial setup fee based on the previously mentioned factors, and then pay an on-going maintenance fee for the duration of the clinical trial that provides software, network and site support during the trial. During the year-ended 2006 approximately 69.6% of revenues was generated by trial setup activities, 21.3% was generated from on-going maintenance fees and approximately 9.1% was generated from fees charged for changes to on-going clinical trial engagements. During the year-ended 2005 we generated 69.6% of revenues from setup fees, 21.3% from on-going maintenance fees and 9.1% from project change orders. Generally, these contracts will range in duration from one month to several years. Setup fees are generally earned prior to the inception of a trial, however, the revenues will be recognized in accordance with SEC Staff Accounting Bulletin No. 104 “Revenue Recognition” which requires that the revenues be recognized ratably over the life of the contract. The maintenance fee revenues are earned and recognized monthly. Costs associated with contract revenues are recognized as incurred.

Our top five customers accounted for approximately 53% of our revenues during the year-ended December 31, 2006 and approximately 54% of our revenues during the year-ended December 31, 2005. One customer accounted individually for 10% or more of our revenues during fiscal 2006. The loss of any of these contracts or these customers in the future could adversely affect our results of operations.

Cost of goods sold increased to $969,323 for the year-ended December 31, 2006 compared to $387,262 for the year-ended December 31, 2005, an increase of 150.3%. Cost of goods sold were approximately 35.1% of sales for the year-ended December 31, 2006 compared to 22.1% for the year-ended December 31, 2005. Cost of goods sold relates primarily to salaries and related benefits associated with the programmers, developers and systems analysts producing clinical trials on behalf of our clients. Salaries increased during 2006 due to the addition of five additional programmers, four additional quality analysts and a training specialist as part of our trial operations.

We expect to increase development programming labor costs on an absolute basis as our trial revenues increase. We expect our cost of goods sold to return to the 25% of sales range during fiscal 2007. We expect to continue to increase follow-on engagements from existing clients and expect to increase the phase I and CRO portions of our client base. In addition, we expect the cost of service for our licensing business to approximate 25% of revenues. TrialMaster V3.0, the current release of our trial-building software has improved our ability to reduce trial production related costs since it automates many of the trial building functions that were manually performed in prior releases of our software. We expect the next release of TrialMaster, (V4.0), which is available for commercialization, to increase the efficiency of trial building operations by 20 to 25%. V4.0 is being designed using Microsoft’s .NET framework. Microsoft® .NET is described by Microsoft as a set of software technologies for connecting information, people, systems, and devices. This new generation of technology is based on Web services—small building-block applications that can connect to each other as well as to other, larger applications over the Internet.

Salaries and related expenses are our biggest expense at 72.1% of total Operating Expenses for the year-ended December 31, 2006 compared with 69.4% of total Operating Expenses for the year-ended December 31, 2005. Salaries and related expenses totaled $3,986,311 for the year-ended December 31, 2006 compared to $1,871,508 for the year-ended December 31, 2005, an increase of 113.0%. We currently employ approximately 37 employees out of our Ft. Lauderdale, Florida corporate office and have eight out-of-state employees. We expect to increase personnel within our production, project management and quality analysis functions in concert with anticipated increases in TrialMaster clients during fiscal 2007. We will look to selectively add experienced sales and marketing personnel in fiscal 2007 in an effort to increase our market penetration and to continue broadening our client base. During the year ended December 31, 2006 we incurred approximately $786,703 in salary expense in connection with our adoption of SFAS No. 123(R), Share-Based Payment, which establishes standards for transactions in which an entity exchanges its equity instruments for goods or services. This standard requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. We expect that the adoption of SFAS 123R will continue to have an impact on our results of operations in the future.

Rent and related expenses increased by $67,769 during the year-ended December 31, 2006 when compared to the year-ended December 31, 2005. We entered into a new corporate office lease that runs through April 2011. In December 2001, we established a disaster recovery site at an IBM owned Co-Location facility in Atlanta, Georgia and will continue utilizing this facility for the foreseeable future since it is designed to ensure 100% production system up-time and to provide system redundancy. In August 2006, we entered into a lease with Gold Coast 1-Vault in the Ft. Lauderdale, Florida area. This facility provides us with disaster recovery and business continuity services for our operations. This lease expires in August 2008.

Consulting services expense was $376,152 for the year ended December 31, 2006 compared with $0 for the year ended December 31, 2005. Consulting services were comprised of fees paid to recruiting consultants in helping us develop our R & D and sales and marketing recruiting programs and in helping us recruit employees in those two functions.

Legal and professional fees totaled $233,035 for the year-ended December 31, 2006 compared with $178,219 for the year-ended December 31, 2005, an increase of approximately $54,816. Professional fees represent fees paid to our auditors for services rendered on a quarterly and annual basis in connection with out SEC filings and fees paid to our attorneys in connection with representation in matters involving litigation or for services rendered to us related to securities and SEC related matters. We expect legal and professional fees to increase during fiscal 2007 in connection with our project aimed at ensuring timely compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

Selling, general and administrative expenses (“SGA”) were $338,761 for the year-ended December 31, 2006 compared to $275,802 for the year-ended December 31, 2005, an increase of 22.8%. These expenses relate primarily to costs incurred in running our office day-to-day and other costs not directly related to other captioned items in our income statement, and include the cost of office equipment and supplies, the costs of attending conferences and seminars and other expenses incurred in the normal course of business. The Company increased its marketing, sales and advertising expenditures by $67,459 for the year-ended December 31, 2006 from $66,269 for the year-ended December 31, 2005 to $133,728, an increase of approximately 101.8%. We expect SGA expenses to continue increasing as we intensify and extend our selling and marketing efforts.

Interest expense was $509,648 during the year-ended December 31, 2006, including $195,880 in interest expense related to the conversion of our 10% Convertible Notes that were converted during 2006 compared to $365,397 for the year-ended December 31, 2005, including $104,000 in interest expense related to the conversion of our 10% convertible notes that were converted in 2005, an increase of $144,251 or 39.5%. Interest paid to related parties was $328,709 during the year ended December 31, 2006 and $129,684 for the year ended December 31, 2005. The increase can be attributed to the interest expense incurred on notes issued during calendar 2006 and the increase in interest expense associated with notes issued throughout calendar 2005 and the additional interest associated with conversions of or 10% Notes in both years. We evaluate the cost of capital available to us in combination with our overall capital structure in deciding what financing best fulfills our short and long-term capital needs. During the year-ended December 31, 2006 we issued $700,000 in promissory notes, including $185,000 to our Placement Agent Noesis Capital. The note for $185,000 issue to Noesis Capital included $125,000 in accrued expenses associated with financial services provided. During the year-ended December 31, 2005, we issued $708,300 in promissory notes. An aggregate of $2,924,260 in promissory notes were converted into shares of our common stock in December 2006. Included were notes converted by Cornelis F. Wit, our President and CEO in the amount of $691,501, by Guus van Kesteren, a Director, in the amount of $439,136 and by Noesis Capital, our Placement Agent and a 5% or greater shareholder, in the amount of $511,910. The interest expense savings associated with these conversions will be approximately $263,000 in fiscal 2007.

There were arrearages of $210,761 in 5% Series A Preferred Stock dividends, $42,663 in Series B Preferred Stock dividends and $269,720 in Series C Preferred Stock dividends for the year-ended December 31, 2006, compared with arrearages of $205,363 in 5% Series A Preferred Stock dividends, $55,441 in Series B Preferred Stock dividends and $269,720 in Series C Preferred Stock dividends for the year-ended December 31, 2005. We deducted $523,144 and $530,523 from Net Income (Loss) Attributable to Common Stockholders’ for the year-ended December 31, 2006 and December 31, 2005, respectively, relating to undeclared Series A, B and C Convertible Preferred Stock dividends.

Liquidity and Capital Resources

We have historically experienced negative cash flows and have relied on the proceeds from the sale of debt and equity securities to fund our operations. In addition, we have utilized stock-based compensation as a means of paying for consulting and salary related expenses.

The table provided below summarizes key measures of our liquidity and capital resources:

Liquidity and Capital Resources

	March 31, 2007	December 31, 2006	Change
Cash	1,732,229	38,254	1,693,975
Accounts Receivable, net of allowance for doubtful accounts	476,788	286,708	190,080
Current Assets	2,263,166	366,988	1,896,178

Accounts Payable and accrued expenses	409,107	645,375	(236,268)
Accrued payroll taxes	98,848	74,766	24,082
Deferred revenue	1,701,987	1,643,566	58,421
Convertible notes payable	100,000	100,000	—
Current Liabilities	2,309,942	2,813,707	(503,765)

Working Capital (Deficit)	(46,776)	(2,446,719)	2,399,943

	Disclosure for the three months ended
	March 31, 2007	March 31, 2006
Net cash provided by (used in) operating activities	(1,298,737)	(655,861)
Net cash provided by (used in) investing activities	(41,658)	(37,942)
Net cash provided by financing activities	3,045,591	700,490

Net increase (decrease) in cash and cash equivalents	1,693,975	6,687

Cash and cash equivalents increased by $1,693,975 from $38,254 to $1,732,229 at March 31, 2007. This was the result of cash provided by financing activities of $3,045,591 offset by cash used in operating activities of approximately $1,298,737 and $41,658 used in investing activities. The significant components of the activity include a loss from operations of approximately $1,202,894 offset by non-cash transactions of $253,702 and approximately $3,045,591 we raised through the issuance of debt and equity securities offset by $41,658 used in investing activities and decreases in cash of $349,545 from changes in working capital accounts.

We are not currently bound by any long or short-term agreements for the purchase or lease of capital expenditures. Any amounts expended for capital expenditures would be the result of an increase in the capacity needed to adequately service any increase in our business. To date we have paid for any needed additions to our capital equipment infrastructure from working capital funds and anticipate this being the case in the future. Presently, we have approximately $250,000 planned for capital expenditures to further the Company’s growth through the end of 2007, which will be funded through cash from operations.

Contractual Obligations

The following table sets forth our contractual obligations as of March 31, 2007:

Contractual Obligations		Payments Due by Period
	Total	Less than 1 year		1-2 Years		2-3 Years	3-5 Years
Long Term Debt (1)	396,800	100,000	(2)	296,800	(3)	0	0
Operating Lease Obligations	884,485	236,601		209,697		207,938	230,249
Financial Advisory Agreement	165,000	75,000		90,000		0	0

Total	1,446,285	411,601		596,497		207,938	230,249

1.	Amounts do not include interest to be paid.
2.	Includes $100,000 of convertible notes currently in default and due that are convertible into shares of common stock at the option of the debenture holder at a conversion rate of $1.25 per share.
3.	Includes $296,800 in promissory notes bearing interest at 9% annually that mature on January 1, 2009.

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

We are currently in arrears on principal and interest payments owed totaling $173,087 on our 10% Convertible Notes. We were in default effective January 30, 2002.

We have been operating with a cash burn rate since beginning our EDC operations. In order to manage cash flows, we have issued preferred stock, common stock, and debt to satisfy operating expenses and obligations. From January 2006 to December 2006, an aggregate of 7,240,000 common stock warrants originally issued in connection with private placements of our Series B and Series C Preferred stock were exercised. The gross proceeds of the warrant exercises were $1,810,000 and we incurred no transaction fees in connection with the warrant exercise transactions. From January 2007 to March 2007, an aggregate of 1,310,000 common stock warrants originally issued in connection with private placements of our common stock and Series C Preferred stock were exercised. The gross proceeds of the warrant exercises were $327,500 and we incurred no transaction fees in connection with the warrant exercise transactions. From February 2007 to March 2007, an aggregate of 5,000,000 shares of common stock were sold in connection with a private placement of our common stock. The gross proceeds of the private placement were $2,500,000 and we incurred no transaction fees in connection with the private placement.

Our selling efforts include marketing our products to several Fortune 1000 pharmaceutical and medical device manufacturers and several of the largest CROs. We began providing services to some of these entities during 2003 and we have experienced success in broadening our client roster over the past three fiscal years. Continued success in broadening our existing client relationships and forging new relationships should provide us the opportunity to limit our need for funding our operations via debt and equity capital. Continuing to obtain contracts with clients of this size and reputation will also increase the credibility of the Company to the clinical trial market.

We experienced increased success in marketing TrialMaster during fiscal 2006 and the first three months of fiscal 2007. During the last five fiscal quarters we have entered into approximately $8 million in contracts for trials to be serviced over the next five years. These contracts included 27 clinical trial engagements with fifteen new clients. These contracts may however, be terminated by our clients at any time. Our focus continues to include increasing our penetration of all phases of the clinical trial market with a continued emphasis on becoming the market leader in Phase I EDC services. We believe this market is an operating and strategic strength of the Company due to the inherent flexibility that our Phase I TrialMaster product provides us. We believe we have the ability to produce trials more quickly and economically than our competitors for this specialized and large market. During fiscal 2007, we began commercializing our products on a licensed basis. Our clients will be able to partially or completely license TrialMaster. This business model provides our clients a more cost efficient means of deploying our EDC solutions on a large-scale basis. Our licensed products, falling under the auspices of either a Technology Transition (partial transfer with some services performed by OmniComm) or Technology Transfer, will allow us to broaden our potential client base, provides us with a high-margin revenue source and affords us the ability to improve our competitive position within the EDC industry. Additionally, we continue to focus on adding CROs as strategic and marketing partners. There is an industry-wide emphasis in establishing strategic relationships with CROs. These relationships provide marketing leverage in the form of joint marketing and sales efforts and provide an installed base of trained TrialMaster users. This installed base of users increases our ability to provide rapidly developed, cost effective solutions for our clients.

We feel that the momentum established from new client acquisitions and our ability to retain clients for repeat engagements provide a good operating base from which to build during 2007. We expect to continue increasing the level of resources deployed in our sales and marketing efforts. We feel that a combination of our lean operating environment and increased success in new client acquisition, coupled with our ability to retain our existing clients will allow us to compete effectively within the EDC market.

Because of the losses experienced since we began the commercialization of our TrialMaster application we have needed to continue utilizing the proceeds from the sale of debt and equity securities to fund our working capital needs. When available, capital has been expensive relative to the valuations that were afforded during the expansion of the Internet sector in 1999 and 2000. The softness in the capital markets earlier this decade coupled with the losses experienced have caused working capital shortfalls. We have used a combination of equity financing and short-term bridge loans to fund our working capital needs. Other than our current capital and capital we may raise from future debt or equity offerings or short-term bridge loans, we do not have any additional sources of working capital.

We may continue to require substantial funds to continue our R & D activities and to market, sell and commercialize our technology. We may need to raise substantial additional capital to fund our future operations. Our capital requirements will depend on many factors, including the problems, delays, expenses and complications frequently encountered by companies developing and commercializing new technologies; the progress of our R & D activities; the rate of technological advances; determinations as to the commercial potential of our technology under development; the status of competitive technology; the establishment of collaborative relationships; the success of our sales and marketing programs; the cost of filing, prosecuting, defending and enforcing intellectual property rights; and other changes in economic, regulatory or competitive conditions in our planned business. Estimates about the adequacy of funding for our activities are based upon certain assumptions, including assumptions that the R & D programs relating to our technology can be conducted at projected costs and that progress towards broader commercialization of our technology will be timely and successful. There can be no assurance that changes in our R & D plans or other events will not result in accelerated or unexpected expenditures.

To satisfy our capital requirements, including ongoing future operations, we may seek to raise additional financing through debt and equity financings. There can be no assurance that any such funding will be available to us on favorable terms or at all. If adequate funds are not available when needed, we may be required to delay, scale back or eliminate some or all of our research and product development programs, and our business operations. If we are successful in obtaining additional financings, the terms of such financings may have the effect of diluting or adversely affecting the holdings or the rights of the holders of our common and preferred stock. Further, there can be no assurance that even if such additional capital is obtained or the planned cost reductions are implemented, that we will achieve positive cash flow or profitability or be able to continue as a business.

Our ability to continue in existence is dependent on our having sufficient financial resources to bring products and services to market. As a result of our significant losses, negative cash flows from operations, and accumulated deficits for the three months ending March 31, 2007, there is doubt about our ability to continue as a going concern. In addition, our auditors Greenberg and Company, LLC, included language which qualified their opinion regarding our ability to continue as a going concern in their report dated February 10, 2007.

RECENT CAPITAL RAISING TRANSACTIONS

From February 2007 through March 2007, we sold an aggregate of 5,000,000 shares of our common stock to three accredited investors resulting in gross proceeds of $2,500,000. This private placement was exempt from registration under the Securities Act of 1933, as amended, in reliance on Rule 506 of Regulation D.

CRITICAL ACCOUNTING POLICIES

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States requires management to make judgments, assumptions and estimates that affect the amounts reported. Note 2 of Notes to the Consolidated Financial Statements describes the significant accounting policies used in the preparation of the consolidated financial statements. Certain of these significant accounting policies are considered to be critical accounting policies, as defined below.

A critical accounting policy is defined as one that is both material to the presentation of our financial statements and requires management to make difficult, subjective or complex judgments that could have a material effect on our financial condition and results of operations. Specifically, critical accounting estimates have the following attributes: 1) we are required to make assumptions about matters that are highly uncertain at the time of the estimate; and 2) different estimates we could reasonably have used, or changes in the estimate that are reasonably likely to occur, would have a material effect on our financial condition or results of operations.

Estimates and assumptions about future events and their effects cannot be determined with certainty. We base our estimates on historical experience and on various other assumptions believed to be applicable and reasonable under the circumstances. These estimates may change as new events occur, as additional information is obtained and as our operating environment changes. These changes have historically been minor and have been included in the consolidated financial statements as soon as they became known. In addition, our Management is periodically faced with uncertainties, the outcomes of which are not within our control and will not be known for prolonged periods of time. Based on a critical assessment of its accounting policies and the underlying judgments and uncertainties affecting the application of those policies, our Management believes that our consolidated financial statements are fairly stated in accordance with accounting principles generally accepted in the United States (GAAP), and present a meaningful presentation of our financial condition and results of operations.

Our Management believes that the following are our critical accounting policies:

Deferred Revenue

Deferred revenue represents cash advances received in excess of revenue earned on on-going contracts. Payment terms vary with each contract but may include an initial payment at the time the contract is executed, with future payments dependent upon the completion of certain contract phases or targeted milestones. In the event of contract cancellation, we are entitled to payment for all work performed through the point of cancellation.

Revenue Recognition Policy

OmniComm’s revenue model is transaction-based and can be implemented either as an ASP or licensed for implementation by a customer such as a pharmaceutical company. Revenues are derived from the set-up of clinical trial engagements; on-going maintenance fees incurred throughout the duration of an engagement; fees for report writing and change orders. The clinical trials that are conducted using TrialMaster can last from a few months to several years. Most of the fees associated with our product including post-setup customer support in the form of maintenance charges are recognized ratably over the term of the clinical trial. Cost of sales is primarily comprised of programmer salaries and taxes and is expensed as incurred.

The Company recognizes sales, for both financial statement and tax purposes in accordance with SEC Staff Accounting Bulletin No. 101 “Revenue Recognition in Financial Statements” (“SAB 101”). SAB 101 requires that revenues be recognized ratably over the life of a contract. In accordance with SAB 101 the Company will record revenues over the estimated lives of the contracts.

Stock Based Compensation.

Beginning on January 1, 2006 we began accounting for stock options under the provisions of Statement of Financial Accounting Standards (SFAS) No. 123(R), “Share-Based Payments” (SFAS 123(R)), which requires the recognition of the fair value of equity-based compensation. The fair value of stock options and was estimated using a Binomial option valuation model. This model requires the input of subjective assumptions in implementing SFAS 123(R), including expected stock price volatility, estimated life and estimated forfeitures of each award. The fair value of equity-based awards is amortized over the vesting period of the award, and we have elected to use the straight-line method of amortization. Prior to the implementation of SFAS 123(R), we accounted for stock options and ESPP shares under the provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” and made pro forma footnote disclosures as required by SFAS No. 148, “Accounting For Stock-Based Compensation—Transition and Disclosure,” which amended SFAS No. 123, “Accounting For Stock-Based Compensation.” Pro forma net income and pro forma net income per share disclosed in the footnotes to the consolidated condensed financial statements were estimated using a Binomial option valuation model. The fair value of any restricted stock granted was calculated based upon the fair market value of OmniComm’s common stock at the date of grant.

EFFECT OF RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In February 2006, the FASB issued FASB Staff Position (“FSP”) FAS 123R-4 “Classification of Options and Similar Instruments Issued as Employee Compensation That Allow for Cash Settlement upon the Occurrence of a Contingent Event.” FSP FAS 123(R)-4 addresses the classification of options and similar instruments issued as employee compensation that allow for cash settlement upon the occurrence of a contingent event and amends paragraphs 32 and A229 of SFAS 123(R). The Company is required to apply the guidance in FSP FAS123(R)-4 in the quarterly period ending April 30, 2006. The impact of the adoption of FSP FAS123(R)-4 was approximately $786,000 for the year ended December 31, 2006. We expect that our adoption of FAS 123(R)-4 to have a significant impact on our results of operations in the future.

In February 2006, the FASB issued SFAS 155 “Accounting for Certain Hybrid Financial Instruments, an amendment of FASB Statements No. 133 and 140.” This Statement amends FASB 133, “Accounting for Derivative Instruments and Hedging Activities,” and SFAS 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” SFAS 155 resolves issues addressed in Statement 133 Implementation Issue No. D1, Application of Statement 133 to Beneficial Interests in Securitized Financial Assets. SFAS 155 permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS 133, establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives and amends SFAS 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS 155 is effective for all financial instruments acquired or issued after the beginning of the Company’s first fiscal year that begins after September 15, 2006, with earlier adoption permitted. The Company does not expect SFAS 155 will have a material effect on its consolidated financial position, results of operations and cash flows.

In March 2006, the FASB issued SFAS No. 156 (“FAS 156”), “Accounting for Servicing of Financial Assets—An Amendment of FASB Statement No. 140.” Among other requirements, FAS 156 requires a company to recognize a servicing asset or servicing liability when it undertakes an obligation to service a financial asset by entering into a servicing contract under certain situations. Under FAS 156 an election can also be made for subsequent fair value measurement of servicing assets and servicing liabilities by class, thus simplifying the accounting and provide for income statement recognition of potential offsetting changes in the fair value of servicing assets, servicing liabilities and related derivative instruments. FAS 156 is effective for fiscal years beginning after September 15, 2006. The Company does not expect the adoption of FAS 156 will have a material impact on its financial position or results of operations.

In July 2006, the FASB issued Financial Interpretation No. 48, “Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109” (“FIN 48”), which is a change in accounting for income taxes. FIN 48 specifies how tax benefits for uncertain tax positions are to be recognized, measured, and derecognized in financial statements; requires certain disclosures of uncertain tax matters; specifies how reserves for uncertain tax positions should be classified on the balance sheet; and provides transition and interim period guidance, among other provisions. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company does not expect the adoption of FIN 48 will have a material impact on its financial position or results of operations.

In September 2006, the FASB issued Statement No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. Subsequently, in February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”). SFAS 159 permits entities to choose to measure many financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. We expect to adopt both SFAS 157 and SFAS 159 as of January 1, 2008. We are currently assessing the impact of the adoption of these statements.

In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”), which provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. The guidance is applicable for fiscal years ending after November 15, 2006. The Company does not believe SAB 108 will have a material impact on its consolidated financial statements.

DESCRIPTION OF BUSINESS

Background and History

OmniComm Systems, Inc. was originally organized as Coral Development Corp., under the laws of the State of Delaware, on November 19, 1996, by Modern Technology Corp. (“Modern”). Modern originally completed a “blind pool/blank check” offer pursuant to Rule 419 by having Modern distribute Coral Development shares as a dividend to Modern shareholders. On February 17, 1999, OmniComm Systems, Inc., a company organized under the laws of the State of Florida as the Premisys Group, Inc. on March 4, 1997, merged with Coral Development. Coral Development was the surviving entity post-merger. The merged entity changed its name to OmniComm Systems, Inc.

Overview

OmniComm Systems, Inc. provides Web-based electronic data capture (“EDC”) software and services that streamline the clinical research process. TrialMaster® is the hub of OmniComm’s unique EDC product offering. Trial Master is designed to allow clinical trial Sponsors and investigative sites to easily and securely collect, validate, transmit, and analyze clinical study data including patient histories, patient dosing, adverse events and other clinical trial related information. TrialMaster is a 21 CFR Part 11 compliant solution designed to offer clinical trial sponsors the freedom to conduct clinical trials under multiple platforms, with significant flexibility, ease-of-use and complete control over collected data. Developed using forward-looking technology based on Microsoft® .NET architecture, TrialMaster provides a simple “drag and drop” design tool and a straightforward, logical build process that allows easy and rapid trial development. The system’s GUI (user interface) has been designed to be clean, user friendly and intuitive. Sponsors have access to on-demand importing of various industry import standards including CDISC, core labs and patient diary data. In addition, Trial Master’s export feature allows output to client systems in various formats including SAS, CDISC, CSV, TAB and XML formats. In a market overview entitled “The Promise of Next-Gen eClinical Trial Software” by Forrester Research issued in March 2006; OmniComm was given the highest rating among its competitors for industry middleware.

TrialMaster offers significant business benefits to its customers and is designed to help clinical trial sponsors more efficiently conduct their clinical trials. This efficiency translates into more rapid initiation of data collection, less cost incurred in the data collection process and the ability to make more timely Go/No-Go decisions. We also provide business process consulting services that aim at more effectively integrating EDC into the clinical trial process. Our goal is to provide our clients a data collection process that is streamlined, efficient and cost-effective. We believe that TrialMaster is significantly more efficient than the traditional paper collection methods employed in the past. TrialMaster has been designed to make the trial building process more efficient than the technologies deployed by our competitors. The benefits of managing a clinical trial using TrialMaster for EDC include:

•

Real-Time Access to the Data: All interested parties will have real-time access to study data over the Internet as it is generated. This allows for the monitoring of patient enrollments and related metrics, by site, at the earliest time point.

•

Faster Study Completion: TrialMaster saves time at the back-end of a study by eliminating most of the time it takes for database “clean-up” in studies involving paper-based Case Report Forms (CRFs). This is done by eliminating most incorrect or incomplete entries at the time of entry. Queries for non-automatic items can be handled shortly thereafter through electronic data review by trial monitors. A 2005 Life Science Insights report estimates that trial sponsors have experienced a 53.3% reduction in clinical trial queries through EDC use . This may be critical if there are any unanticipated future delays in either the commencement or conduct of the study.

•

Cost Savings: EDC involves fixed upfront system development costs. The cost of TrialMaster is comparable to paper. The use of EDC can be even more cost effective when applied to multiple studies, which is relatively easy to do in certain therapeutic areas, in which there are a few primary indications and the studies are relatively simple and similar in terms of data captured. A 2005 report by Life Science Insights estimates that EDC users can expect a cost reduction of approximately 17.5% via the adoption of EDC.

A crucial success factor in the EDC industry is the overall penetration of our industry into the domestic and international clinical trial market. CenterWatch, an industry publication, estimates that as of 2004 approximately 15 to 25% of clinical trials are conducted with the use of EDC. CenterWatch estimates that U.S. clinical R & D was at $31.5 billion in 2005. Based on a 2002 CenterWatch report approximately 8.5% of total R & D costs are spent on data management. We expect that we will see an enormous transition towards EDC in the next 5 years with estimates from firms such as CenterWatch and Covance placing EDC use above 60% by the year 2010.

Our Strategy

Our primary goal is to establish OmniComm Systems as a leading EDC software and services provider by offering our customers the highest quality service with a differentiated, user-friendly product. TrialMaster is priced to provide a solid value, that stimulates market demand, while maintaining a continuous focus on cost-containment and operating efficiencies. We intend to follow a controlled growth plan designed to take advantage of our competitive strengths. Our growth has occurred through a combination of continued high-quality service to our existing clients and by adding new clients, often served by higher-cost EDC competitors or less effective “home-grown” EDC systems. The key elements of our strategy are:

Stimulate Demand by providing Clinical Trial Sponsors with High Value EDC. Deploying EDC can be an expensive proposition. Each trial is considered a stand-alone project and can incur data collection costs that are approximately 8.5% of total drug development costs. Because TrialMaster has been designed to make the trial building process more efficient than the technologies deployed by our competitors, we have been able to provide pricing that is in many cases substantially lower than that of the competition. We provide faster trial start-up times, excellent customer service, including full project management and process improvement consulting—while maintaining significant gross margins. The combination of our cost structure and use of technology allows us to compete both on quality and price.

Emphasize Low Operating Costs. We are committed to keeping our operating and general and administrative costs low. We have achieved our low operating costs primarily by designing a flexible, customizable EDC product that does not require numerous hours of configuration time. TrialMaster has been developed in order to take advantage of several automated software tools. These tools make the trial building process more efficient and automate many tasks our competitors complete manually. We use advanced technologies and employ a well incentivized, productive and highly professional workforce. We are continually focused on improvements in efficiency, and we believe that the newest version of TrialMaster will enhance our ability to broaden our product line. As we grow, we expect some benefit from economies of scale by leveraging our current infrastructure over an expanded operation.

Provide EDC Services to Small and Midsize Pharmaceutical, Bio-Technology, Medical Device Companies and CROs (Clinical Research Organizations). In considering new markets, we focus on service to markets that are underserved. In determining which markets to select, we analyzed the size of the potential market and concluded that providing service to small and mid-sized firms provides a substantial marketing opportunity. These firms conduct many thousands of clinical trials annually. Most do not have the technological or financial wherewithal to develop a product like TrialMaster and often prefer working with small companies themselves. Yet, the advantages of EDC, such as quick trial deployment, cost-savings and more rapid Go/No-Go decisions are just as crucial to this size firm as to their Fortune 500 competitors.

During 2004-2005 we made a strategic decision to begin emphasizing sales to the CRO market. This decision allows us to add a significant number of potential users since outsourcing clinical trials in the US market is an established practice. During 2006 we increased the percentage of our revenues coming from CROs by approximately 155%. There is an industry-wide emphasis in establishing strategic relationships with CROs. In addition, CRO partnerships allow us to leverage the selling and marketing capabilities of the CRO itself. Because of our relatively small sales force and limited resources, this strategy allowed us to augment our selling efforts in a cost-effective manner by forging long-term strategic relationships. Our CRO partners gain the ability to manage the EDC decision-making process proactively and add an extension to their line of products. With the release of our CRO Preferred Program in early 2007, which offers fixed pricing and pay-as-you-go Hosted Services, we look to continue our growth within the CRO marketplace.

Differentiate Through Service. We believe that a key to our initial and long-term success is that we offer customers a robust EDC product and a distinctive experience that includes highly efficient integration with data imports and exports, quick set-up times and a growing list of TrialMaster enhancements. We strive to communicate openly and honestly with customers about their projects, especially when we believe that process improvements can be implemented to improve the overall EDC experience. Unlike most EDC providers, we have a policy of not charging clients for small, incidental changes that should be part of the EDC service in the first place. Based on customer feedback, we believe our service is an important reason why our customers choose us over other EDC providers. In 2004, we continued to improve our customers’ EDC experience by adding a Phase I version of TrialMaster. In 2005 we added TrialMaster Archive, a self-contained program that allows our client to view all of its trial data in the format that it was captured in, and TrialMaster Safety, our pharmacovigilance database which accommodates both the MedDRA® dictionary and customized client dictionaries and is HIPAA and 21 CFR Part 11 compliant.

Competitive Strengths

Low Operating Costs. For the year ended December 31, 2006, our Cost of Goods Sold (COGS) as a percentage of revenues was 35.1%, and for the three months ended March 31, 2007, our Cost of Goods Sold (COGS) as a percentage of revenues was 26.0%,. Our low intrinsic costs allow us to offer prices low enough to stimulate new demand and to attract customers away from higher-priced competitors.

Some of the factors that contribute to our low costs are:

•	Our employees are productive. Because our employees are so productive, we are able to spread our fixed costs over a greater number of clinical trials. We achieve high employee productivity in several ways. Many of our employees are cross-trained to provide help in other functions when needed; our staff is tenured therefore avoiding the growing pains associated with new employment and as discussed, our software has been designed to be flexible and customizable thereby reducing our COGS.

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We emphasize our recruiting and training programs. We take great care to hire and train employees who are enthusiastic and committed to serving our customers and we incentivize them to be productive. Our employee productivity is created through the effective use of advanced technology. For example, we have automated many of the trial building components that our competitors must still hard code for each project. Our compensation packages are designed to align the interests of our employees with our stockholders.

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TrialMaster is the Core of our product offerings. Our competitors have often added functionality to their products via acquisition or by merger. We feel strongly that our core product and programming methodology provide a flexible, customizable base for product and company expansion without the issues inherent in integrating products or software designed by other companies.

Strong Company Culture. We believe that we have created a strong and vibrant service-oriented company culture, which is built around our key values: caring, integrity, innovation and passion. The first step is hiring people who are team-oriented and customer-focused. We reinforce our culture by communicating actively, on a regular basis, with all of our employees, keeping them informed about events at the Company and soliciting feedback for ways to improve teamwork and their working environment.

Proven Management Team. We are led by a management team with significant experience, including experience at international pharmaceutical companies and other EDC providers. Our President and Chief Executive Officer, Cornelis F. Wit, brings extensive worldwide pharmaceutical and general management experience to the Company. Randall G. Smith our Chairman and Chief Technology Officer is the primary architect of TrialMaster. Our Chief Financial Officer, Ronald T. Linares, has worked for publicly held companies as a Chief Financial Officer since 1994. Stephen E. Johnson, Sr. Vice President of Marketing and Sales brings more than 13 years of clinical trials experience in sales management and business development to OmniComm. Jesus. J. Rojas comes to OmniComm from the clinical trial development arena with over 11 years of experience in clinical trial research. Mr. Rojas is our Senior Vice President of Clinical Services and Support. We believe our management team provides us with a diversity of experience and talents with significant cross-functional industry experience. In addition to our management team, two of our board members, Matthew Veatch and Guus van Kesteren, have extensive worldwide pharmaceutical, EDC and CRO industry experience.

Our Business Model

We understand that each customer’s clinical trial support service needs can be very different from trial to trial and that each clinical team’s comfort level with EDC and trial management is unique. Our approach to satisfying the diverse needs of our customers is a “crawl, walk, run” approach to web-based services adoption. TrialMaster has historically been sold under an Application Service Provider (“ASP”) model, providing EDC and complementary services. However, with the release of TrialMaster V4.0 in late 2006, our customers now have several business models available to them — ASP, Technology Transition, and Technology Transfer.

We continue to offer a fully hosted ASP model, but now also offer a Technology Transition model, designed to let the client bring study administration and set-up services in-house yet continue to host the solution with us, and a complete Technology Transfer model for clients that want to bring all the technology in-house. This methodology allows our customers to use our services at their own pace, allowing us the flexibility to deliver eClinical solutions to a broader array of clinical trial sponsors.

Under our ASP and Technology Transition models, mission critical data is housed in IBM’s e-business center, built within a hardened data center environment in Atlanta, Georgia. For Technology Transfer engagements, OmniComm provides an array of implementation services such as installation, configuration, training, and validation support to assist our customers during the migration in-house.

TrialMaster contracts provide for flexible pricing that is based on both the size and duration of the clinical trial. Size parameters for Hosted Services include the number of case report forms used to collect data and the number of sites utilizing TrialMaster. The client pays a trial setup fee based on the previously mentioned factors, and then pay an on-going maintenance fee for the duration of the clinical trial that provides software, network and site support during the trial. Generally, these contracts will range in duration from three months to five years. Setup fees are generally earned prior to the inception of a trial, however, the revenues are recognized in accordance with SEC Staff Accounting Bulletin No. 104 “Revenue Recognition” which requires that the revenues be recognized ratably over the life of the contract. The maintenance fee revenues are earned and recognized monthly. Costs associated with contract revenues are recognized as incurred. In the short-run this method of revenue recognition diminishes the revenues recognized on a periodic basis on our financial statements and obliges us to record a liability. In the long run, we believe this backlog of “unrecognized” revenue, which are recorded as deferred revenues on our balance sheet, will provide our customers and investors revenue visibility and provide meaningful information on the size and scope of our selling efforts.

Pricing for Technology Transition and Technology Transfer is based on the transfer of a perpetual license and is based on the number of internal named users of the licensee and the volume of CRF pages collected annually. Under our Technology Transfer model there is also a monthly maintenance charge incurred for hosting and hosting related services.

Our Software Products and Services

TrialMaster. The heart of OmniComm’s unique product offering begins with TrialMaster. TrialMaster, allows clinical trial Sponsors and investigative sites to easily and securely collect, validate, transmit, and analyze clinical study data including patient histories, patient dosing, adverse events and other clinical trial related information. TrialMaster uses Internet technologies to conduct and manage clinical trial data from geographically dispersed sites. We provide EDC solutions and related value-added services to pharmaceutical and biotechnology companies, clinical research organizations (“CROs”), academic research institutions and other clinical trial sponsors. TrialMaster helps reduce the inefficiencies, inaccuracies and costs associated with paper-based clinical data collection methodologies that are traditionally employed at the remote sites where clinical trial participants are monitored. Through TrialMaster, our customers can deploy customized electronic case report forms for on-site clinical data input, which incorporate automated edit checking and deliver real-time data management capabilities previously unavailable through paper-based clinical trial data collection approaches.

TrialMaster Features:

•	Designed using Microsoft’s .NET® architecture

•	Drag and drop trial building that allows us to provide an efficient, easy to use trial building solution for internal and Tech Transfer or Tech Transition TrialMaster users.

•	An extensive Library of re-usable forms allowing for more efficient and effective follow-on engagements.

•	Encoded SSL Connection that provides for patient and clinical trial data security

•	A robust communications/administration system that includes powerful query resolution, trial participant notification and an integrated e-mail system.

•	Pre-trial management and tracking of Institutional Review Board (“IRB”), U.S. Food and Drug Administration (“FDA”) and laboratory documentation

•	Real-time query management, reporting and resolution.

•	On-demand importing of CDISC, HL7, eDiary, Central/Core labs, IVRs, device, CTMS and dictionary data

•	Randomization solutions for patient enrollment and inventory tracking solutions for lot and drug shipment

•	Safety solutions to allow for serious adverse event (SAE) tracking and reporting with MedWatch capabilities

•	Integrated Ad-Hoc reporting is available through LogiXML with Wizard-driven report generation

•	Automated exports of data to client systems in various formats including SAS, CDISC, CSV, TAB, XML formats and Oracle Clinical formats

•	FDA Archive Submission ready casebook containing PDF formatted copies of all CRFs in FDA submission format

•	Comprehensive Services including a dedicated 21 CFR Part 11 compliant hosting environment at our secure IBM hosting facility, on-site or Web-driven training, and 24 X 7 X 365 support.

•	Technology Transition to allow for a smooth adoption of EDC with OmniComm offering hosted solutions

TrialMaster includes an adverse event reporting solution that helps customers comply with the complex global safety regulations and reporting deadlines associated with clinical research, post-approval marketing and drug surveillance by expediting the clinical evaluation and tracking of adverse events. Our customers can enter adverse event data from multiple sources, code, reconcile and analyze the data reports, and then submit required adverse event reports to regulatory authorities via electronic or paper-based methods. TrialMaster provides customers with near real-time visibility of adverse event data, thereby facilitating compliance with regulatory reporting deadlines and more timely identification of therapeutics that may pose risks to patients or not warrant further investment in R & D.

TrialMaster Phase I™ TrialMaster Phase I was designed during 2003 in order to address the unique data capture requirements of Phase I clinical trials. The TrialMaster Phase I application allows the client to capitalize on the benefits of EDC without overhauling and disrupting their Phase I clinic work flow processes. Unlike other applications, TrialMaster Phase I adapts to existing processes allowing clients to increase productivity, reduce trial time, and improve data quality while reducing overall costs.

TrialMaster Phase I Application Features:

• A flexible EDC application for Phase I Trial implementation that would allow you to implement EDC locally (bedside) without modifying work flow processes.

• Provides direct data entry (bedside) creating its own source documentation verification.

• Provides Simultaneous Data Entry (multiple form entries at the same time) capability, thus eliminating potential confusion/errors at bedside.

• Easily configurable to meet specific work flow process requirements within required timeframes.

• Provides data extracts and reports available on demand without vendor involvement.

• Provides a built in email communication and notification system so participants and sponsors are always in touch real time with the trial’s important events.

• Provides remote Data Monitoring capability for expedited query resolution, real time AE review and improved site relationships.

TrialMaster Phase I can be integrated into existing Phase I clinical work flows or can be used as a catalyst for change. TrialMaster Phase I allows our clients to capitalize on the benefits of EDC without overhauling and disrupting their current work processes. TrialMaster Phase I can be adapted to current processes allowing our clients to increase productivity, reduce trial time and improve data quality while reducing overall costs. TrialMaster Phase I benefits include:

Improved productivity

•	Monitors have access to the data in real time from any location via the Internet.

•	All data entered into the system has been checked by the system “Edit Checks”, no gross errors will be included in the data.

•	Any data that is outside the normal range is been flagged by the system and the study staff will be asked to validate and explain the data.

•	The monitor can raise queries very quickly and these can be responded to by study staff in a rapid time frame using the EDC system.

•	Less time should be spent by the monitor on sites.

•	The time spent on sites will be more productive as “routine” queries have been raised and resolved before the visit.

Improved responsiveness

•	Data available in close to real-time to all Sponsor staff.

•	Better ability to report on and act on safety data during the trial.

•	Data Managers can be checking data as the study progresses and working closely with Monitors to ensure data integrity at all times.

Improved data accuracy

•	Edit checks prevent gross errors.

•	Monitors can raise questions quickly, while the study staff are still available.

Reduced end-to-end study time line

•	Reuse of standard components and enforced data standards will enable studies to be set up with less resources (and less time).

•	Decisions during a study can be made on the basis of more accurate up-to-date information.

•	Data base lock can be made within hours of last patient out.

TrialMaster Phase I has enjoyed a significant amount of commercial success. We believe we are well positioned to bring value to our clients Phase I clinical trials. Because of the tight production cycles involved in Phase I clinical trials only flexible software solutions will be able to provide software solutions on an affordable, efficient basis. TrialMaster Phase I has been successfully deployed into this market.

TrialMaster Archive™ (TMA) presents client data (post database lock) in TrialMaster browser view (tree configuration) delivered to the client via CD in a read-only format with the ability to export to study specific formats. TMA does not require any software installation and affords our clients and the FDA the ability to review clinical trial data by: trial, site, patient, visit, and form parameters. Formats available are read-only and print-friendly, with and without audit trails. A PDF version of the above data is also available. All completed forms are delivered on CD, sorted by site, subject, and visit, in the same configuration as the Browse tab within TrialMaster. The form status icons are displayed in the same manner as a live EDC study.

The trial sponsor receives a CD with data for all sites, including final data exports in the formats their TrialMaster study used. Each site will is provided with a CD with just their site data. The program is self-contained, so no software is needed to view the CD, there are no minimum system requirements and no internet connection is required.

In 2005 we developed a FDA Submission Module within TMA. This Module creates a Casebook containing PDF formatted copies of all CRFs in FDA submission format. This Casebook is fully tabbed and bookmarked making it easy to find and view particular CRFs. The Submission Module is an optional component used in conjunction with our TrialMaster Archive product.

TrialMaster Safety™ As part of our clinical suite of clinical trial solutions, we offer TrialMaster Safety as our Pharmacovigilance database. Linked to TrialMaster, TrialMaster Safety accommodates both the MedDRA® and WHO-Drug dictionaries and is HIPAA and 21 CFR Part 11 compliant.

TrialMaster Safety features include:

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Provides for the coding and storing of SAE information either in a manually entered mode directly into a web-based form or automatically from event-driven information from a clinical study EDC System such as TrialMaster. The import module is vendor-independent and can be configured to accept sources of SAE information other than that from a clinical study or TrialMaster.

•	Provides inventory tracking of trial components and automatic notifications when certain trigger events occur.

•	Generates electronic Data Clarification Forms (DCFs) / queries to assist faster case closure.

•	Generates client-requested reports, including investigator notification of expedited safety reports.

•	Generates and pre-fills MEDWatch forms for US reporting or CIOMS form for reporting in the rest of the world.

•	Allows electronic reporting of SUSARs and generates listing for annual safety reports in compliance with the European Union Clinical Trials Directive.

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Allows for optional use of TrialMaster’s powerful Ad Hoc reporting tool that offers end-users the ability to develop custom analysis and reports. Ad Hoc can be integrated into the TrialMaster Safety application, providing a powerful analysis tool for clinicians and or sponsors. By providing this functionality, the end-user is able to query any data variable or group of data contained in the database and can generate and save custom reports, including charts and graphs, with little knowledge of the underlying databases.

Services

Our services include delivery of the hosted solutions (ASP and Tech Transfer) of TrialMaster, including consulting services, customer support and training and the delivery of implementation services for Tech Transfer, including installation, configuration, validation and training The primary consulting services we offer for ASP and Tech Transfer include:

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Custom Configuration. The TrialMaster EDC platform is flexible and allows for major reconfiguration. Each trial can be designed to suit specific client workflows and trial design. TrialMaster includes a clinical trial management system (CTMS), Drug Supply, Safety and Randomization options that can simplify the trial management experience.

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System Integration. We help our clients integrate TrialMaster with existing systems or external systems (Patient Diaries, Medical Devices, Labs etc). We analyze their legacy systems and data management needs in order to decide how to most efficiently integrate EDC.

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SOPs and implementation assistance. Our Client Services and Support personnel can be engaged to write an implementation plan designed to effectively integrate with TrialMaster. We can also write standard operating procedures (SOPs) to help client staff clearly understand their roles in using TrialMaster to conduct trial activities. We can also analyze and document business processes to determine where greater operating efficiency may be gained.

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Database setup. To get the most out of the TrialMaster system, it is necessary to set up basic information such as users, permissions, sites, study protocol definitions, documents, dictionaries, integration and budgets. We provide personnel who support the implementation of TrialMaster.

•	Training. OmniComm provides extensive hands-on TrialMaster training classes. Training classes can be conducted at a sponsor location, at an investigator meeting, or at an investigator site.

Technology Transfer

The primary consulting services we offer for Technology Transfers include:

Installation. There are various architectures for deploying a secure EDC solution to remote investigator sites. This service explores different security, performance, and system management alternatives and helps the client design and install an optimal solution to meet your their needs.

Configuration and Study Setup. OmniComm ensures the Trial Master set-up is configured optimally to handle design, capture, and management of site based data capture. OmniComm helps clients design their initial EDC trial(s) so that common standards and business rules are in place to support the unique challenges that apply to site based data capture and electronic Case Report Forms. Ultimately, we believe this will promote reuse of forms and clinical trial procedures and shorten study setup time for future engagements.

Validation. We offer a validation test kit that includes test cases and documentation to completely validate the installation of TrialMaster against regulatory requirements.

Industry Background

A crucial success factor in the EDC industry is the overall penetration of our industry into the domestic and international clinical trial market. CenterWatch, an industry publication, estimates that as of 2004 approximately 15 to 25% of clinical trials are conducted with the use of EDC. CenterWatch estimates that U.S. clinical R & D was at $31.5 billion in 2005. Based on a 2002 CenterWatch report approximately 8.5% of total R & D costs are spent on data management. We expect that we will see an enormous transition towards EDC in the next 5 years with estimates from firms such as CenterWatch and Covance placing EDC use above 60% by the year 2010.

We believe that certain industry and regulatory trends summarized below have led pharmaceutical, biotechnology and medical device companies to increase R & D for proprietary new drugs and medical devices. These trends have required companies to conduct increasingly complex clinical trials, and develop multinational clinical trial capability, while seeking to control costs.

Increasing Cost Containment Pressures. The increasing pressure to control rising health care costs, and the penetration of managed health care and health care reform, have caused changes in the pharmaceutical, medical device and biotechnology industries.

Managed Care. Managed care providers and insurance carriers have become major participants in the delivery of pharmaceuticals along with pharmacy benefits organizations. These companies are seeking to lower and control the prices of drugs and devices.

Generic Drug Effect. Competition from generic drugs following patent expiration has resulted in increasing market pressure on profit margins.

Increasingly Complex and Stringent Regulation. Increasingly complex and stringent regulatory requirements have increased the volume and quality of data required for regulatory filings and escalated the demand for real- time, high- accuracy data collection and analysis during the drug development process.

Reducing Drug Development Time Requirements. To reduce costs, maintain market share and speed revenue production, pharmaceutical, medical device and biotechnology companies face increasing pressure to bring new drugs to market in the shortest possible time.

New Drug Development Pressures. To respond to the demand for products for an aging population and for the treatment of chronic disorders and life-threatening conditions, R & D expenditures have increased as a result of the constant pressure to develop and patent new therapies.

Growth of Biotechnology Industry. The biotechnology industry and the number of drugs produced by it which require FDA approval have grown substantially over the past decade.

These trends have created even greater competitive demands on the industry to bring products to market efficiently and quickly.

Market Opportunity

Clinical trials are the critical component in bringing a drug or medical device to market. All prescription drug and medical device therapies must undergo extensive testing as part of the regulatory approval process. Many clinical trials continue to be conducted in an antiquated manner and fail to optimize the resources available for a successful clinical trial. We believe that our solutions significantly reduce costs, improve data quality and expedite results. The data integrity, system reliability, management control and auditable quality of TrialMaster will aid clinical trial sponsors that want to improve clinical trial efficiencies, speed-up results and ensure regulatory compliance.

In order for a drug or medical device to be marketed in the United States, Europe or Japan, the drug or device must undergo extensive testing and regulatory review to determine that it is safe and effective. The regulatory review process for new drugs and devices is time consuming and expensive. A new drug application (“NDA”) can take up to two years before the FDA approves it. This is in addition to five to nine years of studies required to provide the data to support the NDA. The amount of money and time currently spent on clinical trials is enormous. The following points are illustrative of clinical trial industry dynamics:

•	Drug companies lose as much as $32.9 million in potential revenue for each day a trial is delayed on a blockbuster drug such as Lipitor™.

•	Of 5,000 screened chemical compounds approximately 250 enter preclinical testing, 5 enter clinical testing and only one is approved by the FDA to be marketed to consumers

•	According to a 2004 Thompson CenterWatch report, the average drug approved for sale by the FDA cost approximately $1.13 Billion to bring to market.

Included in the above cost analysis of bringing a new medicine to market are expenses of project failures and the impact that long development times have on investment costs. The estimate also accounts for out-of-pocket discovery and preclinical development costs, post-approval marketing studies and the cost of capital. Lengthening development times caused by complex disease targets and a more intensive regulatory process have more than tripled the cost of developing a drug over the past 15 years. The estimates which were published as part of a 2001 Tufts University study cite that many factors are driving up development costs, including a greater emphasis on developing treatments for chronic diseases, the increasing size of trials and the rising cost of recruiting subjects.

Success in the EDC market is predicated on several criteria. As the industry grows and matures the ability of participants to fulfill the varied needs of clinical trial sponsors becomes more critical to achieving operational and financial success. These success criteria include:

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Deployment options. EDC vendors should provide clinical trial sponsors flexibility in choosing whether to deploy EDC on an ASP, Technology Transfer or Technology Transition basis. The ultimate criteria for selection of the means of technology delivery is often predicated on the size of the clinical trial sponsor.

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Interoperability. Most clinical trial sponsors have invested in other technology platforms to run their trials. These include clinical data management systems, interactive voice response systems and Central Labs. The ability for an EDC solution to integrate with existing technology platforms is a key decision making factor.

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Scalability. The ability to scale the EDC solutions to absorb additional projects seamlessly is important to trial sponsors. Scalable solutions will retain their speed and performance metrics as projects and engagements increase in size.

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Migration from hosted to technology transfer solutions. When clinical trial sponsors decide to bring the EDC services and solutions in-house it is vital that they do not experience a degradation speed, performance or system reliability.

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Flexibility. The more robust EDC systems will be designed to provide the ability to increase functionality and guarantee interoperability with other industry technology solutions. As the industry and technology matures clinical trial sponsors will demand new functionality without loss of performance or reliability.

•	Vendor stability. EDC vendors should be able to demonstrate a viable business model, and financial structure that can sustain a long-term relationship with clinical trial sponsors.

•	Systematic adoption of best practices. EDC vendors will be expected to assimilate best-practice workflows and process tools.

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Professional services. The adoption and implementation of EDC into a clinical trial environment requires significant financial, technical and human resource investment on the part of clinical trial sponsors. A robust offering of professional services that fully integrate with the technological EDC offerings will be considered an integral part of any EDC purchase.

Our Customers

As of March 31, 2007, we had approximately 50 customers, including several Fortune 1000 companies. Our representative customers include pharmaceutical, biotechnology, medical device, academic research institutions, CROs and other clinical trial sponsors. A sample of our customers includes:

Trial Sponsor	Sponsor Type
KOS Pharmaceuticals	Pharmaceutical
W. L. Gore	Medical Device
Optimer Pharmaceuticals	Biopharmaceutical
Columbia University (InChoir)	Academic
Catalyst Pharmaceuticals	Contract Research Organization
Ventracor	International Medical Device

Sales and Marketing

We sell our products through a direct sales force and through our relationships with CROs. Our marketing efforts to-date have focused on increasing market awareness of our firm and products. These efforts have primarily been comprised of attendance and participation in industry conferences and seminars. A primary focus of our future marketing efforts will be to continue increasing our market penetration and market awareness. Our efforts during 2007 will include: increasing the number of sales personnel employed; increasing our attendance and marketing efforts at industry conferences and deploying a direct sales force in Europe. As of March 31, 2007 our sales and marketing function consisted of eight field sales personnel. In addition, the efforts of our CEO and Chairman are directed at both business development and strategic planning issues.

Research and Development

Our ability to compete within the EDC industry is predicated on our ability to continue enhancing and broadening the scope of solutions offered through TrialMaster. Our R & D efforts are focused on developing new, complementary software solutions, as well as enhancing our existing software solutions through the addition of increased functionality. Our development of TrialMaster and its subsequent improvements and refinements have been handled by our in-house staff of developers. Our philosophy towards software development has been to design and implement all of our solutions through in-house development. We expect future R & D efforts to be aimed at broadening the scope of TrialMaster functionality. These efforts may include select strategic alliances with best-in-class software and service partners possessing clinical trial industry experience. During fiscal 2006, we spent approximately $742,000 on R & D activities, the majority of which represented salaries to our developers. In fiscal 2005 we spent approximately $478,000 on R & D activities, the majority of which represents salaries to our programmers and developers.

Intellectual Property

Our success and ability to compete are dependent on our efforts to develop and maintain the proprietary aspects of our technology. We rely upon a combination of trademark, trade secret, copyright and unfair competition laws, as well as contractual provisions, to protect our intellectual property and other proprietary rights. In addition, we attempt to protect our intellectual property and proprietary information by requiring our employees and consultants to enter into confidentiality, non-competition and assignment of inventions agreements. These legal protections afford only limited protection for our technology. We have registered trademarks in the United States. Our principal registered trademarks are our company name “OmniComm Systems” and our product name, “TrialMaster.” We cannot predict whether these trademark registrations will provide meaningful protection. Our agreements with employees, consultants and others who participate in development activities could be breached. We may not have adequate remedies for any breach, and our trade secrets may otherwise become known or independently developed by our competitors or other third parties. In addition, the laws of some foreign countries do not protect proprietary rights to the same extent as the laws of the United States, and effective copyright, patent, trademark and trade secret protection may not be available in those jurisdictions.

Due to rapid technological change, we believe that factors such as the technological and creative skills of our personnel, new product and service developments and enhancements to existing products and services are more important than the various legal protections of our technology to establish and maintain a technology leadership position.

We currently hold several domain names, including the domain name “omnicomm.com” and “trialmaster.com”. Additionally, legislative proposals have been made by the U.S. federal government that would afford broad protection to owners of databases of information, such as stock quotes. The protection of databases already exists in the European Union. The adoption of legislation protecting database owners could have a material adverse effect on our business, requiring us to develop additional, complex data protection features for our software products.

Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our software solutions or to obtain and use information that we regard as proprietary. The laws of many countries do not protect our proprietary rights to as great an extent as do the laws of the United States. Litigation may be necessary in the future to enforce our intellectual property rights or to determine the validity and scope of the proprietary rights of others. Any such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on our business, operating results or financial condition. There can be no assurance that our means of protecting our proprietary rights will be adequate or that our competitors will not independently develop similar technology. Any failure to meaningfully protect our intellectual property and other proprietary rights could have a material adverse effect on our business, operating results or financial condition.

Competition

The market for electronic data collection, data management and adverse event reporting systems is highly competitive, rapidly evolving, fragmented and is subject to changing technology, shifting customer needs and frequent introductions of new products and services. We compete with systems and paper-based processes utilized by existing or prospective customers, as well as other commercial vendors of EDC applications, clinical data management systems and adverse event reporting software, including:

•	systems developed internally by existing or prospective customers;

•	vendors of EDC, clinical trial management systems and adverse event reporting product suites, including Oracle Clinical, a business unit of Oracle Corporation and PhaseForward, Inc.;

•	vendors of stand-alone EDC, data management and adverse event reporting products; and

•	CROs with internally developed EDC, clinical data management systems or adverse event reporting systems.

Our ability to remain competitive will depend to a great extent upon our ongoing performance in the areas of product development, customer support and service delivery. We believe that the principal competitive factors in our market include the following:

•	product functionality and breadth of integration among the EDC, clinical trial management systems and adverse event reporting solutions;

•	reputation and financial stability of the vendor;

•	low total cost of ownership and demonstrable benefits for customers;

•	depth of expertise and quality of consulting and training services;

•	performance, security, scalability, flexibility and reliability of the solutions;

•	speed and ease of implementation and integration; and

•	sales and marketing capabilities, and the quality of customer support.

We believe that our technical expertise, the knowledge and experience of our principals in the industry, quality of service, responsiveness to client needs and speed in delivering solutions will allow us to compete favorably within this market. Further, we believe that none of the aforementioned companies have developed an approach to the clinical trial process that is as flexible and customizable as TrialMaster. However, many of our competitors and potential competitors have greater name recognition, longer operating histories and significantly greater resources. There can be no assurance that our current or prospective competitors will not offer or develop products or services that are superior to, or that achieve greater market acceptance than, our products and services.

Government Regulation

The conduct of clinical trials is subject to regulation and regulatory guidance associated with the approval of new drugs, biological products and medical devices imposed upon the clinical trial process by the U.S. federal government and related regulatory authorities such as the U.S. Food and Drug Administration, or FDA, and by foreign governments. Use of our software products, services and hosted solutions by entities engaged in clinical trials must be done in a manner that is compliant with these regulations and regulatory guidance. Failure to do so could have an adverse impact on a clinical trial sponsor’s ability to obtain regulatory approval of new drugs, biological products or medical devices. If our product and service offerings fail to allow our customers and potential customers to operate in a manner that is compliant with applicable regulations and regulatory guidance, clinical trial sponsors and other entities conducting clinical research may be unwilling to use our software products, services and hosted solutions. Accordingly, we design our product and service offerings to allow our customers and potential customers to operate in a manner that is compliant with applicable regulations and regulatory guidance. We also expend considerable time and effort monitoring regulatory developments that could impact the use of our products and services by our customers and use this information in designing or modifying our product and service offerings.

The following is an overview of some of the regulations that our customers and potential customers are required to comply with in the conduct of clinical trials.

The clinical testing of drugs, biologics and medical devices is subject to regulation by the FDA and other governmental authorities worldwide. The use of software during the clinical trial process must adhere to the regulations and regulatory guidance known as Good Clinical Practices, other various codified FDA regulations, the Consolidated Guidance for Industry from the International Conference on Harmonization regarding Good Clinical Practice for Europe, Japan and the United States and other guidance documents. Our products, services and hosted solutions are developed using our domain expertise and are designed to allow compliance with applicable rules or regulations.

In addition to the aforementioned regulations and regulatory guidance, the FDA has developed regulations and regulatory guidance concerning electronic records and electronic signatures. The regulations, codified as 21 CFR Part 11, are interpreted for clinical trials in a guidance document titled Computerized Systems Used in Clinical Trials. This regulatory guidance stipulates that computerized systems used to capture or manage clinical trial data must meet certain standards for attributability, accuracy, retrievability, traceability, inspectability, validity, security and dependability. Other guidance documents have been issued that also help in the interpretation of 21 CFR Part 11.

Regulation of the use and disclosure of personal medical information is complex and growing. Federal legislation in the United States, known as the Health Insurance Portability and Accountability Act of 1996, or HIPAA, imposes a number of requirements on the use and disclosure of “protected health information” which is individually identifiable, including standards for the use and disclosure by the health care facilities and providers who are involved in clinical trials. HIPAA also imposes on these healthcare facilities and providers standards to assure the confidentiality of health information stored or processed electronically, including a series of administrative, technical and physical security procedures. This may affect us in several ways. Many users of our products and services are directly regulated under HIPAA and, to the extent our products cannot be utilized in a manner that is consistent with the users’ HIPAA compliance requirements, our products will likely not be selected. In addition, we may be directly affected by HIPAA and similar state privacy laws. Under HIPAA, to the extent we perform functions or activities on behalf of customers that are directly regulated by such medical privacy laws, such customers may be required to obtain satisfactory assurance, in the form of a written agreement, that we will comply with a number of the same HIPAA requirements.

Business Segments and Geographic Information

We view our operations and manage our business as one operating segment. Our sales to date have been generated almost exclusively from U.S. based clients. TrialMaster has been deployed in clinical trials conducted both domestically in the U.S. and internationally in Europe, Asia, Africa and Australia. We have entered into a strategic alliance with a Clinical Research Organization in the Pacific Rim and began operations in Europe through our wholly owned subsidiary OmniComm Europe BV.

Employees

We currently have 44 full time employees of which four are executives, one is administrative, 29 are programmers, engineers or technology specialists, two are technology and systems managers and eight are in sales and marketing. We employ 37 employees out of our headquarters in Fort Lauderdale, Florida and seven field sales and marketing employees in California; Pennsylvania; New York; Texas and North Carolina. We also employ a technology specialist in New Jersey. We believe that relations with our employees are good. None of our employees is represented by a collective bargaining agreement.

Available Information

We were incorporated in Delaware in 1997. Our Internet website address is http://www.omnicomm.com. Our Annual Report on Form 10-KSB, Quarterly Reports on Form 10-QSB, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 are available either via a link on our website or on the Securities and Exchange Commission website, http://www.sec.gov.

Description of Property

Our principal executive offices are located in commercial office space in approximately 8,900 square feet at 2101 West Commercial Blvd, Suite 4000, Fort Lauderdale, Florida, and our telephone number is (954) 473-1254. We lease these offices under the terms of a lease expiring in April 2011. Our annual rental payment under this lease is $198,211 plus sales tax.

Our secondary data site, which serves as our primary disaster recovery location, is located in Atlanta, Georgia and is leased from IBM. We lease this space under the terms of a lease expiring in October 2007. Our annual lease payment is approximately $32,256.

We maintain a business-continuity site for disaster recovery purposes in Ft. Lauderdale, Florida. We lease from our landlord, Gold Coast 1-Vault, an office suite and cubicles that will allow us to maintain operations in the event of a disaster. Our annual rental payment is $18,540 plus sales tax. This lease expires in August 2008.

We believe these facilities and additional or alternative space available to us will be adequate to meet our needs for the foreseeable future.

Legal Proceedings

None.

MANAGEMENT

The following individuals are our executive officers and the members of our Board of Directors. Each director is elected at our annual meeting of stockholders and holds office until the next annual meeting of stockholders, or until his or her successor is elected and qualified. Our by-laws permit the Board of Directors to fill any vacancy and such director may serve until the next annual meeting of stockholders or until his or her successor is elected and qualified. The Board of Directors elects officers annually and their terms of office are at the discretion of the board.

Person	Age	Position
Cornelis F. Wit	60	Chief Executive Officer, President and Director
Randall G. Smith	49	Chairman and Chief Technology Officer
Ronald T. Linares	44	Chief Financial Officer
Stephen E. Johnson	42	Senior Vice President National Sales
Jesus J. Rojas	40	Senior Vice President, Clinical Support and Services
Guus van Kesteren	66	Director
Matthew D. Veatch	36	Director

Cornelis F. Wit. Mr. Wit has been a member of our Board of Directors since November 1999, and CEO and President since June of 2002. Mr. Wit was interim CEO from June to July 2000. Mr. Wit was the President of Corporate Finance at Noesis Capital Corp, Boca Raton, Florida, an NASD member firm, from March 1995 until September 2000. Prior to 1994, Mr. Wit was the CEO for DMV, USA, the American subsidiary for Campina Melkunie, a Dutch multi-billion dollar food and pharmaceutical ingredient company. Mr. Wit served as Vice President International Operations for Duphar, a pharmaceutical company in Holland. Mr. Wit graduated from Nyenrode, a business university in Holland.

Randall G. Smith. Mr. Smith has been an executive officer and member of our Board of Directors since 1997, serving as President and Chief Technology Officer from May 1997 until August 2000 and thereafter as our Chairman and Chief Technology Officer. From December 1995 to May 1997, Mr. Smith was Director of Operations for Global Communications Group. Mr. Smith received a B.S. from Purdue University.

Ronald T. Linares. Mr. Linares has served as our Chief Financial Officer since April 2000. Prior to joining us, from 1996 until 1999, Mr. Linares was Chief Financial Officer of First Performance Corp., a financial consulting firm, and from 1992 to 1996, Mr. Linares served in various senior financial positions within the Kenny Rogers Roasters Company including Chief Financial Officer of Foodquest, Inc. from 1994 to 1996. Mr. Linares received a B.S. from the University of Florida and a Masters in Public Accountancy from Barry University.

Stephen E. Johnson. Mr. Johnson has served as Senior Vice President, National Sales since September 2006. Prior to that Mr. Johnson served as East Coast and Central U.S. Sales Manager for Oracle Corporation, supplier of software for enterprise information management, within its Clinical Applications Division from 2000 to August 2006. Mr. Johnson received his B.S in Microbiology from the University of Massachusetts.

Jesus J. Rojas. Mr. Rojas has served as Senior Vice President for Clinical Support and Services since August 2006. Prior to that Mr. Rojas served as Vice President of Project Management from April 2006 to August 2006. Prior to joining the Company, Mr. Rojas served as Executive Director of Clinical Operations from 2004 to January 2006 and Associate Director for Clinical Operations from 1999 to 2004 for SFBC International, an international drug development services company.

Guus van Kesteren. Mr. van Kesteren has been a member of our Board of Directors since November 1999. Since 1996, Mr. van Kesteren has been a consultant to Noesis Capital Corp., a NASD member firm. Prior thereto, he was employed from 1972 until 1996 by Johnson & Johnson in various capacities, holding the position of Vice President International from 1985 until 1996 with responsibility for the Australasian subsidiaries. Mr. van Kesteren graduated from Nyenrode, a business university in Holland.

Matthew D. Veatch. Mr. Veatch has been a member of our Board of Directors since February 2004. From 1999 to 2002 and again in 2003 to the present Mr. Veatch has been employed as a Director for Quintiles Transnational, a global leader in contract product development and commercialization services. Currently Mr. Veatch is the co-founder and Senior Director of the Public Health and Government Services division. From 1992 to 1999 Mr. Veatch was employed at a leading academic medical center as well as CRO and SMO organizations; his clinical research career spans more than 14 years. During 2002 Mr. Veatch was employed as a Director for CB Technologies, an EDC provider to pharmaceutical, medical device and biotechnology companies. Mr. Veatch graduated in the life sciences from the University of Colorado at Boulder and received his MBA in international business from California State University, Dominguez Hills (Los Angeles).

There are no family relationships among any of the Company’s Directors or Executive Officers.

Director Independence; Committees of our Board of Directors

Our Board of Directors established a Governance and Nominating Committee, Compensation Committee and an Audit Committee. From time to time, the Board of Directors may establish additional committees.

Audit Committee. The Company has an audit committee established in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934. The Audit Committee of the Board of Directors is responsible for the engagement of our independent public accountants, approves services rendered by our accountants, reviews the activities and recommendations of our internal audit department, and reviews and evaluates our accounting systems, financial controls and financial personnel. The Board has previously adopted a written charter for the Audit Committee on April 24, 2003. The Audit Committee is presently composed of Mr. van Kesteren Each member of the Audit Committee is independent, as independence for audit committee members is defined in the listing standards of The NASDAQ Stock Market, Inc.

We currently do not have an “audit committee financial expert” within the meaning of Item 401(e) of Regulation S-B. In general, an “audit committee financial expert” is an individual member of the audit committee or Board of Directors who:

•	understands generally accepted accounting principles and financial statements,

•	is able to assess the general application of such principles in connection with accounting for estimates, accruals and reserves,

•	has experience preparing, auditing, analyzing or evaluating financial statements comparable to the breadth and complexity to our financial statements,

•	understands internal controls over financial reporting, and

•	understands audit committee functions.

Compensation Committee. The Compensation Committee establishes and administers our executive compensation practices and policies, reviews the individual elements of total compensation for elected officers and recommends salary adjustments to the Board of Directors. In addition, the Committee determines the number of performance shares and other equity incentives awarded to elected officers and the terms and conditions on which they are granted, amends compensation plans within the scope of the Committee’s authority and recommends plans and plan amendments to the Board, sets company policy for employee benefit programs and plans and oversees administration of employee retirement plans and various other benefit plans as we may establish from time to time. The Committee consists of Mr. van Kesteren. Please see Compensation, Discussion and Analysis for additional compensation related disclosures.

Governance and Nominating Committee: The Governance and Nominating Committee, established in 2002, reviews and makes recommendations to the Board of Directors with respect to:

•	the responsibilities and functions of the Board and Board committees and with respect to Board compensation,

•	the composition and governance of the Board, including recommending candidates to fill vacancies on, or to be elected or re-elected to, the Board,

•	candidates for election as Chief Executive Officer and other corporate officers,

•	monitoring the performance of the Chief Executive Officer and our plans for senior management succession,

•	reviewing and recommending the policies and procedures necessary for the effective management of our company, and

•	compliance with all Securities and Exchange Commission rules and regulations.

The Committee uses various methods to identify director nominees. The Committee assesses the appropriate size and composition of the Board and the particular needs of the Board based on whether any vacancies are expected due to retirement or otherwise. Candidates may come to the attention of the Committee through current board members, stockholders, or other sources. All candidates are evaluated based on a review of the individual’s qualifications, skills, independence, and expertise.

Our Governance and Nominating Committee, operates under a written charter which was adopted during calendar 2003. The charter is available for review on our website, www.omnicomm.com.

Mr. Veatch is the only current member of the Governance and Nominating Committee. Each member of the Governance and Nominating Committee is independent, as independence is defined in the listing standards of The NASDAQ Stock Market, Inc. The Committee does consider nominees selected by our stockholders.

Independent Directors

Two of the members of our Board of Directors (Guus van Kesteren and Matthew D. Veatch) are “independent” within the meaning of Marketplace Rule 4200 of the National Association of Securities Dealers, Inc.

Identifying and Evaluating Director Nominees

Working closely with the full Board, the Governance and Nominating Committee develops criteria for open Board positions, taking into account such factors as it deems appropriate, including, among others, the current composition of the Board, the range of talents, experiences and skills that would best complement those already represented on the Board, the balance of management and independent Directors and the need for financial or other specialized expertise. Applying these criteria, the Committee considers candidates for Board membership suggested by its members and other Board members, as well as management and shareholders. Once the Committee has identified a prospective nominee—whether the prospective nominee is recommended by a shareholder or otherwise—it makes an initial determination as to whether to conduct a full evaluation, taking into account the information provided to the Committee with the recommendation of the candidate as well as the Committee’s own knowledge, supplemented as appropriate by inquiries to third parties. The preliminary determination is based primarily on the need for additional Board members and the likelihood that the prospective nominee can satisfy the criteria that the Committee has established. If the Committee determines, in consultation with the Chairman of the Board and other Directors as appropriate, that additional consideration is warranted, it will gather additional information about the prospective nominee’s background and experience. The Committee then evaluates the prospective nominee against the specific criteria that it has established for the position. If the Committee decides, on the basis of its preliminary review, to proceed with further consideration, members of the Committee, as well as other members of the Board as appropriate, interview the nominee. After completing this evaluation and interview, the Committee makes a recommendation to the full Board, which makes the final determination whether to nominate or appoint the new Director after considering the Committee’s report.

The Governance and Nominating Committee will consider director candidates submitted by stockholders addressed to: OmniComm Systems, Inc. Board of Directors, 2101 W. Commercial Blvd. Suite 4000, Ft. Lauderdale, FL 33309, Attention: Corporate Secretary. Such recommendations should be accompanied by (i) evidence of the stockholder’s stock ownership over the last year, (ii) a statement that the stockholder is not a competitor of OmniComm Systems, (iii) a resume and contact information for the director candidate, as well as a description of the candidate’s qualifications and (iv) a statement whether the candidate has expressed interest in serving as a director. The Committee follows the same process and uses the same criteria for evaluating candidates proposed by stockholders as it does for candidates proposed by other parties. The Committee will consider such candidacy and will advise the recommending stockholder of its final decision. A stockholder who wishes to nominate a person for Director must provide the nomination in writing to the Secretary at the Company’s principal offices pursuant to the notice provisions in the By-laws. Such notice must be received not less than 60 nor more than 90 days prior to the Annual Meeting or, if less than 70 days’ notice of the date of such meeting has been given, then within 10 business days following the first public disclosure of the meeting date or the mailing of the Company’s notice. Any such notice must contain information regarding the nominee and the proponent. Details concerning the nature of such information are available without charge from us.

Right to Designate Members to our Board of Directors

In connection with our private placement of Series A Preferred Stock in July 1999, in which Noesis Capital Corp. acted as placement agent, we granted Noesis Capital Corp. the right to designate through July 2004 two directors to our Board of Directors pursuant to which Mr. Wit and Mr. van Kesteren were appointed to our Board of Directors.

In connection with our private placement of our Series C Preferred Stock in 2002, in which Noesis Capital Corp. acted as placement agent, we granted Noesis Capital Corp. the right to designate two directors to our Board of Directors. As of the date of this report, Noesis Capital Corp. had not yet exercised the right to name either director.

Code of Ethics

Effective March 1, 2003, our Board of Directors adopted a Code of Business Conduct and Ethics that applies to, all of our employees and member of our Board of Directors. As adopted, our Code of Business Conduct and Ethics sets forth written standards that are designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•

full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submit to, the Securities and Exchange Commission and in other public communications made by us;

•	compliance with applicable governmental laws, rules and regulations;

•	the prompt internal reporting of violations of the Code of Business Conduct and Ethics to an appropriate person or persons identified in the Code of Business Conduct and Ethics; and

•	accountability for adherence to the Code of Business Conduct and Ethics.

Our Code of Business Conduct and Ethics requires, among other things, that all of our company’s personnel shall be accorded full access to our President with respect to any matter that may arise relating to the Code of Business Conduct and Ethics. Further, all of our company’s personnel are to be accorded full access to our company’s Board of Directors if any such matter involves an alleged breach of the Code of Business Conduct and Ethics by our President.

In addition, our Code of Business Conduct and Ethics emphasizes that all employees, and particularly managers and/or supervisors, have a responsibility for maintaining financial integrity within our company, consistent with generally accepted accounting principles, and federal, provincial and state securities laws. Any employee who becomes aware of any incidents involving financial or accounting manipulation or other irregularities, whether by witnessing the incident or being told of it, must report it to his or her immediate supervisor or to our company’s President. If the incident involves an alleged breach of the Code of Business Conduct and Ethics by the President, the incident must be reported to any member of our Board of Directors. Any failure to report such inappropriate or irregular conduct of others is to be treated as a severe disciplinary matter. It is against our company policy to retaliate against any individual who reports in good faith the violation or potential violation of our company’s Code of Business Conduct and Ethics by another.

Our Code of Business Conduct and Ethics was filed as Exhibit D to our Proxy Statement dated June 4, 2003 with the Securities and Exchange Commission. We will provide a copy of the Code of Business Conduct and Ethics to any person without charge, upon request. Requests can be sent to: OmniComm Systems, Inc., 2101 W. Commercial Blvd., Suite 4000, Fort Lauderdale, Florida 33309.

Director Compensation

The following table sets forth compensation information on each of the Directors of OmniComm Systems for their services as members of our Board of Directors for the fiscal year ended December 31, 2006. Directors who are also employees receive no additional compensation for their services as a Director.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Guus van Kesteren	$0	$8,000	$26,475	$0	$0	34,475
Matthew D. Veatch	0	8,000	26,475	0	0	34,475
Simon P. Kooyman (3)	0	0	101,700	0	0	101,700
Charles. E. Leonard (4)	0	0	0	0	0	0
Cornelis F. Wit	0	0	26,475	0	0	26,475
Randall G. Smith	0	0	26,475	0	0	26,475

(1)	Grant Date Fair Value for all restricted stock awards is $8,000.
(2)	Grant Date Fair Value for option grants for Mr. van Kesteren, Mr. Wit, Mr. Smith and Mr. Veatch were $26,475 and $101,700 for Mr. Kooyman.
(3)	Mr. Kooyman served as a member of the Board of Directors from July 21, 2006 to May 18, 2007.
(4)	Mr. Leonard did not stand for re-election at the 2006 Annual Meeting of Shareholders and his service as a Director concluded on July 21, 2006.

We do not pay fees to directors for their attendance at meetings of the Board of Directors or committees; however, we may adopt a policy of making such payments in the future. We have not established standard compensation arrangements for our directors and the compensation payable, if any, to each individual for their service on our Board will be determined from time to time by our Board of Directors based upon the amount of time expended by each of the directors on our behalf. We will reimburse out-of-pocket expenses incurred by directors in attending board and committee meetings.

Each new non-employee Director elected to the Board of Directors receives an initial grant of stock options on the day following the Director’s date of election or appointment. The vesting on these options occurs in one-third increments on OmniComm Systems’ annual meeting date each year thereafter. Each year following OmniComm Systems’ annual meeting of shareholders, non-employee Directors receive a grant of stock options. The vesting of the stock options stock grants occurs one year after the grant date.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table sets forth information relating to all compensation awarded to, earned by or paid by us during the fiscal year ended December 31, 2006 to: (a) our chief (principal) executive officer; (b) each of our executive officers who was awarded, earned or we paid more than $100,000; and (c) up to two additional individuals for whom disclosure would have been made in this table but for the fact that the individual was not serving as an executive officer of our company at December 31, 2006. The value attributable to any option awards is computed in accordance with FAS 123R.

SUMMARY COMPENSATION TABLE

NAME AND PRINCIPAL POSITION (A)	YEAR (B)	SALARY ($) (C)	BONUS ($) (D)	STOCK AWARDS ($) (E)		OPTION AWARDS ($) (F)		NON-EQUITY INCENTIVE PLAN COMPENSATION ($) (G)	NONQUALIFIED DEFERRED COMPENSATION EARNINGS ($) (H)	ALL OTHER COMPENSATION ($) (I)	TOTAL ($) (J)
Cornelis F. Wit, President, CEO and Director	2006	229,397	0	8,000	(1)	26,475	(2)	0	0	0	263,872
Randall G. Smith, Chairman and CTO	2006	224,449	0	8,000	(3)	28,120	(4)	0	0	0	260,569
Ronald T. Linares, Chief Financial and Accounting Officer	2006	187,297	0	8,000	(5)	21,395	(6)	0	0	0	216,692
Jesus J. Rojas, Senior Vice President (7)	2006	90,269	0	0		267,400	(8)	0	0	0	357,669
Stephen E. Johnson, Senior Vice President (9)	2006	66,188	0	0		218,650	(10)	0	0	0	284,838

(1)	Mr. Wit was granted 20,000 shares of restricted stock during 2006 for service provided during fiscal 2005.
(2)	Mr. Wit was granted 75,000 incentive stock options on March 6, 2006 at an exercise price of $0.43 per share. The options vested immediately and expire on March 6, 2013. The options will be cancelled 90 days following Mr. Wit’s termination or one year following his death if not exercised.
(3)	Mr. Smith was granted 20,000 shares of restricted stock during 2006 for service provided during fiscal 2005.
(4)	Mr. Smith was granted 75,000 incentive stock options on March 6, 2006 at an exercise price of $0.43 per share. The options vested immediately and expire on March 6, 2013. Mr. Smith was granted 5,000 incentive stock options on March 1, 2006 at an exercise price of $0.45 per share. The options vested immediately and expire on March 1, 2011. All of the granted options will be cancelled 90 days following Mr. Smith’s termination or one year following his death if not exercised.
(5)	Mr. Linares was granted 20,000 shares of restricted stock during 2006 for service provided during fiscal 2005.

(6) Mr. Linares was granted 50,000 incentive stock options on December 29, 2006, at an exercise price of $0.49 per share. The options vested immediately and expire on December 29, 2013. Mr. Linares was granted 5,000 incentive stock options on March 1, 2006 at an exercise price of $0.45 per share. The options vested immediately and expire on March 1, 2011. All of the granted options will be cancelled 90 days following Mr. Linares’ termination or one year following his death if not exercised.

(7) Mr. Rojas was appointed as our Senior Vice President of Clinical Services and Support on August 1, 2006.

(8) Mr. Rojas was granted 35,000 incentive stock options on May 8, 2006, at an exercise price of $0.56 per share. The options vest on May 8, 2007 and expire on May 8, 2013. Mr. Rojas was granted 140,000 incentive and 410,000 non-qualified stock options on August 1, 2006, at an exercise price of $0.56 per share. The options vest as follows: 100,000 shares vested immediately, the remaining shares vest ratably over three years beginning on August 1, 2007 and expire in the aggregate on August 1, 2013. Mr. Rojas was granted 20,000 non-qualified stock options on December 29, 2006, at an exercise price of $0.49 per share. The options vested immediately and expire on December 29, 2013. All of the granted options will be cancelled 90 days following Mr. Rojas’ termination or one year following his death if not exercised.

(9) Mr. Johnson was appointed as our Senior Vice President of Sales and Marketing on September 4, 2006.

(10) Mr. Johnson was granted 200,000 incentive and 250,000 non-qualified stock options on September 4, 2006, at an exercise price of $0.50 per share. The options vest ratably over three years beginning on September 4, 2007 and expire in the aggregate on September 4, 2015. Mr. Johnson was granted 50,000 incentive stock options on December 29, 2006, at an exercise price of $0.49 per share. The options vested immediately and expire on December 29, 2013. The options will be cancelled 90 days following Mr. Johnson’s termination or one year following his death if not exercised.

Salaries are administered to achieve a 50th percentile market rate, but vary by individual based on performance and other considerations. Bonus and Annual Incentive compensation cash payments also vary based on corporate, organizational unit and individual performance. OmniComm Systems’ did not award Annual Incentive awards cash payments at the end of fiscal 2006. Approximately three employees of the Company and its subsidiaries are eligible for Annual Incentive awards based upon the achievement of corporate and individual goals established at the beginning of the year. Corporate goals are established by the Compensation Committee and the Board of Directors; individual goals are proposed by the CEO and the CTO, and recommended and approved by the Compensation Committee and, with respect to the CEO, approved by the Board of Directors. In 2006, certain executives and other key employees were awarded restricted stock which vested upon grant. Also in 2006, executives were awarded stock options with an exercise price equal to the fair market value of the OmniComm Systems’ stock on the date of grant and vesting periods determined by the relative quantity of options granted. The number of restricted and option shares awarded were determined in accordance with a 50th percentile market rate long-term incentive compensation policy, with actual grants to individuals varying based on individual historic and expected performance. Retirement income benefits are provided by various pension and retirement benefit plans (see Compensation Discussion & Analysis).

For 2006, OmniComm Systems awarded some combination of restricted stock and stock options to five executive officers. Guidelines for determining the awards to Named Executive Officers were derived from long-term incentive target amounts established annually. Actual restricted stock and stock option grants in 2006 varied from the guideline number of shares to individual executives based on the executive’s contributions to the performance of the Company in 2005 and expected contributions in the future, as determined by the CEO. The 2006 restricted stock and stock option awards normally vest one-third each year after grant. Stock options were granted with an exercise price equal to the closing market value of OmniComm Systems’ stock on the date the grant was approved by the Board of Directors. Restricted stock and stock option grants to Mr. Wit in 2006 were in accordance with terms of his employment contract.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides information concerning unexercised options, stock that has not vested and equity incentive plan awards for each Named Executive Officer outstanding as of December 31, 2006:

OPTION AWARDS						STOCK AWARDS
Name (a)	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) EXERCISABLE (B)	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) UNEXERCISABLE (C)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF SECURITIES UNDERLYING UNEXERCISED UNEARNED OPTIONS (#) (D)	OPTION EXERCISE PRICE ($) (E)	OPTION EXPIRATION DATE (F)	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#) (G)	MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($) (H)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#) (I)	EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#) (J)
Cornelis F. Wit, President, CEO, and Director	75,000	0	0	0.43	March 6, 2013	0	0	0	0
	65,000	0	0	0.25	August 26, 2009	0	0	0	0
	125,000	0	0	0.25	December 19, 2009	0	0	0	0
	75,000	0	0	0.25	June 21, 2010	0	0	0	0
	5,000	0	0	0.25	August 1, 2008	0	0	0	0
	175,000	0	0	0.25	December 31, 2010	0	0	0	0
	175,000	0	0	0.25	December 31, 2011	0	0	0	0
	175,000	0	0	0.25	December 31, 2012	0	0	0	0
	400,000	200,000		0.28	February 1, 2013	0	0	0	0
Randall G. Smith, Chairman and CTO	75,000	0	0	0.43	March 6, 2013	0	0	0	0
	15,000	0	0	0.25	August 26, 2009	0	0	0	0
	50,000	0	0	0.25	December 19, 2009	0	0	0	0

	75,000	0	0	0.25	June 21, 2010	0	0	0	0
	5,000	0	0	0.25	August 1, 2008	0	0	0	0
	150,000	0	0	0.25	December 31, 2010	0	0	0	0
	150,000	0	0	0.25	December 31, 2011	0	0	0	0
	150,000	0	0	0.25	December 31, 2012	0	0	0	0
	350,000	175,000	0	0.28	February 1, 2013	0	0	0	0
	70,000	0	0	0.43	September 1, 2008	0	0	0	0
	140,000	0	0	0.25	September 1, 2008	0	0	0	0
	167,270	0	0	0.25	July 6, 2009	0	0	0	0
	5,000	0	0	0.45	March 1, 2011	0	0	0	0
	2,000	0	0	2.75	July 30, 2009	0	0	0	0
Ronald T. Linares, Chief Financial and Accounting Officer	50,000	0	0	0.49	December 29, 2013	0	0	0	0
	5,000	0	0	0.45	March 1, 2011	0	0	0	0
	2,000	0	0	2.75	July 30, 2009	0	0	0	0
	70,000	0	0	0.43	September 1, 2008	0	0	0	0
	140,000	0	0	0.25	September 1, 2008	0	0	0	0
	15,000	0	0	0.25	August 26, 2009	0	0	0	0
	30,000	0	0	0.25	December 19, 2009	0	0	0	0
	5,000	0	0	0.25	August 1, 2008	0	0	0	0

	75,000	0	0	0.25	December 31, 2010	0	0	0	0
	75,000	0	0	0.25	December 31, 2011	0	0	0	0
	75,000	0	0	0.25	December 31, 2012	0	0	0	0
	46,667	23,333	0	0.38	December 23, 2014	0	0	0	0
	40,000	0	0	0.30	April 23, 2007	0	0	0	0
	15,000	0	0	0.38	April 5, 2008	0	0	0	0
	15,000	0	0	0.40	October 1, 2008	0	0	0	0
Jesus J. Rojas, Senior Vice President	0	35,000	0	0.56	May 8, 2013	0	0	0	0
	20,000	0	0	0.49	December 29, 2013	0	0	0	0
	100,000	450,000	0	0.56	August 1, 2013	0	0	0	0
Stephen E. Johnson, Senior Vice President	50,000	0	0	0.49	December 29, 2013	0	0	0	0
	0	450,000	0	0.50	September 4, 2015	0	0	0	0

Option Exercises / Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Cornelis F. Wit	50,000	$22,500	20,000	$8,000
Randall G. Smith	12,778	$6,000	20,000	8,000
Ronald T. Linares	22,923	$13,450	20,000	8,000

Employment Contracts and Other Arrangements

This section discusses the employment contracts and transition or other severance agreements for the Chief Executive Officer and the other Named Executive Officers.

Cornelis F. Wit, President and Chief Executive Officer and Director

In December 2006, we renewed an employment agreement with Mr. Cornelis F. Wit to serve as our Chief Executive Officer and President through December 31, 2007. As part of the renewal the employment agreement will renew for successive one-year terms unless the employment agreement is expressly cancelled by either Mr. Wit or the Company ninety days prior to the end of the term. Mr. Wit receives an annual salary of $240,200 payable in cash and/or stock plus a bonus tied to our operating results. As part of the agreement incentive options are awardable under the agreement based upon sales and cash flow objectives. In the event that the we consummate a transaction with a third party resulting in the sale, merger, consolidation, reorganization or other business combination involving all or a majority of our business, assets or stock, whether effected in one transaction or a series of transactions due to the initiative of Mr. Wit (whether or not during the term of the agreement), Mr. Wit will receive a fee equal to 2% of the aggregate consideration. The agreement also provides, among other things, for participation in employee benefits available to employees and executives. Under the terms of the agreement, we may terminate Mr. Wit’s employment upon 30 days notice of a material breach and Mr. Wit may terminate the agreement under the same terms and conditions. The employment agreement contains customary non-disclosure provisions, as well as a one-year non-compete clause if Mr. Wit leaves the company voluntarily or a six-month non-compete clause following his termination by the Company.

Randall G. Smith, Chairman, and Chief Technology Officer

In December 2006, we renewed our employment agreement with Mr. Randall G. Smith to serve as our Chief Technology Officer. As part of the renewal the employment agreement will renew for successive one-year terms unless the employment agreement is expressly cancelled by either Mr. Smith or the Company ninety days prior to the end of the term. Under the terms of the agreement, as compensation for his services, Mr. Smith receives an annual salary of $233,200 to be paid in the form of cash and/or stock, as agreed upon by the parties, and he is eligible to receive a bonus based upon achieving technology related milestones. The agreement also provides, among other things, for participation in employee benefit plans or programs applicable to employees and executives. Under the terms of the agreement, we may terminate the employment of Mr. Smith upon 30 days notice of a material breach and Mr. Smith may terminate the agreement under the same terms and conditions. If Mr. Smith is terminated by us for any reason other than for cause, we must pay him severance benefits equal to six months salary. The employment agreement contains customary non-disclosure provisions, as well as a one-year non-competition restriction following the termination of the agreement. The agreement renews automatically for one-year terms unless expressly cancelled by either Mr. Smith or the Company in writing ninety (90) days prior to termination of the term. The Company extended its employment agreement with Mr. Smith in December 2006 for one year under the terms of the existing employment agreement

Ronald T. Linares, Chief Financial Officer, and Treasurer

In December 2006, we renewed our employment agreement with Mr. Ronald Linares to serve as our Chief Financial Officer. As part of the renewal the employment agreement will renew for successive one-year terms unless the employment agreement is expressly cancelled by either Mr. Linares or the Company ninety days prior to the end of the term. Under the terms of this agreement, Mr. Linares receives an annual salary of $184,064 to be paid in the form of cash and/or stock, as agreed upon by the parties, and he is eligible to receive additional incentive compensation based upon achieving financial milestones. The agreement also provides, among other things, for participation in employee benefit plans or programs applicable to employees and executives. Under the terms of the agreement, we may terminate the employment of Mr. Linares upon 30 days notice of a material breach and Mr. Linares may terminate the agreement under the same terms and conditions. If Mr. Linares is terminated by us for any reason other than for cause, we must pay him severance benefits equal to twelve months salary. The employment agreement contains customary non-disclosure provisions, as well as a one-year non-competition restriction following the termination of the agreement. The agreement renews automatically for one-year terms unless expressly cancelled by either Mr. Linares or the Company in writing ninety (90) days prior to termination of the term. The Company extended its employment agreement with Mr. Linares in December 2006 for one year under the terms of the existing employment agreement

Stephen D. Johnson, Senior Vice President Sales and Marketing

In September 2006, we entered into an employment agreement with Mr. Stephen Johnson to serve as our Senior Vice President for Sales and Marketing. The employment agreement is for a three-year term. Under the terms of this agreement, Mr. Johnson receives an annual salary of $178,310 subject to annual adjustment for cost of living increases. Mr. Johnson is eligible for a commission, payable on a monthly basis, equal to 1% of the Company’s cash receipts as defined in an exhibit to his employment contract. The agreement also provides, among other things, for participation in employee benefit plans or programs applicable to employees and executives. Under the terms of the agreement, we may terminate the employment of Mr. Johnson upon 30 days notice of a material breach and Mr. Johnson may terminate the agreement under the same terms and conditions. If Mr. Johnson is terminated by us for any reason other than for cause, we must pay him severance benefits equal to three months salary for every year of service up to a maximum of twelve months. The employment agreement contains customary non-disclosure provisions.

Stock Option Plan

Our 1998 Stock Incentive Plan (the “1998 Plan”) was adopted in January 1998, and was amended in 2004 by our Board of Directors and shareholders to increase the number of shares available under the 1998 Plan to 7,500,000 shares, and further amended in 2006 by our Board of Directors and shareholders to increase the number of shares available under the 1998 Plan to 12,500,000 shares. As of the date of this prospectus, we have outstanding options under the 1998 Plan to purchase an aggregate of 8,824,270 shares of our common stock at exercise prices ranging from $0.15 to $2.75 per share.

The purpose of the 1998 Plan is to provide a means through which we can attract able persons to enter and remain in our employ, and to provide a means whereby those key persons upon whom the responsibilities of our successful administration and management rest, and whose present and potential contributions to our welfare are of importance, can acquire and maintain stock ownership, thereby strengthening their commitment to our welfare and promoting an identity of interest between stockholders and these key persons.

A further purpose of the 1998 Plan is to provide such key persons with additional incentive and reward opportunities designed to enhance our profitable growth. So that the appropriate incentive can be provided, the 1998 Plan provides for granting incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock awards, phantom stock unit awards and performance share units, or any combination of the foregoing.

We believe that the 1998 Plan encourages the participants to contribute materially to our growth and will align the economic interests of the participants with those of our stockholders.

General

We have reserved 12,500,000 shares of our common stock for issuance upon the exercise of options granted under the 1998 Plan. These shares may be authorized but unissued shares of our common stock or may be shares that we have reacquired, including shares we may purchase on the open market. If any options or stock appreciation rights granted under the 1998 Plan expire or are terminated for any reason without being exercised or restricted shares or performance shares are forfeited, the shares of common stock underlying that award will again be available for grant under the 1998 Plan.

Administration of the 1998 Plan

The Compensation Committee of our Board of Directors administers and interprets the 1998 Plan. The Compensation Committee has the sole authority to designate participants, grant awards and determine the terms of all grants, subject to the terms of the 1998 Plan. The Compensation Committee has the full authority to interpret the 1998 Plan and to make rules, regulations, agreements and instruments for implementing the 1998 Plan.

Eligibility

Grants may be made to any of our employees and to any non-employee member of the Board of Directors. Key advisors who perform services for us or any of our subsidiaries are eligible if they render bona fide services, not as part of the offer or sale of securities in a capital-raising transaction.

Options

Incentive stock options may be granted to employees, directors and key advisors. Non-qualified stock options may be granted to employees, key advisors and non-employee directors. The exercise price of common stock underlying an option is determined by the Compensation Committee at the time the option is granted, and may be equal to, greater than, or less than the fair market value of such stock on the date the option is granted; provided, that the exercise price of an incentive stock option must be equal to or greater than the fair market value of a share of common stock on the date the incentive stock option is granted, and the exercise price of an incentive stock option granted to an employee who owns more than 10% of our common stock, or who is an officer or director, cannot be less than 110% of the fair market value. Unless the applicable option agreement provides otherwise, a participant can exercise an option award after the option has fully vested, by paying the applicable exercise price in cash, or, with the approval of the Compensation Committee, by delivering shares of common stock owned by the grantee and having a fair market value on the date of exercise equal to the exercise price of the grants, or by such other method as the Compensation Committee approves, including payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board.

Options vest according to the terms and conditions determined by the Compensation Committee and specified in the grant instrument. The Compensation Committee determines the term of each option up to a maximum of 10 years from the date of grant except that the term of an incentive stock option granted to an employee who owns more than 10% of our common stock, or who is an officer or director, may not exceed five years from the date of grant. The Compensation Committee may accelerate the exercisability of any or all outstanding options at any time for any reason.

Restricted Stock

The Compensation Committee determines the number of restricted shares granted to a participant, subject to the maximum plan limit described above. Grants of restricted shares will be conditioned on such performance requirements, vesting provisions, transfer restrictions or other restrictions and conditions as the Compensation Committee may determine in its sole discretion. The restrictions will remain in force during a restriction period set by the Compensation Committee. If the grantee is no longer employed by us during the restriction period or if any other conditions are not met, the restricted shares grant will terminate as to all shares covered by the grant for which the restrictions are still applicable, and those shares must be immediately returned to us.

Stock Appreciation Rights

The Compensation Committee can grant stock appreciation rights (SARs) to any participant, subject to the maximum plan limit described above. At any time, the Compensation Committee may grant an SAR award, either separately or in connection with any option; provided, that, if an SAR is granted in connection with an incentive stock option, it must be granted at the same time that as underlying option is granted. The Compensation Committee will determine the base amount of the SAR at the time that it is granted and will establish any applicable vesting provisions, transfer restrictions or other restrictions as it may determine is appropriate in its sole discretion. When a participant exercises an SAR, he or she will receive the amount by which the value of the stock has appreciated since the SAR was granted, which may be payable to the participant in cash, shares, or a combination of cash and shares, as determined by the Compensation Committee.

Performance Share Awards

The Compensation Committee can grant performance share awards to any employee or key advisor. A performance share award represents the right to receive an amount based on the value of our common stock, but may be payable only if certain performance goals that are established by the Compensation Committee are met. If the Compensation Committee determines that the applicable performance goals have been met, a performance share award will be payable to the participant in cash, shares or a combination of cash and shares, as determined by the Compensation Committee.

Amendment and Termination of the 1998 Plan

Our Board of Directors can at any time terminate the 1998 Plan. With the express written consent of an individual participant, the board may cancel or reduce or otherwise alter the outstanding awards thereunder if, in its judgment, the tax, accounting, or other effects of the 1998 Plan or potential payouts thereunder would not be in our best interest. The board may, at any time, or from time to time, amend or suspend and, if suspended, reinstate, the 1998 Plan in whole or in part, provided, however, that without further stockholder approval the board shall not:

•	Increase the maximum number of shares of our common stock which may be issued on exercise of awards under the 1998 Plan;

•	Change the maximum option price;

•	Extend the maximum option term;

•	Extend the termination date of the 1998 Plan; or

•	Change the class of persons eligible to receive awards under the Plan.

Adjustment Provisions

In the event that certain reorganizations of our company or similar transactions or events occur, the maximum number of shares of stock available for grant, the maximum number of shares that any participant in the 1998 Plan may be granted, the number of shares covered by outstanding grants, the kind of shares issued under the 1998 Plan and the price per share or the applicable market value of such grants shall be adjusted by the committee to reflect changes to our common stock as a result of such occurrence to prevent the dilution or enlargement of rights of any individual under the 1998 Plan.

Change of Control and Reorganization

Upon a change of control, as defined in the 1998 Plan, the Compensation Committee may:

•	determine that the outstanding grants, whether in the form of options and stock appreciation rights, shall immediately vest and become exercisable;

•	determine that the restrictions and conditions on all outstanding restricted stock or performance share awards shall immediately lapse;

•

require that grantees surrender their outstanding options and stock appreciation rights in exchange for payment by us, in cash or common stock, in an amount equal to the amount by which the then fair market value of the shares of our common stock subject to the grantee’s unexercised options or stock appreciation rights exceeds the exercise price of those options; and/or

•	after giving grantees an opportunity to exercise their outstanding options and stock appreciation rights, terminate any or all unexercised options and stock appreciation rights.

Upon a reorganization, as defined in the 1998 Plan, where we are not the surviving entity or where we survive only as a subsidiary of another entity, unless the Compensation Committee determines otherwise, all outstanding option or SAR grants shall be assumed by or replaced with comparable options or rights by the surviving corporation. In addition, the Compensation Committee may require that grantees surrender their outstanding options in exchange for payment by us, in cash or common stock, at an amount equal to the amount by which the then fair market value of the shares of common stock subject to the grantee’s unexercised options exceeds the exercise price of those options and/or after accelerating all vesting and giving grantees an opportunity to exercise their outstanding options or SARs, terminate any or all unexercised options and SARs.

Limitation on Liability and Indemnification Matters

Our Articles of Incorporation, as amended and restated, provide to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, that our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director’s or officer’s fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended and restated, is to eliminate our rights and our shareholders (through shareholders’ derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

Our By Laws also provide that the Board of Directors may also authorize us to indemnify our employees or agents, and to advance the reasonable expenses of such persons, to the same extent, following the same determinations and upon the same conditions as are required for the indemnification of and advancement of expenses to our directors and officers. As of the date of this prospectus, the Board of Directors has not extended indemnification rights to persons other than directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (“Securities Act”) may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain Relationships and Related Transactions

Guus van Kesteren, a member of our board of directors, is a consultant to Noesis Capital Corp. Noesis Capital Corp. has acted as a placement agent for the sale of our securities in various offerings since 1999.

In June 2004, the Company issued a promissory note in the amount of $450,875 to Noesis Capital Corp. for amounts owed to Noesis for financial advisory services, and for placement agent fees earned. This note was amended and restated on December 31, 2005, under the terms of a new note bearing interest at 9% payable on April 1, 2008. The principal amount of the note issued on December 31, 2005 was $511,919 which includes $61,044 in accrued and unpaid interest. The note and accrued and unpaid interest in the amount of $46,072 was converted on December 31, 2006 into 1,115,964 shares of common stock at a conversion price of $0.50 per share.

On December 31, 2006, the Company issued a promissory note in the amount of $185,000 to Noesis Capital Corp. The note bears interest at 9% per annum and is payable on January 31, 2009. The principal amount of the promissory note represents $60,000 in placement agent fees earned during 2004 and 2005 and financial advisory fees in the amount of $125,000 earned during 2004 and 2005.

Between February 2001 and July 2001, we borrowed an aggregate of $190,000 from Guus van Kesteren under promissory notes which bore interest of 12% per annum. These promissory notes were amended and restated on August 30, 2001 in the amount of $196,644 with new terms which included an interest rate of 8% per annum with accrued interest payable no later than August 30, 2003. This note was amended in September 2004 extending the maturity date to October 31, 2006.

In December 2002, we borrowed $50,000 from Guus van Kesteren a member of our board of directors. This amount was borrowed under a promissory note bearing interest at a rate of 9% per annum, payable on March 31, 2003. This note was amended in September 2004 extending the maturity date to October 31, 2006.

From February to June 2004, the Company borrowed $106,000 from Guus van Kesteren, a Company Director. These amounts were borrowed under promissory notes bearing interest at 9% per annum with maturity dates ranging from January 31, 2006 to October 31, 2006. These notes were amended and restated on June 30, 2004 under the terms of a new note bearing interest at 9% payable with a maturity date of October 31, 2006.

The above referenced notes payable to Guus van Kesteren, which were originally amended and restated on June 30, 2004 into one promissory note with a principal amount of $364,758.38 bearing interest at 9% per annum and payable on October 31, 2006, were amended and restated on December 31, 2005, under the terms of a new note bearing interest at 9% payable on April 1, 2008. The principal amount of the note is $414,135.75 which includes accrued and unpaid interest of $49,337.37. The principal amount of the note and accrued and unpaid interest in the amount of $37,272.22 was converted on December 31, 2006 into 902,816 shares of common stock at a conversion price of $0.50 per share.

During November 2002, we borrowed $6,000 from Randall G. Smith, our Chairman of the board and Chief Technology Officer. In March 2003 this note was amended and restated extending the maturity date to January 31, 2005. This note was amended and restated on March 31, 2005 extending the maturity date to January 31, 2007. The note and accrued but unpaid interest in the amount of $1,860 were repaid on April 17, 2006.

In December 2002, we borrowed $50,000 from Cornelis Wit, our President and Chief Executive Officer and a member of our board of directors. This amount was borrowed under a promissory note bearing interest at a rate of 9% per annum, payable on March 31, 2003. This note was amended in September 2004 extending the maturity date to October 31, 2006.

From September to November 2003 we borrowed $262,000 from Cornelis Wit, our President and Chief Executive Officer, and a member of our board of directors. These amounts were borrowed under promissory notes bearing interest at 9% per annum with maturity dates ranging from January 31, 2005 to October 31, 2005. These notes were amended and restated on September 30, 2004 under the terms of a new note bearing interest at 9% interest payable on October 31, 2006.

From January to June 2004, the Company borrowed $153,500 from Cornelis Wit, the Company’s President and Chief Executive Officer and a Director. These amounts were borrowed under promissory notes bearing interest at 9% per annum with maturity dates ranging from January 31, 2006 to October 31, 2006. These notes were amended and restated on June 30, 2004 under the terms of a new note bearing interest at 9% interest payable on October 31, 2006.

The above referenced notes payable to Cornelis Wit, which were originally amended and restated on June 30, 2004 into one promissory note with a principal amount of $483,984.00 bearing interest at 9% per annum and payable on October 31, 2006, were amended and restated on December 31, 2005, under the terms of a new note bearing interest at 9% payable on April 1, 2008. The principal amount of the new note is $549,500.85 which includes accrued and unpaid interest of $65,516.85. The principal amount of the note and accrued and unpaid interest in the amount of $49,455.07was converted on December 31, 2006 into 1,197,912 shares of common stock at a conversion price of $0.50 per share.

In March 2005, the Company borrowed $22,000 from Cornelis Wit, the Company’s President and Chief Executive Officer and a Director. These amounts were borrowed under a promissory note bearing interest at 9% per annum payable on January 31, 2007. The note and accrued and unpaid interest in the amount of $3,547.73 were converted on December 31, 2006 into 51,095 shares of common stock at a conversion price of $0.50 per share.

In April 2005, the Company borrowed $25,000 from Guus van Kesteren, a company Director. These amounts were borrowed under a promissory note bearing interest at 9% per annum payable on January 31, 2007. The note and accrued and unpaid interest in the amount of $3,908.22 were converted on December 31, 2006 into 57,816 shares of common stock at a conversion price of $0.50 per share.

In June 2005, the Company borrowed $120,000 from Cornelis Wit, the Company’s President and Chief Executive Officer and a Director. These amounts were borrowed under a promissory note bearing interest at 9% per annum payable on January 31, 2007. The note and accrued and unpaid interest in the amount of $14,608.44 were converted on December 31, 2006 into 269,217 shares of common stock at a conversion price of $0.50 per share.

From June to September 2005, the Company borrowed $14,300 from Ronald Linares, the Company’s Vice President, and Chief Financial Officer. These amounts were borrowed under a promissory note bearing interest at 9% per annum payable on January 31, 2007. The note and accrued and unpaid interest in the amount of $1,011 were repaid on April 17, 2006.

In October 2005, the Company borrowed $215,000 from Cornelis Wit, the Company’s President and Chief Executive Officer and a Director. These amounts were borrowed under a promissory note bearing interest at 9% per annum payable with a maturity date of December 31, 2006. Under the terms of the note Mr. Wit had the right to convert any unpaid principal into shares of common stock at a conversion price of $0.28 per share in the event the note was not repaid by December 31, 2005. On November 11, 2005 the Company repaid $50,000 of principal on the note. On December 31, 2005 Mr. Wit converted the remaining $165,000 of outstanding principal and $3,000 in accrued interest into 600,000 shares of common stock.

Two of the members of our Board of Directors (Guus van Kesteren and Matthew D. Veatch) are “independent” within the meaning of Marketplace Rule 4200 of the National Association of Securities Dealers, Inc.

PRINCIPAL STOCKHOLDERS

As of the date of this prospectus, there were an aggregate of:

•	56,089,569 shares of common stock,

•	4,215,224 shares of 5% Series A Preferred Stock,

•	50,000 shares of Series B Preferred Stock, and

•	337,150 shares of Series C Preferred Stock

issued and outstanding. These securities comprise our “Voting Securities”. The holders of our shares of common stock are entitled to one vote for each outstanding share on all matters submitted to our stockholders. The holders of the 5% Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock are also entitled to vote on matters submitted to our stockholders, with one vote for each share of common stock into which these series of our preferred stock are convertible. Based upon the current conversion price for each of the 5% Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock as of the date of this prospectus, these holders are entitled to 18,296,149 votes at a meeting of our stockholders, and the common stockholders are entitled to 56,089,569 votes, for an aggregate of 74,385,718 votes for all currently outstanding Voting Securities.

The following table sets forth, as of the date of this prospectus, information known to us relating to the beneficial ownership of shares of our Voting Securities by:

•	each person who is the beneficial owner of more than 5% of the outstanding shares of Voting Securities, aggregate all three classes together;

•	each director;

•	each executive officer; and

•	all executive officers and directors as a group.

Under securities laws, a person is considered to be the beneficial owner of securities he owns and that can be acquired by him within 60 days from the date of this prospectus upon the exercise of options, warrants, convertible securities or other understandings. We determine a beneficial owner’s percentage ownership by assuming that options, warrants or convertible securities that are held by him, but not those held by any other person and which are exercisable within 60 days of the date of this prospectus have been exercised or converted.

The following table, however, gives no effect to the exercise of any outstanding options or warrants unless specifically set forth therein. We believe that all persons named in the table have sole voting, dispositive and investment power with respect to all shares of Voting Securities beneficially owned by them. Unless otherwise noted, the address for each person is 2101 West Commercial Blvd. Suite 4000, Ft. Lauderdale, Florida 33309.

Name of Beneficial Owner	No. of Shares Beneficially Owned	Percentage of Voting Securities
Cornelis F. Wit (1)	4,611,827	6.08%
Randall G. Smith (2)	2,488,764	3.28%
Ronald T. Linares (3)	804,452	1.07%
Stephen E. Johnson (4)	50,000	0.07%
Guus van Kesteren (5)	2,786,794	3.72%
Matthew D. Veatch (6)	320,000	0.53%
Noesis Capital Corp. (7)	4,621,814	6.03%
Fernando Montero (8)	3,715,000	5.00%

All Directors and Officers as a group (seven persons) (9)	11,136,837	14.13%

(1)	Includes vested options to purchase an aggregate of 1,345,000 shares of our common stock at prices ranging from $0.25 to $0.60 per share with expiration dates ranging from August 2007 to April 2014, and 304,000 shares of our common stock issuable upon conversion of our Series C Preferred Stock.
(2)	Includes vested options to purchase an aggregate of 1,479,270 shares of our common stock at prices ranging from $0.25 to $2.75 per share with expiration dates ranging from August 2007 to March 2013.
(3)	Includes vested options to purchase an aggregate of 682,000 shares of our common stock at prices ranging from $0.25 to $2.75 per share with expiration dates ranging from April 2007 to December 2014.
(4)	Includes vested options to purchase an aggregate of 50,000 shares of our common stock at $0.49 per share with an expiration date of December 2014.
(5)	Includes vested options to purchase an aggregate of 395,000 shares of our common stock at prices ranging from $0.25 to $0.45 per shares with expiration dates ranging from December 2007 to April 2014, 100,000 shares of our common stock issuable upon conversion of our Series B Preferred Stock and 504,000 shares of our common stock issuable upon conversion of our Series C Preferred Stock.
(6)	Includes vested options to purchase an aggregate of 300,000 shares of our common stock at prices ranging from $0.25 to $0.43 per share with expiration dates ranging from December 2010 to April 2014.
(7)	Includes 400,000 shares of our common stock issuable upon the conversion of our Series C Preferred Stock and 1,225,350 shares of our common stock issuable upon the conversion of warrants at an exercise price of $.25 per share Also includes 993,900 shares of our common stock issuable upon the conversion of shares of our Series C Preferred Stock and 496,950 shares of our common stock issuable upon the conversion of warrants at an exercise price of $.25 per share pursuant to a Placement Agent Unit Option. Also includes 686,600 shares of common stock held by Noesis International Holdings, the parent company of Noesis Capital Corp. The address for Noesis International Holdings and Noesis Capital Corp is 1801 Clint Moore Road, Suite 100, Boca Raton, FL 33487. Nico Letschert has voting and dispositive control over the securities owned by Noesis Capital Corp. and Noesis International Holdings.
(8)	Includes 200,000 shares of common stock issuable upon conversion of Series C Preferred Stock, and 2,500,000 shares of common stock held by Atlantic Balanced Fund, a corporation formed under the laws of the British Virgin Islands (“ABF”). Mentor Capital Corporation is the fund manager for ABF and has voting and dispositive control over the shares held by ABF. Mr. Montero is the president, director and sole owner of Mentor Capital Corporation and may be considered the beneficial owner of the 2,500,000 shares held by ABF.
(9)	Includes footnotes (1) through (6).

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 150,000,000 shares of Common Stock, $.001 par value per share, and 10,000,000 shares of preferred stock, par value $.001 per share, of which 5,000,000 shares have been designated as Series A Convertible Preferred Stock, 230,000 shares have been designated as Series B Convertible Preferred Stock, and 747,500 shares have been designated as Series C Convertible Preferred Stock. As of the date of this prospectus, there are

•	56,089,569 shares of Common Stock issued and outstanding;

•	29,962,669 shares reserved for issuance upon exercise or conversion of issued and outstanding options, placement agent unit options, warrants and convertible notes;

•	2,810,149 shares reserved for issuance upon the conversion of the Series A Convertible Preferred Stock;

•	2,000,000 shares reserved for issuance upon the conversion of the Series B Convertible Preferred Stock; and

•	13,486,000 shares reserved for issuance upon the conversion of the Series C Preferred Stock.

Common Stock

Holders of common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of our voting securities do not have cumulative voting rights. Holders of common stock are entitled to share in all dividends that the Board of Directors, in its discretion, declares from legally available funds. In the event of our liquidation, dissolution or winding up, subject to the preferences of the Series A Preferred Stockholders, Series B Preferred Stock holders and Series C Preferred Stockholders, each outstanding share of common stock entitles its holder to participate in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock.

Holders of common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions for the common stock. The rights of the holders of common stock are subject to any rights that may be fixed for holders of preferred stock, when and if any preferred stock is outstanding. All outstanding shares of common stock are duly authorized, validly issued, fully paid and non-assessable.

Preferred stock

Our Board of Directors, without further stockholder approval, may issue preferred stock in one or more series from time to time and fix or alter the designations, relative rights, priorities, preferences, qualifications, limitations and restrictions of the shares of each series. In addition, the Board of Directors may fix and determine all privileges and rights of the authorized preferred stock series including:

•	dividend and liquidation preferences,

•	voting rights,

•	conversion privileges, and

•	redemption terms.

Our Board of Directors may authorize the issuance of preferred stock which ranks senior to our common stock for the payment of dividends and the distribution of assets on liquidation. In addition, our Board of Directors can fix limitations and restrictions, if any, upon the payment of dividends on our common stock to be effective while any shares of preferred stock are outstanding.

Series A Preferred Stock

In 1999, our Board of Directors designated 5,000,000 shares of our preferred stock as 5% Series A Convertible Preferred Stock (“Series A Preferred Stock”), of which 4,215,224 shares are issued and outstanding.

The designations, rights and preferences of the Series A Preferred include:

•	the shares are not redeemable,

•

each share of Series A Preferred Stock is convertible into shares of our common stock at any time at the option of the holder at a conversion price of $1.50 per share, or if not so converted after one year from issuance, at any time at our option if the closing bid price of our common stock has exceeded $3.00 for 20 consecutive trading days, our common stock is listed on The NASDAQ Stock Market or other national stock exchange, and the shares of common stock issuable upon conversion of the Series A Preferred Stock are registered under a registration statement,

•

the conversion price has certain anti-dilution protections for any stock splits, stock dividends, and corporate reorganizations, and certain other corporate transactions and issuances of securities at below the applicable conversion price per share. The Series A Preferred Stockholders have waived their rights to an anti-dilution adjustment reducing their conversion price as a result of the issuance of the Series B Preferred Stock and Series C Preferred Stock,

•

the shares of Series A Preferred Stock pay a cumulative dividend at a rate of 5% per annum based on the stated value of $1.00 per share, payable when and as declared by the Board of Directors, or upon conversion or liquidation. Dividends on the Series A Preferred Stock have priority to our common stock and junior to Series B Preferred Stock and Series C Preferred Stock. At our option, dividends can be paid in cash or shares of common stock valued at the conversion price of the Series A Preferred Stock,

•	in the event of our liquidation or winding up, each share of Series A Preferred Stock has a liquidation preference equal to $1.00 per share,

•

the holders of the Series A Preferred Stock are entitled to vote together with the holders of our common stock, on the basis of one vote for each share of common stock issuable upon the conversion of the Series A Preferred Stock.

There were arrearages of $912,370 and $701,609 on the Series A Preferred Stock for undeclared dividends as of December 31, 2006 and December 31, 2005, respectively.

In addition, the holders of the Series A Preferred Stock were granted certain demand and piggyback registration rights for the shares of our common stock issuable upon the conversion of the Series A Preferred Stock.

Series B Preferred Stock

In August 2001, our Board of Directors designated 200,000 shares of our preferred stock as Series B Convertible Preferred Stock (“Series B Preferred Stock”). A Corrected Certificate of Designations was filed on February 7, 2002 with the Delaware Secretary of State increasing the number of shares authorized as Series B Preferred Stock to 230,000 shares, of which 50,000 shares are issued and outstanding.

The designations, rights and preferences of the Series B Preferred Stock include:

•	the stated value of each share is $10.00 per share,

•	the shares are not redeemable,

•

each share of Series B Preferred Stock is convertible into shares of our common stock at the option of the holder at any time commencing January 31, 2002 at the option of the holder at $0.25 per share, as adjusted, and the shares automatically convert, subject to limitations based on trading volume, into shares of our common stock at $0.25 per share at such time as we complete a public offering raising proceeds in excess of $25 million at an offering price of at least $0.75 per share. We may require all outstanding shares of the Series B Preferred Stock to convert in the event the closing bid price of our common stock exceeds $0.50 for 20 consecutive trading days, and our common stock has been listed on The NASDAQ Stock Market or other comparable national stock exchange or the OTC Bulletin board and a registration statement registering the shares of common stock issuable upon conversion of the Series B Preferred Stock has been declared effective,

•

the conversion price has certain anti-dilution protections for any stock splits, stock dividends, and corporate reorganizations, and certain other corporate transactions and issuances of securities at below the applicable conversion price per share or market value of the common stock,

•

the shares of Series B Preferred Stock pay a cumulative dividend at a rate of 8% per annum based on the stated value of $10.00 per share, payable when and as declared by the Board of Directors, or upon conversion or liquidation. At our option, dividends can be paid in cash or shares of common stock valued at the conversion price of the Series B Preferred Stock,

•	each share of Series B Preferred Stock will rank senior to our Series A Preferred and pari passu with our Series C Preferred Stock,

•	in the event of our liquidation or winding up, each share of Series B Preferred Stock has a liquidation preference equal to $10.00 per share plus accrued and unpaid dividends, and

•

the holders of the Series B Preferred Stock are entitled to vote, together with the holders of our common stock, on the basis of one vote for each share of common stock issuable upon the conversion of the Series B Preferred Stock,

There were arrearages of $560,684 and $518,021 on the Series B Preferred Stock dividends as of December 31, 2006 and December 31, 2005, respectively.

In addition, the holders of the Series B Preferred Stock were granted certain mandatory and piggyback registration rights for the shares of our common stock issuable upon the conversion of the Series B Preferred Stock and are entitled to vote one member to our Board of Directors.

Series C Preferred Stock

In March 2002, our Board of Directors designated 747,500 shares of our preferred stock as Series C Convertible Preferred Stock. of which 337,150 shares are issued and outstanding.

The designations, rights and preferences of the Series C Preferred Stock include:

•	the stated value of each share is $10.00 per share,

•	the shares are not redeemable,

•

each share of Series C Preferred Stock is convertible at any time, at the option of the holder, into a number of shares of common stock determined by dividing the stated value per share of the Series C Preferred Stock by $0.25, which is the Series C Conversion Price. The Series C Preferred Stock will automatically convert, subject to limitations based on trading volume, into shares of our common stock upon a public offering of our securities raising gross proceeds in excess of $25,000,000 at a per share price greater than 2.5 times the Series C Conversion Price per share, as adjusted for any stock split, stock dividend, recapitalization, or other similar transaction. In addition, the Series C Preferred Stock will automatically convert into shares of our common stock at the Series C Conversion Price at such time as the closing bid price for our common stock has traded at two times the then prevailing Series C Conversion Price for a period of 20 consecutive trading days, provided that (i) a public trading market exists for our common stock on a national securities exchange, the NASDAQ Stock Market, or the over the counter market; and (ii) the Conversion Shares have been registered for resale and are not subject to any lock-up and the number of shares of the Series C Preferred Stock which can be converted in any 30-day period will be limited to the number of shares of common stock underlying the Series C Preferred Stock equal to 10 times the average daily trading volume during the 20-day look-back period set forth above,

•

the conversion price has certain anti-dilution protections for any stock splits, stock dividends, and corporate reorganizations, and certain other corporate transactions and issuances of securities at below the applicable conversion price per share or market value of the common stock,

•

the shares of Series C Preferred Stock pay a cumulative dividend at a rate of 8% per annum based on the stated value of $10.00 per share, payable when and as declared by the Board of Directors, or upon conversion or liquidation. At our option, dividends can be paid in cash or shares of common stock valued at the conversion price of the Series C Preferred Stock.

•	each share of Series C Preferred Stock will rank pari passu with our Series B Preferred Stock and senior to our Series A Preferred Stock,

•	in the event of our liquidation or winding up, each share of Series C Preferred Stock has a liquidation preference equal to $10.00 per share plus accrued and unpaid dividends, and

•

the holders of the Series C Preferred Stock are entitled to vote, together with the holders of our common stock, on the basis of one vote for each share of common stock issuable upon the conversion of the Series C Preferred Stock.

There were arrearages of $1,132,628 and $862,908 on the Series C Preferred Stock for undeclared dividends as of December 31, 2006 and December 31, 2005, respectively.

In addition, the holders of the Series C Preferred Stock were granted certain mandatory and piggyback registration rights covering the shares of our common stock issuable upon the conversion of the Series C Preferred Stock and are entitled to vote two members to our Board of Directors.

Warrants

We have issued and outstanding warrants to purchase a total of 1,271,400 shares of our common stock, including:

•

warrants to purchase 543,000 shares of our common stock at an exercise price of $.25 per share expiring May 2007 which were issued by us in connection with the Series C Preferred Stock offering, which warrants contain a cashless exercise provision. The holders of the warrants were granted certain mandatory and piggyback registration rights covering the shares of our common stock issuable upon the exercise of the warrants.

•

warrants to purchase 458,400 shares of our common stock at an exercise price of $.25 per share expiring December 2008 which were issued by us to the placement agent of two offerings of our common stock that were conducted during 2003.

•

warrants to purchase 270,000 shares of our common stock at an exercise price of $.25 per share expiring December 2009 which were issued by us in connection with a private placement of common stock that occurred during 2004, which warrants contain a cashless exercise provision and piggyback registration rights.

Series C Placement Agent Unit Option

In connection with our March 2002 to March 2003 private placement of Series C Preferred Stock, we issued the placement agent an option to purchase 2.48 units. Each unit is exercisable at $100,000 per unit and consists of 10,000 shares of Series C Preferred Stock and 5-year warrants to purchase 200,000 shares of common stock at an exercise price of $0.25 per share. An aggregate of 1,490,850 shares are issuable upon conversion of the Placement Agent Unit Option. The Placement Agent Unit Option contains a cashless exercise provision. The holder of the Placement Agent Unit Option was granted certain mandatory and piggyback registration rights covering the shares of our common stock issuable upon conversion of the Series C Preferred Stock and exercise of the warrants underlying Placement Agent Unit Option. The Placement Agent Unit Option expires March 31, 2008.

10% Convertible Note

From February 1999 to May 1999, we issued 10% convertible notes (“10% Convertible Notes”) in the aggregate principal amount of $862,500. The 10% Convertible Notes pay 10% interest and were due and payable on June 2004. The holders have the right to convert the principal and interest amount into shares of our common stock at a rate of $1.25 per share. From 2000 to 2006, certain of the note holders converted an aggregate of $762,500 principal amount of the notes according to their terms into 1,456,638 shares of our common stock. Accordingly, and aggregate of $100,000 principal amount remains outstanding, convertible into 80,000 shares of common stock. In addition, the holders of the 10% Convertible Notes were granted certain demand and piggy-back registration rights for the shares of our common stock issuable upon the conversion of the 10% Convertible Notes.

Registration Rights

We have granted registration rights covering an aggregate of 33,472,399 shares of our Common Stock issuable upon the conversion of the outstanding shares of Series A Convertible Preferred Stock, the Series B Convertible Preferred Stock, Series C Preferred Stock, convertible notes and certain outstanding shares of Common Stock. Our obligation to register the shares ceases when such securities have been effectively registered under the Securities Act and have been disposed of pursuant to an effective registration statement covering such shares, when such securities are distributed to the public pursuant to Rule 144 of the Securities Act or when such securities may be sold or transferred pursuant to Rule 144(k) (or any similar provision then in force) under the Securities Act are generally required to bear all expenses of these registrations, except underwriting discounts and commissions.

Transfer Agent

Our transfer agent is Jersey Transfer and Trust Co., 201 Bloomfield Avenue, Box #36, Verona, New Jersey 07044. Their telephone number is 973-239-2712.

SELLING STOCKHOLDERS

Overview

This prospectus relates to the periodic offers and sales of up to 36,516,808 shares of common stock by the selling stockholders listed below and their pledgees, donees and other successors in interest. Common stock registered for resale under this prospectus constitute 50.9% of our issued and outstanding common stock as of the date of this prospectus, assuming the conversion of the Series C Preferred Stock, and the exercise of the warrants and Placement Agent Unit Options by the selling stockholders, which includes:

•	13,486,000 shares of common stock issuable upon conversion of Series C Preferred Stock which were sold between March 2002 and March 2003;

•	543,000 shares of common stock issuable upon exercise of warrants issued between March 2002 and March 2003 in connection with the issuance of our Series C Preferred Stock;

•	1,496,850 shares of common stock issuable upon exercise of Placement Agent Unit Options issued in connection with the March 2002 to March 2003 private placement of our Series C Preferred Stock;

•	20,996,958 shares of common stock that are presently issued and outstanding which include:

•	1,400,000 shares of common stock which were sold between March 2002 and March 2003 in a private offering;

•	2,484,000 shares of common stock which were sold between July 2003 and December 2003 in a private offering;

•	3,000,000 shares of common stock which were sold between January 2004 and October 2004 in a private offering;

•	850,000 shares of common stock which were sold between May 2005 and August 2005 in a private offering;

•

6,409,395 shares of common stock which were issued December 31, 2006 upon the conversion of promissory notes in the aggregate principal amount plus accrued but unpaid interest in the aggregate amount of $3,204,698 at a conversion price of $0.50 per share;

•	5,000,000 shares of common stock which were sold between February 2007 and March 2007 in a private offering; and

•

1,853,563 shares of common stock issued March 2007 upon the conversion of promissory notes in the aggregate principal amount plus accrued but unpaid interest in the aggregate amount of $928,784 at a conversion price of $0.50 per share.

The following table sets forth:

•	the name of each selling stockholder;

•	the amount of common stock owned beneficially by each selling stockholder (which includes those shares underlying options and warrants);

•	the number of shares that may be offered by each selling stockholder pursuant to this prospectus;

•	the number of shares to be owned by each selling stockholder following sale of the shares covered by this prospectus; and

•

the percentage of our common stock to be owned by each selling stockholder following sale of the shares covered by this prospectus (based on 56,089,659 shares of our common stock outstanding as of the date of this prospectus), as adjusted to give effect to the issuance of shares upon the conversion of the named selling stockholder’s preferred stock and exercise of the named selling stockholder’s warrants, but no other person’s preferred stock or warrants.

The costs of registering the shares offered by the selling stockholders are being paid by us. The selling stockholders will pay all other costs of the sale of the shares offered by them.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to outstanding voting securities, as well as any voting securities which the person has the right to acquire within 60 days, through the conversion or exercise of any security or other right. The information as to the number of shares of our common stock owned by each selling stockholder is based upon our books and records and the information provided by our transfer agent.

We may amend or supplement this prospectus, from time to time, to update the disclosure set forth in the table. All of the shares being registered for resale under this prospectus for the selling security holders may be offered hereby. Because the selling stockholders identified in the table may sell some or all of the shares owned by them which are included in this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, no estimate can be given as to the number of shares available for resale hereby that will be held by the selling stockholders upon termination of this offering. We have, therefore, assumed for the purposes of the following table, that the selling stockholders will sell all of the shares owned beneficially by them, which are covered by this prospectus, but will not sell any other shares of our common stock that they presently own.

The information contained in the following table is derived from our books and records, as well as from our transfer agent.

Stockholder		Shares Owned Beneficially Prior To This Offering	Shares to be Offered Pursuant to This Prospectus	Shares Owned After Offering	Percent of Class Owned After Offering
A.J. Smit	1	129,000	129,000	—	*
Aart .R. De Koomen	2	78,000	52,000	26,000	*
Achille Verly	3	300,000	200,000	100,000	*
Ad Klinkenberg	4	1,645,399	400,000	1,245,399	1.74%
Alberto Mendoza	5	150,000	100,000	50,000	*
Alvin Stroyny	6	210,011	100,000	110,011	*
Arendal Portfolio	7	100,000	100,000	—	*
Atlantic Balanced Fund	8	2,500,000	2,500,000	—	*
Atlantic Security Bank	9	2,000,000	2,000,000	—	*
Charles Vanbiervliet	10	111,416	111,416	—	*
Cheers Mountain BV	11	1,000,000	800,000	200,000	*
Chesapeake Bay	12	100,000	100,000	—	*
Cornelis Wit	13	4,611,827	2,122,224	2,489,603	3.48%
David Vanbiervliet	14	400,000	400,000	—	*
Denison Smith	15	203,213	100,000	103,213	*
Dennis Lavin	16	230,000	100,000	130,000	*
Douglas Lindsay	17	729,961	300,000	429,961	*
Dr. David Buchhalter & Dr. Sharon Buchhalter, JTWROS	18	150,000	100,000	50,000	*
Dr. Guru Ramanathan	19	60,000	40,000	20,000	*
Empire Foods Pension Plan	20	203,501	203,501	—	*
Endherma SA	21	400,000	400,000	—	*
Fernando Montero	22	1,200,000	1,100,000	100,000	*
Frido van Kesteren	23	353,213	100,000	253,213	*
Gerry van Meeteren	24	640,000	400,000	240,000	*

Guus van Kesteren	25	2,786,794	1,578,632	1,208,162	1.69%
Guy Brissette	26	1,834,955	733,842	1,101,113	1.54%
Guy Vercauteren	27	400,000	100,000	300,000	*
Helder Holding BV	28	150,000	150,000	—	*
Hendrik Morelisse	29	800,659	552,659	248,000	*
Ingrid van Hoff	30	202,466	202,466	—	*
Iris M Kay	31	150,000	100,000	50,000	*
Jaap Hoff	32	1,813,674	400,000	1,413,674	1.97%
Jan van Bemmel	33	150,000	150,000	—	*
John Lyche	34	600,000	400,000	200,000	*
Jos Dreesens	35	1,654,102	800,000	854,102	1.19%
Karim Badr	36	220,424	80,000	140,424	*
Kuyl Holdings BV	37	909,247	509,247	400,000	*
Leonard G. Epstein	38	559,125	200,000	359,125	*
Logimo NV	39	1,475,294	1,475,294	—	*
Luis Felipe Tavares	40	500,000	200,000	300,000	*
Meindert Ververs	41	1,500,000	1,000,000	500,000	*
Magnolia Private Foundation	42	2,322,504	1,220,000	1,102,504	1.54%
Marcel van Dam	43	300,000	300,000	—	*
Martin Kallen	44	1,500,000	1,000,000	500,000	*
Max Power	45	559,125	400,000	159,125	*
Michiel Steel	46	511,589	511,589	—	*
Michel Uyterbroek	47	200,000	200,000	—	*
Michiel Scholten	48	494,170	200,000	294,170	*
Nathan Jacobson	49	546,497	200,000	346,497	*
Nico Letschert	50	219,803	171,333	48,470	*
Noesis Capital Corp.	51	4,621,814	3,206,814	1,415,000	1.98%
Noesis NV 1	52	1,508,088	1,058,088	450,000	*

Noesis NV 2	53	877,377	200,000	677,377	*
Noesis NV 3	54	3,450,653	3,210,653	240,000	*
Noesis NV 4	55	536,510	356,510	180,000	*
Onno Schamhart	56	292,459	200,000	92,459	*
Peter van Wel	57	300,000	200,000	100,000	*
Rob J Schuurman	58	180,000	120,000	60,000	*
Robert Smith	59	150,000	150,000	—	*
Simon P Kooyman	60	225,000	100,000	125,000	*
Steve Yeung	61	307,812	100,000	207,812	*
Susan Trimbo	62	60,000	40,000	20,000	*
Tobias Oord	63	150,000	100,000	50,000	*
Taxus BV	64	150,000	150,000	—	*
Voldomyr Donchenko	65	311,540	311,540	—	*
WesWin Corp	66	729,960	200,000	529,960	*
Willem Makel	67	120,000	120,000	—	*
Wim Boegem	68	691,923	400,000	291,923	*
Wisa Options BV	69	2,218,750	1,400,000	818,750	1.14%
Wooden Shoe Foundation	70	121,500	100,000	21,500	*

		56,869,355	36,516,808	20,352,547

An “*” indicates less than 1%.

(1)	Shares owned beneficially prior to this offering and shares to be offered pursuant to this prospectus include 86,000 shares of common stock issuable upon the conversion of outstanding shares of Series C Preferred Stock and 43,000 shares of common stock issuable upon the exercise of outstanding warrants with an exercise price of $.25 per share.
(2)	Shares owned beneficially prior to this offering and shares owned after the offering include 26,000 shares of common stock and shares owned beneficially prior to this offering and shares to be offered pursuant to this prospectus include 52,000 shares of common stock issuable upon the conversion of outstanding shares of Series C Preferred Stock.

(3)	Shares owned beneficially prior to this offering and shares owned after the offering include 100,000 shares of common stock and shares owned beneficially prior to this offering and shares to be offered pursuant to this prospectus include 200,000 shares of common stock issuable upon the conversion of outstanding shares of Series C Preferred Stock.
(4)	Shares owned beneficially prior to this offering and shares owned after the offering include 912,006 shares of common stock and 133,333 shares of common stock issuable upon the conversion of our Series A Preferred Stock and shares owned beneficially prior to this offering and shares to be offered pursuant to this prospectus include 400,000 shares of common stock issuable upon the conversion of our Series C Preferred Stock.
(5)	Shares owned beneficially prior to this offering and shares owned after the offering include 50,000 shares of common stock and shares owned beneficially prior to this offering and shares to be offered pursuant to this prospectus include 100,000 shares of common stock issuable upon the conversion of outstanding shares of Series C Preferred Stock.
(6)	Shares owned beneficially prior to this offering and shares owned after the offering include 76,678 shares of common stock and 33,333 shares of common stock issuable upon the conversion of our Series A Preferred Stock and shares owned beneficially prior to this offering and shares to be offered pursuant to this prospectus includes 100,000 shares of common stock issuable upon the conversion of our Series C Preferred Stock.
(7)	Shares owned beneficially prior to this offering and shares to be offered pursuant to this prospectus include 100,000 shares of common stock.
(8)	Shares owned beneficially prior to this offering and shares to be offered pursuant to this prospectus include 2,500,000 shares of common stock. Mentor Capital Corporation is the fund manager for ABF and has voting and dispositive control over the shares held by ABF. Mr. Montero is the president, director and sole owner of Mentor Capital Corporation and may be considered the beneficial owner of the 2,500,000 shares held by ABF.
(9)	Shares owned beneficially prior to this offering and shares to be offered pursuant to this prospectus include 2,000,000 shares of common stock. Fernando Montero is the control person of Atlantic Security Bank.
(10)	Shares owned beneficially prior to this offering and shares to be offered pursuant to this prospectus include 111,416 shares of common stock.
(11)	Shares owned beneficially prior to this offering and shares to be offered pursuant to this prospectus include 400,000 shares of common stock and 400,000 shares of common stock issuable upon the conversion of our Series C Preferred stock. Ad Klinkenberg is the control person of Cheers Mountain BV.
(12)	Shares owned beneficially prior to this offering and shares to be offered pursuant to this prospectus include 100,000 shares of common stock.
(13)	Shares owned beneficially prior to this offering and shares owned after the offering include vested options to purchase an aggregate of 1,345,000 shares of our common stock at prices ranging from $0.25 to $0.60 per share with expiration dates ranging from August 2007 to April 2014 and 1,144,603 shares of common stock and shares owned beneficially prior to this offering and shares to be offered pursuant to this prospectus includes 1,818,224 shares of common stock, and 304,000 shares of common stock issuable upon the conversion of our Series C Preferred Stock. Mr. Wit is our Chief Executive Officer, President and a member of our Board of Directors.

(14)	Shares owned beneficially prior to this offering and shares to be offered pursuant to this prospectus include 400,000 shares of common stock.
(15)	Shares owned beneficially prior to this offering and shares owned after the offering include 23,213 shares of common stock and 80,000 shares of common stock issuable upon the conversion of our Series A Preferred Stock and shares owned beneficially prior to this offering and shares to be offered pursuant to this prospectus includes 100,000 shares of common stock issuable upon the conversion of our Series C Preferred Stock.
(16)	Shares owned beneficially prior to this offering and shares owned after the offering include 130,000 shares of common stock and shares owned beneficially prior to this offering and shares to be offered pursuant to this prospectus includes 100,000 shares of common stock issuable upon the conversion of our Series C Preferred Stock.
(17)	Shares owned beneficially prior to this offering and shares owned after the offering include 296,628 shares of common stock and 133,333 shares of common stock issuable upon the conversion of our Series A Preferred Stock and shares owned beneficially prior to this offering and shares to be offered pursuant to this prospectus includes 200,000 shares of common stock issuable upon the conversion of our Series C Preferred Stock and 100,000 shares of common stock issuable upon the exercise of warrants with an exercise price of $.25 per share.
(18)	Shares owned beneficially prior to this offering and shares owned after the offering include 50,000 shares of common stock and shares owned beneficially prior to this offering and shares to be offered pursuant to this prospectus include 100,000 shares of common stock.
(19)	Shares owned beneficially prior to this offering and shares owned after the offering include 20,000 shares of common stock and shares owned beneficially prior to this offering and shares to be offered pursuant to this prospectus include 40,000 shares of common stock issuable upon the conversion of our Series C Preferred Stock.
(20)	Shares owned beneficially prior to this offering and shares to be offered pursuant to this prospectus include 203,501 shares of common stock.
(21)	Shares owned beneficially prior to this offering and shares to be offered pursuant to this prospectus include 400,000 shares of common stock.
(22)	Shares owned beneficially prior to this offering and shares owned after the offering include 100,000 shares of common stock and shares owned beneficially prior to this offering and shares to be offered pursuant to this prospectus include 200,000 shares of common stock issuable upon the conversion of our Series C Preferred Stock and 900,000 shares of common stock.
(23)	Shares owned beneficially prior to this offering and shares owned after the offering include 253,213 shares of common stock and shares owned beneficially prior to this offering and shares to be offered pursuant to this prospectus includes 100,000 shares of common stock.
(24)	Shares owned beneficially prior to this offering and shares owned after the offering include 240,000 shares of common stock and shares owned beneficially prior to this offering and shares to be offered pursuant to this prospectus includes 400,000 shares of common stock issuable upon the conversion of our Series C Preferred Stock.
(25)	Shares owned beneficially prior to this offering and shares owned after the offering include vested options to purchase an aggregate of 395,000 shares of our common stock at prices ranging from $0.25 to $0.60 per shares with expiration dates ranging from December 2007 to April 2014, 100,000 shares of common stock issuable upon the conversion of our Series B Preferred Stock, and 713,162 shares of common stock and shares owned beneficially prior to this offering and shares to be offered pursuant to this prospectus include 1,074,632 shares of common stock, and 504,000 shares of common stock issuable upon the conversion of our Series C Preferred Stock. Mr. van Kesteren is a member of our Board of Directors

(26)	Shares owned beneficially prior to this offering and shares owned after the offering include 641,113 shares of common stock, 400,000 shares of our Series B Preferred Stock and 60,000 shares of common issuable upon conversion of our Series A Preferred Stock and shares owned beneficially prior to this offering and shares to be offered pursuant to this prospectus include 253,842 shares of common stock and 480,000 shares of common stock issuable upon the conversion of our Series C Preferred Stock.
(27)	Shares owned beneficially prior to this offering and shares owned after the offering include 266,667 shares of common stock and 33,333 shares of common stock issuable upon the conversion of our Series A Preferred Stock and shares owned beneficially prior to this offering and shares to be offered pursuant to this prospectus includes 100,000 shares of common stock.
(28)	Shares owned beneficially prior to this offering and shares to be offered pursuant to this prospectus include 100,000 shares of common stock issuable upon the conversion of Series C Preferred Stock and 50,000 shares of common stock issuable upon the exercise of warrants with an exercise price of $.25 per share. Peter J. van Kalthoven is the control person of Helder Holding BV.
(29)	Shares owned beneficially prior to this offering and shares owned after the offering include 248,000 shares of common stock and shares owned beneficially prior to this offering and shares to be offered pursuant to this prospectus include 200,000 shares of common stock issuable upon the conversion of Series C Preferred Stock and 352,659 shares of common stock.
(30)	Shares owned beneficially prior to this offering and shares to be offered pursuant to this prospectus include 202,466 shares of common stock.
(31)	Shares owned beneficially prior to this offering and shares owned after the offering include 50,000 shares of common stock and shares owned beneficially prior to this offering and shares to be offered pursuant to this prospectus include 100,000 shares of common stock.
(32)	Shares owned beneficially prior to this offering and shares owned after the offering include 166,667 issuable upon conversion of our Series A Preferred Stock and 1,247,007 shares of common stock and shares owned beneficially prior to this offering and shares to be offered pursuant to this prospectus include 400,000 shares of common stock issuable upon the conversion of Series C Preferred Stock.
(33)	Shares owned beneficially prior to this offering and shares to be offered pursuant to this prospectus include 100,000 shares of common stock issuable upon the conversion of our Series C Preferred Stock and 50,000 shares of common stock issuable upon the exercise of warrants with an exercise price of $.25 per share.
(34)	Shares owned beneficially prior to this offering and shares owned after the offering include 200,000 shares of common stock and shares owned beneficially prior to this offering and shares to be offered pursuant to this prospectus include 400,000 shares of common stock.
(35)	Shares owned beneficially prior to this offering and shares owned after the offering include 133,333 issuable upon conversion of our Series A Preferred Stock and 720,769 shares of common stock and shares owned beneficially prior to this offering and shares to be offered pursuant to this prospectus include 800,000 shares of common stock issuable upon the conversion of Series C Preferred Stock.
(36)	Shares owned beneficially prior to this offering and shares owned after the offering include 86,667 shares of common stock issuable upon conversion of our Series A Preferred Stock and 53,757 shares of common stock and shares owned beneficially prior to this offering and shares to be offered pursuant to this prospectus include 80,000 shares of common stock issuable upon the conversion of Series C Preferred Stock.

(37)	Shares owned beneficially prior to this offering and shares owned after the offering include 400,000 shares of common stock and shares owned beneficially prior to this offering and shares to be offered pursuant to this prospectus include 200,000 shares of common stock issuable upon the conversion of Series C Preferred Stock and 309,247 shares of common stock. Herman Kuyl is the control person of Kuyl Holdings BV.
(38)	Shares owned beneficially prior to this offering and shares owned after the offering includes 359,125 shares of common stock. Shares owned beneficially prior to this offering and shares to be offered pursuant to this prospectus include 200,000 shares of common stock.
(39)	Shares owned beneficially prior to this offering and shares to be offered pursuant to this prospectus include 1,475,294 shares of common stock. Jan Vandamme is the control person of Logimo NV.
(40)	Shares owned beneficially prior to this offering and shares owned after the offering include 300,000 shares of common stock and shares owned beneficially prior to this offering and shares to be offered pursuant to this prospectus include 200,000 shares of common stock issuable upon the conversion of Series C Preferred Stock.
(41)	Shares owned beneficially prior to this offering and shares owned after the offering include 500,000 shares of common stock and shares owned beneficially prior to this offering and shares to be offered pursuant to this prospectus include 1,500,000 shares of common stock issuable upon the conversion of Series C Preferred Stock.
(42)	Shares owned beneficially prior to this offering and shares owned after the offering include 1,102,504 shares of common stock and shares owned beneficially prior to this offering and shares to be offered pursuant to this prospectus include 1,220,000 shares of common stock issuable upon the conversion of Series C Preferred Stock. Jan Vandamme is the control person of Magnolia Private Foundation.
(43)	Shares owned beneficially prior to this offering and shares to be offered pursuant to this prospectus include 300,000 shares of common stock
(44)	Shares owned beneficially prior to this offering and shares owned after the offering include 500,000 shares of common stock and shares owned beneficially prior to this offering and shares to be offered pursuant to this prospectus include 1,000,000 shares of common stock issuable upon the conversion of Series C Preferred Stock.
(45)	Shares owned beneficially prior to this offering and shares owned after the offering include 33,333 shares of common stock issuable upon conversion of our Series A Preferred Stock and 125,792 shares of common stock and shares owned beneficially prior to this offering and shares to be offered pursuant to this prospectus include 400,000 shares of common stock.
(46)	Shares owned beneficially prior to this offering and shares to be offered pursuant to this prospectus include 511,589 shares of common stock.
(47)	Shares owned beneficially prior to this offering and shares to be offered pursuant to this prospectus include 200,000 shares of common stock.
(48)	Shares owned beneficially prior to this offering and shares owned after the offering include 83,333 shares of common stock issuable upon conversion of our Series A Preferred Stock and 210,837 shares of common stock and shares owned beneficially prior to this offering and shares to be offered pursuant to this prospectus include 200,000 shares of common stock issuable upon the conversion of outstanding shares of Series C Preferred Stock.

(49)	Shares owned beneficially prior to this offering and shares owned after the offering include 100,000 shares of common stock issuable upon conversion of our Series A Preferred Stock and 246,497 shares of common stock and shares owned beneficially prior to this offering and shares to be offered pursuant to this prospectus include 200,000 shares of common stock issuable upon the conversion of outstanding shares of Series C Preferred Stock.
(50)	Shares owned beneficially prior to this offering and shares owned after the offering include 48,470 shares of common stock and shares owned beneficially prior to this offering and shares to be offered pursuant to this prospectus include 171,333 shares of common stock. Nico Letschert is President of Noesis Capital Corp. who acted as the placement agent for our Series C Preferred Stock Offering and certain other offerings.
(51)	Shares owned beneficially prior to this offering and shares owned after this offering include 728,400 shares of common stock issuable upon exercise of common stock warrants with an exercise price of $.25 per share with expiration dates ranging from September 2008 to December 2009 and 686,600 shares of common stock owned by Noesis International Holdings, the parent company of Noesis Capital Corp., and shares owned beneficially prior to this offering and shares to be offered pursuant to this prospectus include 1,115,964 shares of common stock, 400,000 shares of our common stock issuable upon the conversion of our Series C Preferred Stock and 200,000 shares of our common stock issuable upon the exercise of warrants at an exercise price of $.25 per share and 993,900 shares of our common stock issuable upon the conversion of shares of our Series C Preferred Stock and 496,950 shares of our common stock issuable upon the conversion of warrants at an exercise price of $.25 per share pursuant to a Placement Agent Unit Option. Noesis Capital Corp. is an NASD member who acted as the placement agent for our Series C Preferred Stock Offering and certain other offerings.
(52)	Shares owned beneficially prior to this offering and shares owned after this offering include 450,000 shares of common stock and shares owned beneficially prior to this offering and shares to be offered pursuant to this prospectus include 1,058,088 shares of common stock. Gregory Elias is the control person of Noesis NV 1.
(53)	Shares owned beneficially prior to this offering and shares owned after the offering include 577,377 shares of common stock and 100,000 shares of common stock issuable upon the conversion of our Series A Preferred Stock and shares owned beneficially prior to this offering and shares to be offered pursuant to this prospectus includes 200,000 shares of common stock issuable upon the conversion of our Series C Preferred Stock. Gregory Elias is the control person of Noesis NV 2.
(54)	Shares owned beneficially prior to this offering and shares owned after the offering include 100,000 shares of common stock and 140,000 shares of common stock issuable upon the conversion of our Series B Preferred Stock and shares owned beneficially prior to this offering and shares to be offered pursuant to this prospectus includes 2,250,653 shares of common stock, 960,000 shares of common stock issuable upon the conversion of our Series C Preferred Stock. Gregory Elias is the control person of Noesis NV 3.
(55)	Shares owned beneficially prior to this offering and shares owned after the offering include 180,000 shares of common stock and shares owned beneficially prior to this offering and shares to be offered pursuant to this prospectus includes 356,510 shares of common stock. Gregory Elias is the control person of Noesis NV 4.
(56)	Shares owned beneficially prior to this offering and shares owned after the offering include 33,333 shares of common stock issuable upon conversion of our Series A Preferred Stock and 59,126 shares of common stock and shares owned beneficially prior to this offering and shares to be offered pursuant to this prospectus include 200,000 shares of common stock .

(57)	Shares owned beneficially prior to this offering and share owned after this offering include 100,000 shares of common stock and shares owned beneficially prior to this offering and shares to be offered pursuant to this prospectus include 200,000 shares of common stock issuable upon the conversion of Series C Preferred Stock.
(58)	Shares owned beneficially prior to this offering and shares owned after the offering include 60,000 shares of common stock and shares owned beneficially prior to this offering and shares to be offered pursuant to this prospectus include 120,000 shares of common stock issuable upon the conversion of Series C Preferred Stock.
(59)	Shares owned beneficially prior to this offering and shares to be offered pursuant to this prospectus include 100,000 shares of common stock issuable upon the conversion of Series C Preferred Stock and 50,000 shares of common stock issuable upon the exercise of warrants with an exercise price of $.25 per share.
(60)	Shares owned beneficially prior to this offering and shares owned after the offering include vested options to purchase an aggregate of 75,000 shares of our common stock at a price of $0.54 per share with an expiration date of September 30, 2013 and 50,000 shares of common stock and shares owned beneficially prior to this offering and shares to be offered pursuant to this prospectus include 100,000 shares of common stock issuable upon the conversion of Series C Preferred Stock. Mr. Kooyman was a member of our Board of Directors from July 2006 to May 2007.
(61)	Shares owned beneficially prior to this offering and shares owned after the offering include 66,667 shares of common stock issuable upon conversion of our Series A Preferred Stock and 141,145 shares of common stock and shares owned beneficially prior to this offering and shares to be offered pursuant to this prospectus include 100,000 shares of common stock issuable upon the conversion of Series C Preferred Stock.
(62)	Shares owned beneficially prior to this offering and shares owned after the offering include 20,000 shares of common stock and shares owned beneficially prior to this offering and shares to be offered pursuant to this prospectus include 40,000 shares of common stock issuable upon the conversion of Series C Preferred Stock.
(63)	Shares owned beneficially prior to this offering and shares owned after the offering include 50,000 shares of common stock and shares owned beneficially prior to this offering and shares to be offered pursuant to this prospectus include 100,000 shares of common stock issuable upon the conversion of Series C Preferred Stock.
(64)	Shares owned beneficially prior to this offering and shares to be offered pursuant to this prospectus include 100,000 shares of common stock issuable upon the conversion of Series C Preferred Stock and 50,000 shares of common stock issuable upon the exercise of warrants with an exercise price of $.25 per share. Koge van der Woude is the control person of Taxus BV.
(65)	Shares owned beneficially prior to this offering and shares to be offered pursuant to this prospectus include 311,540 shares of common stock.
(66)	Shares owned beneficially prior to this offering and shares owned after the offering include 133,333 shares of common stock issuable upon conversion of our Series A Preferred Stock and 396,627 shares of common stock and sShares owned beneficially prior to this offering and shares to be offered pursuant to this prospectus include 200,000 shares of common stock issuable upon the conversion of Series C Preferred Stock. Wes Pritchett is the control person of WesWin Corp.
(67)	Shares owned beneficially prior to this offering and shares to be offered pursuant to this prospectus include 120,000 shares of common stock.

(68)	Shares owned beneficially prior to this offering and shares owned after the offering include 291,923 shares of common stock and shares owned beneficially prior to this offering and shares to be offered pursuant to this prospectus include 400,000 shares of common stock issuable upon the conversion of Series C Preferred Stock.
(69)	Shares owned beneficially prior to this offering and shares owned after the offering include 818,750 shares of common stock and shares owned beneficially prior to this offering and shares to be offered pursuant to this prospectus include 1,400,000 shares of common stock issuable upon the conversion of Series C Preferred Stock. Ad Klinkenberg is the control person of Wisa Options BV.
(70)	Shares owned beneficially prior to this offering and shares owned after the offering include 21,500 shares of common stock and shares owned beneficially prior to this offering and shares to be offered pursuant to this prospectus include 100,000 shares of common stock.

None of the selling stockholders has had, or within the past three years has had, any position, office or other material relationship with us or any of our affiliates other than as set forth herein. None of the selling stockholders are broker/dealers or affiliates of broker/dealers other than as set forth above. Noesis Capital Corp. is a registered NASD broker-dealer and it received the securities as compensation for acting as placement agent for our Series C Preferred Stock offering. To our knowledge Noesis Capital Corp., nor any of the selling stockholders, have any arrangement with any person to participate in the distribution of such securities.

We have agreed to pay full costs and expenses, incentives to the issuance, offer, sale and delivery of the shares, including all fees and expenses in preparing, filing and printing the registration statement and prospectus and related exhibits, amendments and supplements thereto and mailing of those items. We will not pay selling commissions and expenses associated with any sale by the selling security holders.

PLAN OF DISTRIBUTION

The selling security holders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the OTC Bulletin Board or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling security holders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling security holders may also sell shares under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus.

Broker-dealers engaged by the selling security holders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

Broker-dealers may agree to sell a specified number of such shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for us or a selling shareholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions, which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above, in the over-the-counter markets or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions. In connection with such resales, broker-dealers may pay to or receive from the purchasers of such shares, commissions as described above. In the event that shares are resold to any broker-dealer, as principal, who is acting as an underwriter, we will file a post-effective amendment to the registration statement of which this prospectus forms a part, identifying the broker-dealer(s), providing required information relating to the plan of distribution and filing any agreement(s) with such broker-dealer(s) as an exhibit. The involvement of a broker-dealer as an underwriter in the offering will require prior clearance of the terms of underwriting compensation and arrangements from the Corporate Finance Department of the National Association of Securities Dealers, Inc.

The selling security holder and these broker-dealers and agents and any other participating broker-dealers, or agents may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, in connection with the sales. Because selling security holders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act.

The selling security holders may, from time to time, pledge or grant a security interest in some or all of the shares or common stock or warrants owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under a supplement to this prospectus under Rule 424 (b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling security holders to include the pledgee, transferee or other successors-in-interest as selling security holders under this prospectus.

The selling security holders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. We will supplement this prospectus to disclose the names of any pledges, donees, transferees, or other successors-in-interest that intend to offer common stock through this prospectus.

Special considerations related to penny stock rules

Shares of our common stock may be subject to rules adopted by the SEC that regulate broker-dealer practices in connection with transactions in “penny stocks”. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ Stock Market, provided that current price and volume information with respect to transactions in those securities is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document which contains the following:

•	a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

•

a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to violation to these duties or other requirements of securities laws;

•	a brief, clear, narrative description of a dealer market, including “bid” and “ask” prices for penny stocks and the significance of the spread between the “bid” and “ask” price;

•	a toll-free telephone number for inquiries on disciplinary actions;

•	definitions of significant terms in the disclosure document or in the conduct of trading in penny stocks; and

•	other information as the SEC may require by rule or regulation.

Prior to effecting any transaction in a penny stock, the broker-dealer also must provide the customer the following:

•	the bid and offer quotations for the penny stock;

•	the compensation of the broker-dealer and its salesperson in the transaction;

•	the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and

•	monthly account statements showing the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for a stock that becomes subject to the penny stock rules. Holders of shares of our common stock may have difficulty selling those shares because our common stock may be subject to the penny stock rules.

SHARES ELIGIBLE FOR FUTURE SALE

At the date of this prospectus, we have 56,089,569 shares of common stock issued and outstanding of which 27,183,248 shares are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by an affiliate of ours. This does not include 12,500,000 shares issuable upon exercise of options under our stock option plan, 8,824,270 of which have been granted or 1,768,350 shares issuable upon exercise of outstanding warrants. They may be resold by their holders as long as they are covered by a current registration statement or under an available exemption from registration.

The remaining 28,906,321 shares of common stock currently outstanding are restricted securities. The remaining restricted shares will become eligible for sale under Rule 144 at various times provided that they have been held for at least one year. In general, Rule 144 permits a stockholder who has owned restricted shares for at least one year, to sell without registration, within a three month period, up to one percent of our then outstanding common stock. We must be current in our reporting obligations in order for a stockholder to sell shares under Rule 144. In addition, shareholders other than our officers, directors or 10% or greater stockholders who have owned their shares for at least two years, may sell them without volume limitation or the need for our reports to be current.

We cannot predict the effect, if any, that market sales of common stock or the availability of these shares for sale will have on the market price of the shares from time to time. Nevertheless, the possibility that substantial amounts of common stock may be sold in the public market could adversely affect market prices for the common stock and could damage our ability to raise capital through the sale of our equity securities.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Schneider Weinberger and Beilly, LLC, 2200 Corporate Boulevard, N.W., Suite 210, Boca Raton, 33431.

EXPERTS

Our consolidated financial statements as of December 31, 2006 and 2005, and for the years then ended, appearing in this prospectus and registration statement have been audited by Greenberg & Company CPA’s LLC, independent auditors, as set forth in their report thereon appearing elsewhere in this prospectus, and are included in reliance upon this report given on the authority of such firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission the registration statement on Form SB-2 under the Securities Act for the common stock offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information in the registration statement and the exhibits filed with it, portions of which have been omitted as permitted by Securities and Exchange Commission rules and regulations. For further information concerning us and the securities offered by this prospectus, we refer to the registration statement and to the exhibits filed with it. Statements contained in this prospectus as to the content of any contract or other document referred to are not necessarily complete. In each instance, we refer you to the copy of the contracts and/or other documents filed as exhibits to the registration statement, and these statements are qualified in their entirety by reference to the contract or document.

The registration statement, including all exhibits, may be inspected without charge, or copies of these materials may be made upon the payment of prescribed fees, at the Securities and Exchange Commission’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. In addition, this registration statement and our other filings made with the Securities and Exchange Commission through its Electronic Data Gathering, Analysis and Retrieval (EDGAR) system are publicly available through the Securities and Exchange Commission’s site located at http//www.sec.gov.

Following the effective date of the registration statement relating to this prospectus, we will continue to be subject to the reporting requirements of the Exchange Act and in accordance with these requirements, will file annual, quarterly and special reports, and other information with the Securities and Exchange Commission. We also intend to furnish our shareholders with annual reports containing audited financial statements and other periodic reports as we think appropriate or as may be required by law.

OMNICOMM SYSTEMS, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors

OmniComm Systems, Inc.

Fort Lauderdale, Florida

We have audited the accompanying consolidated balance sheets of OmniComm Systems, Inc. as of December 31, 2006 and 2005, and the related consolidated statements of operations, changes in shareholders’ equity (deficit) and cash flows for each of the two years in the period ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based upon our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis of designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion of the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements presented above present fairly, in all material respects, the financial position of OmniComm Systems, Inc. at December 31, 2006 and 2005, and the results of its operations and cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has incurred losses and has a net capital deficiency that raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also discussed in Note 3. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

GREENBERG & COMPANY LLC

Springfield, New Jersey

February 16, 2007, except for Note 15, as to which the date is March 23, 2007

OMNICOMM SYSTEMS, INC.

CONSOLIDATED BALANCE SHEETS

	December 31, 2006	December 31, 2005
ASSETS
CURRENT ASSETS
Cash	$38,254	$9,931
Accounts receivable, net of allowance for doubtful accounts of $58,539 and $58,539 in 2006 and 2005, respectively	286,708	234,565
Prepaid expenses	42,026	2,394

Total current assets	366,988	246,890

PROPERTY AND EQUIPMENT, net	199,931	31,222

OTHER ASSETS
Intangible assets	2,686	-0-
Other assets	12,937	5,497

TOTAL ASSETS	$582,542	$283,609

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES
Accounts payable and accrued expenses	$645,375	$779,456
Accrued payroll taxes	74,766	58,742
10% Convertible Notes	100,000	125,000
Notes payable – current portion	350,000	-0-
Deferred revenue	1,643,566	1,048,707

Total current liabilities	2,813,707	2,011,905

NOTES PAYABLE, net of current portion	415,000	2,043,623
NOTES PAYABLE RELATED PARTY, net of current portion	185,000	1,150,937

TOTAL LIABILITIES	3,413,707	5,206,465

COMMITMENTS AND CONTINGENCIES (See Note 9)
SHAREHOLDERS’ EQUITY (DEFICIT)
Undesignated preferred stock—$.001 par value. 4,022,500 shares authorized, no shares issued and outstanding	-0-	-0-

Series B convertible preferred stock,—$.001 par value. 230,000 shares authorized, 50,000 and 65,000 issued and outstanding, respectively; liquidation preference $500,000 and $650,000, respectively	50	65

Series C convertible preferred stock,—$.001 par value. 747,500 shares authorized, 337,150 and 337,150 issued and outstanding, respectively; liquidation preference $3,371,500 and $3,371,500, respectively	337	337

5% Series A convertible preferred stock—$0.001 par value, 5,000,000 shares authorized; 4,215,224 and 4,215,224 issued and outstanding, respectively; liquidation preference $4,215,224 and $4,215,224, respectively	4,215	4,215

Common stock – 150,000,000 shares authorized, 47,972,091 and 27,425,915 issued and outstanding, after deducting 773,878 and 673,878 shares of treasury stock, at $.001 par value, respectively	48,697	28,051
Additional paid in capital – preferred	7,703,502	7,853,488
Additional paid in capital – common	21,719,097	15,201,406
Stock subscription receivable	(1,250)	-0-
Accumulated other comprehensive loss	(2,041)	-0-
Less: Treasury stock, cost method, 773,878 and 673,878 shares, respectively	(351,861)	(299,861)
Accumulated deficit	(31,951,911)	(27,710,557)

TOTAL SHAREHOLDERS’ EQUITY (DEFICIT)	(2,831,165)	(4,922,856)

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)	$582,542	$283,609

See accompanying summary of accounting policies and notes to financial statements.

OMNICOMM SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the years ended December 31,
	2006	2005
Total revenues	$2,763,039	$1,753,976

Cost of sales	969,323	387,262

Gross margin	1,793,716	1,366,714

Operating expenses
Salaries, benefits and related taxes	3,986,311	1,871,508
Rent & occupancy expenses	221,817	154,048
Consulting Services	376,152	-0-
Legal and professional fees	233,035	178,219
Travel	222,419	107,101
Telephone and internet	91,027	71,992
Selling, general and administrative	338,761	275,802
Bad debt expense	-0-	9,201
Depreciation and amortization	55,900	28,332

Total operating expenses	5,525,422	2,696,203

Operating income (loss)	(3,731,706)	(1,329,489)

Other income (expense)
Interest expense	(509,648)	(365,397)
Interest income	-0-	476

(Loss) before taxes and preferred dividends	(4,241,354)	(1,694,410)

Net income (loss)	(4,241,354)	(1,694,410)

Preferred stock dividends in arrears Series A Preferred	(210,761)	(205,363)
Preferred stock dividends in arrears Series B Preferred	(42,663)	(55,440)
Preferred stock dividends in arrears Series C Preferred	(269,720)	(269,720)

Total preferred stock dividends	(523,144)	(530,523)

Net income (loss) attributable to common stockholders	$(4,764,498)	$(2,224,933)

Net (loss) per share, basic and diluted	$(0.14)	$(0.09)

Weighted average number of shares outstanding, basic and diluted	34,936,930	26,122,694

See accompanying summary of accounting policies and notes to financial statements

OMNICOMM SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

OMNICOMM SYSTEM, INC

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2006 AND DECEMBER 31, 2005

	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(4,241,354)	$(1,694,410)
Adjustment to reconcile net income to net cash provided by (used in) operating activities:
Common stock issued on cashless exercise of options	(26,914)	-0-
Common stock issued for services	40,000	-0-
Common stock issued for accrued interest	280,438	-0-
Note payable issued for accrued expenses	185,000	-0-
Employee stock option expense	786,703	-0-
Warrants exercised in exchange for accrued expense	80,750	-0-
Depreciation and amortization	55,900	28,332
Interest expense from beneficial conversion of 10% Convertible Notes	195,880	104,000
Change in assets and liabilities:
Accounts receivable	(50,626)	(86,437)
Prepaid expenses	(39,632)	5,360
Other assets	(7,440)	-0-
Accounts payable and accrued expenses	(118,228)	219,478
Deferred revenue	594,859	613,751

Net cash provided by (used in) operating activities	(2,264,664)	(809,926)

CASH FLOWS FROM INVESTING ACTIVITIES
Sale of property and equipment	2,500	-0-
Investment in intangible assets	(3,065)	-0-
Purchase of property and equipment	(228,077)	(24,638)

Net cash provided by (used in) investing activities	(228,642)	(24,638)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock, net of issuance costs	1,806,845	192,500
Proceeds from exercise of employee stock options	223,375	-0-
Stock subscription receivable	(1,250)	-0-
Repayments of notes payable	(20,300)	(122,000)
Proceeds from notes payable	515,000	708,300

Net cash provided by (used in) financing activities	2,523,670	778,800

Effect of exchange rate change on cash and cash equivalents	(2,041)	-0-
Net increase (decrease) in cash and cash equivalents	28,323	(55,764)
Cash and cash equivalents at beginning of period	9,931	65,695

Cash and cash equivalents at end of period	$38,254	$9,931

OMNICOMM SYSTEM, INC

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2006 AND DECEMBER 31, 2005

(continued)

	For the years ended December 31,
	2006	2005
Supplemental Disclosure of Cash Flow Information:
Cash paid during the period for:

Income tax	$-0-	$-0-

Interest	$13,130	$15,175

Non-cash Transactions
Conversion of 10% Notes Payable into common stock	$25,000	$234,000
Accrued interest converted into common stock	$280,438	$24,986
Common stock issued in exchange for notes payable	$2,924,260	$165,000
Amended notes payable – extended maturity date	$-0-	$2,341,930
Conversion of Series B Preferred Stock into common stock	$150,000	$325,000
Common stock tendered in exercise of incentive stock options	$52,000	$-0-
Notes payable issued for accrued expenses	$185,000	$-0-
Common stock issued for services in lieu of pay	$40,000	$-0-
Conversion of series B common stock warrants on a cashless basis	$1,600,000	$-0-
Exercise of series B placement agent unit option on a cashless basis	$557,013	$-0-

See accompanying summary of accounting policies and notes to financial statements

OMNICOMM SYSTEMS, INC.

CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY (DEFICIT)

FOR THE PERIOD JANUARY 1, 2005 TO DECEMBER 31, 2006

				Preferred Stock
				5% Series A Convertible			8% Series B Convertible			8% Series C Convertible
	Common Stock		Additional Paid In Capital	Number of Shares	$ 0.001 Par Value	Additional Paid In Capital	Number of Shares	$ 0.001 Par Value	Additional Paid In Capital	Number of Shares	$ 0.001 Par Value	Additional Paid In Capital
	Number of Shares	$ 0.001 Par Value
Balances at December 31, 2004	24,065,972	$24,691.07	$14,263,281	4,215,224	$4,215.22	$3,807,964	97,500	$98	$686,420	$337,150	$337	$3,684,070

Conversion of preferred stock to common stock	1,300,000	1,300	323,700				(32,500)	(33)	(324,967)

Conversion of 10% notes payable to common stock	609,943	610	255,376

Conversion of notes payable and accrued interest to common stock	600,000	$600.00	$167,400.00

Issuance of common stock, net of issuance costs of $20,000	850,000	850	191,650

Net loss for the period ended December 31, 2005	—	$—	$—	—	$—	$—	—	—	—	—	—	—

Balances at December 31, 2005	27,425,915	28,051	15,201,406	4,215,224	4,215	3,807,963.51	65,000	65	361,453.00	337,150	337	3,684,070.49

Conversion of Warrants	7,240,000	7,240	1,800,079

Conversion of Series B Preferred Stock	600,000	600	149,400				(15,000)	(15)	(149,985)

Conversion of Placement Agent Unit Options	1,138,139	1,138	(1,138)

Conversion of warrants- cashless exercise	3,537,232	3,537	(3,537)

Exercise of employee stock options	1,248,410	1,248	246,739

Common stock issued for notes payable and accrued interest	6,409,395	6,409	3,198,288

Common stock tendered in exercise of incentive stock options	(100,000)

Common stock issued in conversion of 10% Convertible Notes Payable	50,000	50	24,950

Common stock warrants exercised for accrued expenses	323,000	323	80,427

Common stock issued in lieu of wages	100,000	100	39,900

Beneficial conversion of 10% Convertible Note Payable and common stock warrants			195,880

Employee stock option expense			786,703

Foreign currency translation adjustment

Net loss for the period ended December 31, 2006	—	—	—	—	—	—	—	—	—	—	—	—

Balances at December 31, 2006	47,972,091	$48,697	$21,719,097	4,215,224	$4,215	$3,807,964	50,000	$50	$211,468	337,150	$337	$3,684,070

	Accumulated Deficit	Deferred Compensation	Subscription Receivable	Accumulated Other Comprehensive Income/(Loss)	Treasury Stock	Total Shareholders’ Equity (Deficit)

Balances at December 31, 2004	$(26,016,147)	$(0)	$(0)	$—	$(299,861)	$(3,844,932)

Conversion of preferred stock to common stock						—

Conversion of 10% notes payable to common stock						255,986

Conversion of notes payable and accrued interest to common stock						168,000

Issuance of common stock, net of issuance costs of $20,000						192,500

Net loss for the period ended December 31, 2005	(1,694,410)	—	—	—	—	(1,694,410)

Balances at December 31, 2005	(27,710,557)	(0)	(0)	—	(299,861)	(4,922,856)

Conversion of Warrants			—			1,807,319

Conversion of Series B Preferred Stock						—

Conversion of Placement Agent Unit Options						—

Conversion of warrants-cashless exercise						—

Exercise of employee stock options			(1,250)			246,738

Common stock issued for notes payable and accrued interest						3,204,697

Common stock tendered in exercise of incentive stock options					(52,000)	(52,000)

Common stock issued in conversion of 10% Convertible Notes Payable						25,000

Common stock warrants exercised for accrued expenses						80,750

Common stock issued in lieu of wages						40,000

Beneficial conversion of 10% Convertible Note Payable and common stock warrants						195,880

Employee stock option expense						786,703

Foreign currency translation adjustment				(2,041)		(2,041)

Net loss for the period ended December 31, 2006	(4,241,354)	—	—	—	—	(4,241,354)

Balances at December 31, 2006	$(31,951,911)	$(0)	$(1,250)	$(2,041)	$(351,861)	$(2,831,165)

The accompanying notes are an integral part of these financial statements.

OMNICOMM SYSTEMS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1:	ORGANIZATION AND NATURE OF OPERATIONS

OmniComm Systems, Inc. is a healthcare technology company that provides Web-based electronic data capture (“EDC”) solutions and related value-added services to pharmaceutical and biotech companies, clinical research organizations, and other clinical trial sponsors. TrialMaster® allows clinical trial sponsors and investigative sites to securely collect, validate, transmit, and analyze clinical trial data.

Our ability to compete within the EDC industry is predicated on our ability to continue enhancing and broadening the scope of solutions offered through TrialMaster. Our research and development efforts are focused on developing new, complementary software solutions, as well as enhancing our existing software solutions through the addition of increased functionality. During fiscal 2006, we spent approximately $742,000 on research and development activities, the majority of which represented salaries to our developers. In fiscal 2005 we spent approximately $478,000 on research and development activities, which include costs associated with customization of the TrialMaster software for our client’s projects.

NOTE 2:	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION AND PRINCIPLES OF CONSOLIDATION

The Company’s accounts include those of all its wholly owned subsidiaries and have been prepared in conformity with (i) accounting principles generally accepted in the United States of America; and (ii) the rules and regulations of the United States Securities and Exchange Commission. All significant intercompany accounts and transactions between the Company and its subsidiaries have been eliminated in consolidation.

ESTIMATES IN FINANCIAL STATEMENTS

The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and footnotes thereto. Actual results may differ from those estimates.

RECLASSIFICATIONS

Certain reclassifications have been made in the 2005 financial statements to conform to the 2006 presentation. These reclassifications did not have any effect on net income (loss) or shareholders’ equity.

SEGMENT INFORMATION

The Company operates in one reportable segment.

CASH AND CASH EQUIVALENTS

Cash equivalents consist of highly liquid, short-term investments with maturities of 90 days or less. The carrying amount reported in the accompanying consolidated balance sheets approximates fair value.

ACCOUNTS RECEIVABLE

Accounts receivable are judged as to collectibility by management and an allowance for bad debts is established as necessary. The Company had recorded an allowance for uncollectible accounts receivable of $58,539 and $58,539 as of December 31, 2006 and December 31, 2005, respectively.

OMNICOMM SYSTEMS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(continued)

CONCENTRATION OF CREDIT RISK

Accounts receivable subject the Company to its highest potential concentration of credit risk. The Company reserves for credit losses. The Company does not require collateral on trade accounts receivables. Our top five customers accounted for approximately 53% of our revenues during 2006 and approximately 54% of our revenues during 2005. One customer accounted individually for 10%, approximately $609,282, or more of our revenues during 2006.

PROPERTY AND EQUIPMENT

Property and equipment are recorded at cost. Additions and betterments are capitalized; maintenance and repairs are expensed as incurred. Depreciation is calculated using the straight-line method over the asset’s estimated useful life, which is 5 years for leasehold improvements, equipment and furniture and 3 years for software. Gains or losses on disposal are charged to operations.

DEFERRED REVENUE

Deferred revenue represents cash advances received in excess of revenue earned on on-going contracts. Payment terms vary with each contract but may include an initial payment at the time the contract is executed, with future payments dependent upon the completion of certain contract phases or targeted milestones. In the event of contract cancellation, the Company is entitled to payment for all work performed through the point of cancellation. As of December 31, 2006 the Company had $1,643,566 in deferred revenues relating to contracts for services to be performed over periods ranging from 1 month to 5 years.

REVENUE RECOGNITION POLICY

OmniComm’s revenue model is transaction-based and can be implemented either as an ASP (application service provider) or licensed for implementation by a customer such as a pharmaceutical company. Revenues are derived from the set-up of clinical trial engagements; on-going maintenance fees incurred throughout the duration of an engagement; fees for report writing and project change orders. The clinical trials that are conducted using TrialMaster can last from a few months to several years. Most of the fees associated with our product including post-setup customer support in the form of maintenance charges are recognized ratably over the term of the clinical trial. Cost of sales is primarily comprised of programmer salaries and taxes and is expensed as incurred.

The Company recognizes sales, for both financial statement and tax purposes in accordance with SEC Staff Accounting Bulletin No. 101 “Revenue Recognition in Financial Statements (SAB 101)”. SAB 101 requires that revenues be recognized ratably over the life of a contract. The Company will periodically record deferred revenues relating to advance payments in contracts.

ADVERTISING

Advertising costs are expensed as incurred. Advertising costs were $26,203 and $10,256 for the years ended December 31, 2006 and 2005, respectively.

OMNICOMM SYSTEMS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(continued)

RESEARCH AND DEVELOPMENT EXPENSES

Software development costs are included in research and development and are expensed as incurred. Statement of Financial Accounting Standards No. 86 “Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed”, (“SFAS 86”), requires the capitalization of certain development costs of software to be sold once technological feasibility is established, which the Company defines as completion to the point of marketability. The capitalized cost is then amortized on a straight-line basis over the estimated product life. To date, the period between achieving technological feasibility and the general availability of such software has been short and software development costs qualifying for capitalization have been immaterial. Accordingly, the Company has not capitalized any software development costs under SFAS 86. Research and development expense was approximately $742,114 and $478,463 for the years ended December 31, 2006 and 2005 respectively.

EMPLOYEE EQUITY INCENTIVE PLANS

The company has an employee equity incentive plan, which is more fully described in “Note 13: Employee Equity Incentive Plans.” On January 1, 2006, the Company adopted SFAS No. 123 (revised 2004), “Share-Based Payment,” which addresses the accounting for transactions in which an entity exchanges its equity instruments for goods or services, with a primary focus on transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123(R) is a revision to SFAS No. 123, “Accounting for Stock-Based Compensation,” and supersedes Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” and its related implementation guidance. SFAS No. 123(R) requires measurement of the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). Incremental compensation costs arising from subsequent modifications of awards after the grant date must be recognized.

The Company adopted SFAS No. 123(R) using the modified prospective transition method, which requires the application of the accounting standard as of January 1, 2006, the first day of the Company’s fiscal year. The Company’s Consolidated Financial Statements as of and for the year ended December 31, 2006 reflect the impact of SFAS No. 123(R). In accordance with the modified prospective transition method, the Company’s Consolidated Financial Statements for prior periods have not been restated to reflect, and do not include, the impact of SFAS No. 123(R).

SFAS No. 123(R) requires companies to estimate the fair value of share-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods in the Company’s Consolidated Statements of Income. Stock-based compensation recognized in the Company’s Consolidated Statement of Income for the year ended December 31, 2006 includes compensation expense for share-based awards granted prior to, but not fully vested as of January 1, 2006 based on the grant date fair value estimated in accordance with SFAS No. 123 as well as compensation expense for share-based awards granted subsequent to January 1, 2006 in accordance with SFAS No. 123(R). The Company currently uses the American Binomial option pricing model to determine grant date fair value.

EARNINGS PER SHARE

The Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 128, “Earnings per Share”, (“SFAS 128”). SFAS 128 replaced the previously reported primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants, and convertible securities. The diluted earnings per share calculation is very similar to the previously utilized fully diluted earnings per share calculation method.

OMNICOMM SYSTEMS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(continued)

Basic earnings per share were calculated using the weighted average number of shares outstanding of 34,936,930 and 26,122,694 for the years ended December 31, 2006 and 2005, respectively. There were no differences between basic and diluted earnings per share. Options to purchase 8,824,270 shares of common stock at prices ranging from $.15 to $2.75 per share were outstanding at December 31, 2006. Stock warrants to purchase 2,531,400 shares of common stock at an exercise price of $0.25 per share were outstanding at December 31, 2006.

The Company granted a Unit Purchase Option (“Agent Option”) to the Placement Agent of its Series C Convertible Preferred Stock that provides the Placement Agent the ability to purchase 24,848 Series C Preferred Shares with 496,950 detachable common stock warrants. The exercise of the Agent Option would result in the issuance of an aggregate of 1,490,850 shares of common stock at an exercise price of $0.25 per share. The warrants and Agent Options were not included in the computation of diluted earnings per share because they have an anti-dilutive effect on net loss per share.

The Company’s convertible debt and convertible preferred stock have an anti-dilutive effect on net loss per share and were not included in the computation of diluted earnings per share.

INCOME TAXES

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes.”, (“SFAS 109”). SFAS 109 has as its basic objective the recognition of current and deferred income tax assets and liabilities based upon all events that have been recognized in the financial statements as measured by the provisions of the enacted tax laws.

Valuation allowances are established when necessary to reduce deferred tax assets to the estimated amount to be realized. Income tax expense represents the tax payable for the current period and the change during the period in the deferred tax assets and liabilities.

IMPACT OF NEW ACCOUNTING STANDARDS

In February 2006, the FASB issued FASB Staff Position (“FSP”) FAS 123(R)-4 “Classification of Options and Similar Instruments Issued as Employee Compensation That Allow for Cash Settlement upon the Occurrence of a Contingent Event.” FSP FAS 123(R)-4 addresses the classification of options and similar instruments issued as employee compensation that allow for cash settlement upon the occurrence of a contingent event and amends paragraphs 32 and A229 of SFAS 123(R). The Company was required to apply the guidance in FSP FAS123(R)-4 in the quarterly period ending March 31, 2006. During the year ended December 31, 2006 the Company incurred approximately $786,703 in salary expense in connection with our adoption of SFAS No. 123(R)-4. The Company expects that the adoption of SFAS 123(R)-4 will continue to have an impact on our results of operations in the future.

In February 2006, the FASB issued SFAS 155 “Accounting for Certain Hybrid Financial Instruments, an amendment of FASB Statements No. 133 and 140.” This Statement amends FASB 133, “Accounting for Derivative Instruments and Hedging Activities,” and SFAS 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” SFAS 155 resolves issues addressed in Statement 133 Implementation Issue No. D1, Application of Statement 133 to Beneficial Interests in Securitized Financial Assets. SFAS 155 permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS 133, establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives and amends SFAS 140 to eliminate the prohibition on a qualifying

OMNICOMM SYSTEMS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(continued)

special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS 155 is effective for all financial instruments acquired or issued after the beginning of the Company’s first fiscal year that begins after September 15, 2006, with earlier adoption permitted. The Company does not expect SFAS 155 will have a material effect on its consolidated financial position, results of operations and cash flows.

In March 2006, the FASB issued SFAS No. 156 (“FAS 156”), “Accounting for Servicing of Financial Assets—An Amendment of FASB Statement No. 140.” Among other requirements, FAS 156 requires a company to recognize a servicing asset or servicing liability when it undertakes an obligation to service a financial asset by entering into a servicing contract under certain situations. Under FAS 156 an election can also be made for subsequent fair value measurement of servicing assets and servicing liabilities by class, thus simplifying the accounting and provide for income statement recognition of potential offsetting changes in the fair value of servicing assets, servicing liabilities and related derivative instruments. FAS 156 is effective for fiscal years beginning after September 15, 2006. The Company does not expect the adoption of FAS 156 will have a material impact on its financial position or results of operations.

In July 2006, the FASB issued Financial Interpretation No. 48, “Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109” (“FIN 48”), which is a change in accounting for income taxes. FIN 48 specifies how tax benefits for uncertain tax positions are to be recognized, measured, and derecognized in financial statements; requires certain disclosures of uncertain tax matters; specifies how reserves for uncertain tax positions should be classified on the balance sheet; and provides transition and interim period guidance, among other provisions. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company does not expect the adoption of FIN 48 will have a material impact on its financial position or results of operations.

In September 2006, the FASB issued SFAS No. 157 (“FAS 157”), “Fair Value Measurements.” Among other requirements, FAS 157 defines fair value and establishes a framework for measuring fair value and also expands disclosure about the use of fair value to measure assets and liabilities. FAS 157 is effective beginning the first fiscal year that begins after November 15, 2007. The Company is currently evaluating the impact of FAS 157 on its financial position and results of operations.

In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”), which provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. The guidance is applicable for fiscal years ending after November 15, 2006. The Company does not believe SAB 108 will have a material impact on its consolidated financial statements.

NOTE 3:	OPERATIONS AND LIQUIDITY

We have experienced negative cash flow from operations and have funded our activities to date primarily from debt and equity financings. We will continue to require substantial funds to continue our research and development activities and to market, sell and commercialize our technology. We may need to raise substantial additional capital to fund our future operations. Our capital requirements will depend on many factors, including the problems, delays, expenses and complications frequently encountered by companies developing and commercializing new technologies; the progress of our research and development activities; the rate of technological advances; determinations as to the commercial potential of our technology under development; the status of competitive technology; the establishment of collaborative relationships; the success of our sales and marketing programs; and other changes in economic, regulatory or competitive conditions in our planned business.

OMNICOMM SYSTEMS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(continued)

Estimates about the adequacy of funding for our activities are based upon certain assumptions, including assumptions that the research and development programs relating to our technology can be conducted at projected costs and that progress towards the commercialization of our technology will be timely and successful. There can be no assurance that changes in our research and development plans, acquisitions or other events will not result in accelerated or unexpected expenditures.

To satisfy our capital requirements, we may seek additional financing through debt and equity financings. There can be no assurance that any such funding will be available to us on favorable terms or at all. If adequate funds are not available when needed, we may be required to delay, scale back or eliminate some or all of our research and product development and marketing programs. If we are successful in obtaining additional financings, the terms of such financings may have the effect of diluting or adversely affecting the holdings or the rights of the holders of our common and preferred stock.

The ability of the Company to continue in existence is dependent on its having sufficient financial resources to bring products and services to market for marketplace acceptance. As a result of its significant losses, negative cash flows from operations, and accumulated deficits for the year ending December 31, 2006 there is doubt about the Company’s ability to continue as a going concern.

NOTE 4:	PROPERTY AND EQUIPMENT, AT COST

Property and equipment consists of the following:

	December 31, 2006		December 31, 2005
	Cost	Accumulated Depreciation	Cost	Accumulated Depreciation	Estimated Useful Lives
Computer and office equipment	$558,810	$462,911	$457,827	$439,789	5 years
Leasehold improvements	36,475	7,865	3,299	3172	5 years
Computer software	367,514	297,106	280,640	272,181	3 years
Office furniture	56,081	51,067	52,950	48,353	3 years

	$1,018,880	$818,949	$794,716	$763,495

Depreciation expense for the years ended December 31, 2006 and 2005 was $55,437 and $28,332 respectively.

NOTE 5:	ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses consist of the following:

	December 31, 2006	December 31, 2005
Accounts payable	$288,713	$466,353
Accrued payroll and related costs	9,491	2,248
Other accrued expenses	96,117	80,000
Accrued interest	123,535	103,336
Accrued expenses of OmniTrial BV	127,519	127,519

Total accounts payable and accrued expenses	$645,375	$779,456

Other accrued expenses consist primarily of amounts accrued for penalties and interest due on state payroll tax filings.

OMNICOMM SYSTEMS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(continued)

NOTE 6:	EARNINGS PER SHARE

Basic earnings per share (“EPS”) is computed by dividing income available to common shareholders (which for the Company equals its net loss) by the weighted average number of common shares outstanding, and dilutive EPS adds the dilutive effect of stock options and other common stock equivalents. Antidilutive shares aggregating 31,222,670 and 46,734,169 have been omitted from the calculation of dilutive EPS for the years December 31, 2006 and December 31, 2005, respectively. Provided below is a reconciliation between numerators and denominators of the basic and diluted earnings per shares:

	Years Ended
	December 31, 2006			December 31, 2005
	Income Numerator	Shares Denominator	Per-Share Amount	Income Numerator	Shares Denominator	Per-Share Amount
Basic EPS	$(4,764,498)	34,936,930	$(0.14)	$(2,224,933)	26,122,694	$(0.09)
Effect of Dilutive Securities
None.	-0-	-0-	-0-	-0-	-0-	-0-

Diluted EPS	$(4,764,498)	34,936,930	$(0.14)	$(2,224,933)	26,122,694	$(0.09)

NOTE 7:	NOTES PAYABLE

At December 31, 2006, the Company owed $950,000 in notes payable. The table below provides details as to the terms and conditions of the notes payable.

Origination Date	Due Date	Interest Rate	Amount	Short Term	Long Term
08/15/03	01/31/07	9.00%	100,000	$100,000	$-0-
11/08/05	05/31/07	9.00%	50,000	50,000	-0-
11/30/05	05/31/07	9.00%	50,000	50,000	-0-
12/05/05	05/31/07	9.00%	50,000	50,000	-0-
01/10/06	05/31/07	9.00%	100,000	100,000	-0-
09/30/06	01/01/09	9.00%	50,000	-0-	50,000
11/16/06	01/01/09	9.00%	45,000	-0-	45,000
11/08/06	01/01/09	9.00%	150,000	-0-	150,000
10/13/06	01/01/09	9.00%	170,000	-0-	170,000
12/31/06	01/01/09	9.00%	185,000	-0-	185,000

			$950,000	$350,000	$600,000

NOTE 8:	CONVERTIBLE NOTES

During the first quarter of 1999, the Company issued 10% Convertible Notes payable in the amount of $862,500 pursuant to a Confidential Private Placement Memorandum. There were costs of $119,625 associated with this offering. The net proceeds to the Company were $742,875. The notes bear interest at ten percent annually, payable semi-annually. The notes are convertible after maturity, which was June 30, 2004, into shares of common stock of the Company at $1.25 per share. As of December 31, 2006, approximately $762,500 of the Convertible Notes had been converted into 1,456,638 shares of common stock of the Company leaving an outstanding principal balance of $100,000.

OMNICOMM SYSTEMS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(continued)

The Company is currently in default on interest payments owed totaling $70,298 on its 10% Convertible Notes. The terms of the notes provide a payment grace period of thirty days in which to make required semi-annual interest payments. The company has been in default since January 30, 2002. At the option of the note holders the full amount of the convertible notes could be declared in default.

NOTE 9:	COMMITMENTS AND CONTINGENCIES

The Company currently leases office space under an operating lease. The minimum future lease payments required under the Company’s operating leases at December 31, 2006 are as follows:

2007	$268,651
2008	213,261
2009	206,829
2010	211,362
2011	70 963

Total	$971,066

In addition to annual base rental payments the Company pays for the operating expenses associated with its leased office space and is responsible for any escalation in operating expenses as determined in the lease. Rent expense was $221,817 and $154,048 for the years ended December 31, 2006 and 2005, respectively.

The Company’s corporate office lease expires in April 2011.

EMPLOYMENT AGREEMENTS

In December 2006, we renewed an employment agreement with Mr. Cornelis F. Wit to serve as our Chief Executive Officer and President through December 31, 2007. As part of the renewal the employment agreement will renew for successive one-year terms unless the employment agreement is expressly cancelled by either Mr. Wit or the Company ninety days prior to the end of the term. Mr. Wit receives an annual salary of $240,200 payable in cash and/or stock plus a bonus tied to our operating results. As part of the agreement incentive options are awardable under the agreement based upon sales and cash flow objectives. In the event that the we consummate a transaction with a third party resulting in the sale, merger, consolidation, reorganization or other business combination involving all or a majority of our business, assets or stock, whether effected in one transaction or a series of transactions due to the initiative of Mr. Wit (whether or not during the term of the agreement), Mr. Wit will receive a fee equal to 2% of the aggregate consideration. The agreement also provides, among other things, for participation in employee benefits available to employees and executives. Under the terms of the agreement, we may terminate Mr. Wit’s employment upon 30 days notice of a material breach and Mr. Wit may terminate the agreement under the same terms and conditions. The employment agreement contains customary non-disclosure provisions, as well as a one year non-compete clause if Mr. Wit leaves the company voluntarily or a six month non-compete clause following his termination by us.

In December 2006, we renewed our employment agreement with Mr. Randall Smith to serve as our Chief Technology Officer. As part of the renewal the employment agreement will renew for successive one-year terms unless the employment agreement is expressly cancelled by either Mr. Smith or the Company ninety days prior to the end of the term. Under the terms of the agreement, as compensation for his services, Mr. Smith receives an annual salary of $233,200 to be paid in the form of cash and/or stock, as agreed upon by the parties, and he is eligible to receive a bonus based upon achieving technology related milestones. The agreement also provides, among other things, for participation in employee benefit

OMNICOMM SYSTEMS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(continued)

plans or programs applicable to employees and executives. Under the terms of the agreement, we may terminate the employment of Mr. Smith upon 30 days notice of a material breach and Mr. Smith may terminate the agreement under the same terms and conditions. If Mr. Smith is terminated by us for any reason other than for cause, we must pay him severance benefits equal to six months salary. The employment agreement contains customary non-disclosure provisions, as well as a one year non-competition restriction following the termination of the agreement. The agreement renews automatically for one-year terms unless expressly cancelled by either Mr. Smith or the Company in writing ninety (90) days prior to termination of the term. The Company extended its employment agreement with Mr. Smith in December 2006 for one year under the terms of the existing employment agreement

In December 2006, we renewed our employment agreement with Mr. Ronald Linares to serve as our Chief Financial Officer. As part of the renewal the employment agreement will renew for successive one-year terms unless the employment agreement is expressly cancelled by either Mr. Linares or the Company ninety days prior to the end of the term. Under the terms of this agreement, Mr. Linares receives an annual salary of $184,064 to be paid in the form of cash and/or stock, as agreed upon by the parties, and he is eligible to receive additional incentive compensation based upon achieving financial milestones. The agreement also provides, among other things, for participation in employee benefit plans or programs applicable to employees and executives. Under the terms of the agreement, we may terminate the employment of Mr. Linares upon 30 days notice of a material breach and Mr. Linares may terminate the agreement under the same terms and conditions. If Mr. Linares is terminated by us for any reason other than for cause, we must pay him severance benefits equal to twelve months salary. The employment agreement contains customary non-disclosure provisions, as well as a one year non-competition restriction following the termination of the agreement. The agreement renews automatically for one-year terms unless expressly cancelled by either Mr. Linares or the Company in writing ninety (90) days prior to termination of the term. The Company extended its employment agreement with Mr. Linares in December 2006 for one year under the terms of the existing employment agreement

In September 2006, we entered into an employment agreement with Mr. Stephen Johnson to serve as our Senior Vice President for Sales and Marketing. The employment agreement is for a three-year term. Under the terms of this agreement, Mr. Johnson receives an annual salary of $178,310 subject to annual adjustment for cost of living increases. Mr. Johnson is eligible for a commission, payable on a monthly basis, equal to 1% of the Company’s cash receipts as defined in an exhibit to his employment contract. The agreement also provides, among other things, for participation in employee benefit plans or programs applicable to employees and executives. Under the terms of the agreement, we may terminate the employment of Mr. Johnson upon 30 days notice of a material breach and Mr. Johnson may terminate the agreement under the same terms and conditions. If Mr. Johnson is terminated by us for any reason other than for cause, we must pay him severance benefits equal to three months salary for every year of service up to a maximum of twelve months. The employment agreement contains customary non-disclosure provisions.

FINANCIAL ADVISORY AGREEMENT

During December 2006, the Company extended its financial advisory agreement with Noesis Capital. Under the agreement Noesis Capital will assist the Company in performing certain financial advisory services including the sale of securities, and the possible sale, merger or other business combination involving the Company. Pursuant to this agreement, the Company is obligated to pay $90,000 in professional fees annually. The amendment changed the termination date of the agreement to December 31, 2009.

OMNICOMM SYSTEMS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(continued)

NOTE 10:	RELATED PARTY TRANSACTIONS

Guus van Kesteren, a member of our Board of Directors, is a consultant to Noesis Capital Corp. Noesis Capital Corp. has acted as a placement agent for the sale of our securities in various offerings since 1999.

In June 2004, the Company issued a promissory note in the amount of $450,875 to Noesis Capital Corp. for amounts owed to Noesis for financial advisory services and for placement agent fees earned during 2003 and 2004. This note was amended and restated on December 31, 2005, under the terms of a new note bearing interest at 9% payable on April 1, 2008. The principal amount of the note issued on December 31, 2005 was $511,919 which includes $61,044 in accrued and unpaid interest. The note and accrued and unpaid interest in the amount of $46,072 was converted on December 31, 2006 into 1,115,964 shares of common stock at a conversion price of $0.50 per share.

On December 31, 2006, the Company issued a promissory note in the amount of $185,000 to Noesis Capital Corp. The note bears interest at 9% per annum and is payable on January 31, 2009. The principal amount of the promissory note represents $60,000 in placement agent fees earned during 2004 and 2005 and financial advisory fees in the amount of $125,000 earned during 2004 and 2005.

Between February 2001 and July 2001, we borrowed an aggregate of $190,000 from Guus van Kesteren under promissory notes which bore interest of 12% per annum. These promissory notes were amended and restated on August 30, 2001 in the amount of $196,644 with new terms which included an interest rate of 8% per annum with accrued interest payable no later than August 30, 2003. This note was amended in September 2004 extending the maturity date to October 2006.

In December 2002, we borrowed $50,000 from Guus van Kesteren a member of our Board of Directors. This amount was borrowed under a promissory note bearing interest at a rate of 9% per annum, payable on March 31, 2003. This note was amended in September 2004 extending the maturity date to October 31, 2006.

From February to June 2004, the Company borrowed $106,000 from Guus van Kesteren, a Company Director. These amounts were borrowed under promissory notes bearing interest at 9% per annum with maturity dates ranging from January 31, 2006 to October 31, 2006. These notes were amended and restated on June 30, 2004 under the terms of a new note bearing interest at 9% payable with a maturity date of October 31, 2006.

The above referenced notes payable to Guus van Kesteren, which were originally amended and restated on June 30, 2004 into one promissory note with a principal amount of $364,758.38 bearing interest at 9% per annum and payable on October 31, 2006, were amended and restated on December 31, 2005, under the terms of a new note bearing interest at 9% payable on April 1, 2008. The principal amount of the note is $414,135.75 which includes accrued and unpaid interest of $49,337.37. The note and accrued and unpaid interest in the amount of $37,272.22 was converted on December 31, 2006 into 902,816 shares of common stock at a conversion price of $0.50 per share.

During November 2002, we borrowed $6,000 from Randall G. Smith, our Chairman of the board and Chief Technology Officer. In March 2003 this note was amended and restated extending the maturity date to January 31, 2005. This note was amended and restated on March 31, 2005 extending the maturity date to January 31, 2007. The note and accrued but unpaid interest in the amount of $1,860 were repaid on April 17, 2006.

In December 2002, we borrowed $50,000 from Cornelis Wit, our President and Chief Executive Officer and a member of our Board of Directors. This amount was borrowed under a promissory note bearing interest at a rate of 9% per annum, payable on March 31, 2003. This note was amended in September 2004 extending the maturity date to October 31, 2006.

From September to November 2003 we borrowed $262,000 from Cornelis Wit, our President and Chief Executive Officer, and a member of our Board of Directors. These amounts were borrowed under promissory notes bearing interest at 9% per

OMNICOMM SYSTEMS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(continued)

annum with maturity dates ranging from January 31, 2005 to October 31, 2005. These notes were amended and restated on September 30, 2004 under the terms of a new note bearing interest at 9% interest payable on October 31, 2006.

From January to June 2004, the Company borrowed $153,500 from Cornelis Wit, the Company’s President and Chief Executive Officer and a Director. These amounts were borrowed under promissory notes bearing interest at 9% per annum with maturity dates ranging from January 31, 2006 to October 31, 2006. These notes were amended and restated on June 30, 2004 under the terms of a new note bearing interest at 9% interest payable on October 31, 2006.

The above referenced notes payable to Cornelis Wit, which were originally amended and restated on June 30, 2004 into one promissory note with a principal amount of $483,984.00 bearing interest at 9% per annum and payable on October 31, 2006, were amended and restated on December 31, 2005, under the terms of a new note bearing interest at 9% payable on April 1, 2008. The principal amount of the new note is $549,500.85 which includes accrued and unpaid interest of $65,516.85. The note and accrued and unpaid interest in the amount of $49,455.07 was converted on December 31, 2006 into 1,197,912 shares of common stock at a conversion price of $0.50 per share.

In March 2005, the Company borrowed $22,000 from Cornelis Wit, the Company’s President and Chief Executive Officer and a Director. These amounts were borrowed under a promissory note bearing interest at 9% per annum payable on January 31, 2007. The note and accrued and unpaid interest in the amount of $3,547.73 were converted on December 31, 2006 into 51,095 shares of common stock at a conversion price of $0.50 per share.

In April 2005, the Company borrowed $25,000 from Guus van Kesteren, a company Director. These amounts were borrowed under a promissory note bearing interest at 9% per annum payable on January 31, 2007. The note and accrued and unpaid interest in the amount of $3,908.22 were converted on December 31, 2006 into 57,816 shares of common stock at a conversion price of $0.50 per share.

In June 2005, the Company borrowed $120,000 from Cornelis Wit, the Company’s President and Chief Executive Officer and a Director. These amounts were borrowed under a promissory note bearing interest at 9% per annum payable on January 31, 2007. The note and accrued and unpaid interest in the amount of $14,608.44 were converted on December 31, 2006 into 269,217 shares of common stock at a conversion price of $0.50 per share.

From June to September 2005, the Company borrowed $14,300 from Ronald Linares, the Company’s Vice President and Chief Financial Officer. These amounts were borrowed under a promissory note bearing interest at 9% per annum payable on January 31, 2007. The note and accrued and unpaid interest in the amount of $1,011 were repaid on April 17, 2006.

In October 2005, the Company borrowed $215,000 from Cornelis Wit, the Company’s President and Chief Executive Officer and a Director. These amounts were borrowed under a promissory note bearing interest at 9% per annum payable with a maturity date of December 31, 2006. Under the terms of the note Mr. Wit had the right to convert any unpaid principal into shares of common stock at a conversion price of $0.28 per share in the event the note was not repaid by December 31, 2005. On November 11, 2005 the Company repaid $50,000 of principal on the note. On December 31, 2005 Mr. Wit converted the remaining $165,000 of outstanding principal and $3,000 in accrued interest into 600,000 shares of common stock.

NOTE 11:	POST-RETIREMENT EMPLOYEE BENEFITS

The Company does not have a policy to cover employees for any health care or other welfare benefits that are incurred after employment (post-retirement). Therefore, no provision is required under Statement of Financial Accounting Standards No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions” or Statement of Financial Accounting Standards No. 112, “Employers’ Accounting for Post-employment Benefits – an Amendment of FASB Statements No. 5 and 43”.

OMNICOMM SYSTEMS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(continued)

NOTE 12:	STOCKHOLDERS’ EQUITY (DEFICIT)

Our authorized capital stock consists of 150,000,000 shares of common stock, $.001 par value per share, and 10,000,000 shares of preferred stock, par value $.001 per share, of which 5,000,000 shares have been designated as 5% Series A Preferred, 230,000 shares have been designated as Series B Preferred Stock and 747,500 shares have been designated as Series C Preferred Stock.

As of December 31, 2006 we had the following outstanding securities:

•	47,972,091 shares of common stock issued and outstanding;

•	2,531,400 warrants issued and outstanding to purchase shares of our common stock;

•	4,215,224 shares of our Series A Preferred Stock issued and outstanding,

•	50,000 shares of our Series B Preferred Stock issued and outstanding;

•	337,150 shares of our Series C Preferred Stock issued and outstanding;

•	a Series C Placement Agent Unit Option; and

•	10% Convertible Notes.

Common Stock

Holders of common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of our voting securities do not have cumulative voting rights. Holders of common stock are entitled to share in all dividends that the Board of Directors, in its discretion, declares from legally available funds. In the event of our liquidation, dissolution or winding up, subject to the preferences of the Series A Preferred Stockholders, Series B Preferred Stock holders and Series C Preferred Stockholders, each outstanding share of common stock entitles its holder to participate in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock.

Holders of common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions for the common stock. The rights of the holders of common stock are subject to any rights that may be fixed for holders of preferred stock, when and if any preferred stock is outstanding. All outstanding shares of common stock are duly authorized, validly issued, fully paid and non-assessable.

From January 2004 through October 2004, we sold an aggregate of 3,000,000 shares of our common stock resulting in gross proceeds of $750,000. Other than Cornelis Wit our CEO, President and a Director and Guus van Kesteren, a Director, none of these investors, were our affiliates. Noesis Capital Corp., an NASD member firm, acted as placement agent in the offering and as compensation therefore received a commission equal to 8% of the sales made by it, or an aggregate of $54,000, a non-accountable expense allowance equal to 2% of the sales made by it, or an aggregate of $13,500 and a warrant to purchase at $0.25 per share, 10% of the shares sold, or 270,000 shares of our common stock. An estimated fair value of $54,449 was calculated for the warrants granted to Noesis Capital utilizing the Black-Scholes option pricing model.

From April 2005 through July 2005, we sold an aggregate of 850,000 shares of our common stock resulting in gross proceeds of $212,500. None of these investors were our affiliates. Noesis Capital Corp., an NASD member firm, acted as placement agent in the offering and as compensation therefore received a commission equal to 8% of the sales made by it, or an aggregate of $16,000, a non-accountable expense allowance equal to 2% of the sales made by it, or an aggregate of $4,000 and a warrant to purchase at $0.25 per share, 10% of the shares sold, or 80,000 shares of our common stock. An estimated fair value of $15,760 was calculated for the warrants granted to Noesis Capital utilizing the Binomial option pricing method.

OMNICOMM SYSTEMS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(continued)

Preferred stock

Our Board of Directors, without further stockholder approval, may issue preferred stock in one or more series from time to time and fix or alter the designations, relative rights, priorities, preferences, qualifications, limitations and restrictions of the shares of each series. In addition, the Board of Directors may fix and determine all privileges and rights of the authorized preferred stock series including:

•	dividend and liquidation preferences,

•	voting rights,

•	conversion privileges, and

•	redemption terms.

Our Board of Directors may authorize the issuance of preferred stock which ranks senior to our common stock for the payment of dividends and the distribution of assets on liquidation. In addition, our Board of Directors can fix limitations and restrictions, if any, upon the payment of dividends on our common stock to be effective while any shares of preferred stock are outstanding.

Series A Preferred Stock

In 1999, our Board of Directors designated 5,000,000 shares of our preferred stock as 5% Series A Convertible Preferred Stock (“Series A Preferred Stock”), of which 4,215,224 shares are issued and outstanding.

The designations, rights and preferences of the Series A Preferred include:

•	the shares are not redeemable,

•

each share of Series A Preferred Stock is convertible into shares of our common stock at any time at the option of the holder at a conversion price of $1.50 per share, or if not so converted after one year from issuance, at any time at our option if the closing bid price of our common stock has exceeded $3.00 for 20 consecutive trading days, our common stock is listed on The NASDAQ Stock Market or other national stock exchange, and the shares of common stock issuable upon conversion of the Series A Preferred Stock are registered under a registration statement,

•

the conversion price has certain anti-dilution protections for any stock splits, stock dividends, and corporate reorganizations, and certain other corporate transactions and issuances of securities at below the applicable conversion price per share. The Series A Preferred Stockholders have waived their rights to an anti-dilution adjustment reducing their conversion price as a result of the issuance of the Series B Preferred Stock and Series C Preferred Stock,

•

the shares of Series A Preferred Stock pay a cumulative dividend at a rate of 5% per annum based on the stated value of $1.00 per share, payable when and as declared by the Board of Directors, or upon conversion or liquidation. Dividends on the Series A Preferred Stock have priority to our common stock and junior to Series B Preferred Stock and Series C Preferred Stock. At our option, dividends can be paid in cash or shares of common stock valued at the conversion price of the Series A Preferred Stock,

•	in the event of our liquidation or winding up, each share of Series A Preferred Stock has a liquidation preference equal to $1.00 per share,

•

the holders of the Series A Preferred Stock are entitled to vote together with the holders of our common stock, on the basis of one vote for each share of common stock issuable upon the conversion of the Series A Preferred Stock.

There were arrearages of $912,370 and $701,609 on the Series A Preferred Stock for undeclared dividends as of December 31, 2006 and December 31, 2005, respectively.

In addition, the holders of the Series A Preferred Stock were granted certain demand and piggy-back registration rights for the shares of our common stock issuable upon the conversion of the Series A Preferred Stock.

OMNICOMM SYSTEMS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(continued)

Series B Preferred Stock

In August 2001, our Board of Directors designated 200,000 shares of our preferred stock as Series B Convertible Preferred Stock (“Series B Preferred Stock”). A Corrected Certificate of Designations was filed on February 7, 2002 with the Delaware Secretary of State increasing the number of shares authorized as Series B Preferred Stock to 230,000 shares, of which 50,000 shares are issued and outstanding.

The designations, rights and preferences of the Series B Preferred Stock include:

•	the stated value of each share is $10.00 per share,

•	the shares are not redeemable,

•

each share of Series B Preferred Stock is convertible into shares of our common stock at the option of the holder at any time commencing January 31, 2002 at the option of the holder at $0.25 per share, as adjusted, and the shares automatically convert, subject to limitations based on trading volume, into shares of our common stock at $0.25 per share at such time as we complete a public offering raising proceeds in excess of $25 million at an offering price of at least $0.75 per share. We may require all outstanding shares of the Series B Preferred Stock to convert in the event the closing bid price of our common stock exceeds $0.50 for 20 consecutive trading days, and our common stock has been listed on The NASDAQ Stock Market or other comparable national stock exchange or the OTC Bulletin board and a registration statement registering the shares of common stock issuable upon conversion of the Series B Preferred Stock has been declared effective,

•

the conversion price has certain anti-dilution protections for any stock splits, stock dividends, and corporate reorganizations, and certain other corporate transactions and issuances of securities at below the applicable conversion price per share or market value of the common stock,

•

the shares of Series B Preferred Stock pay a cumulative dividend at a rate of 8% per annum based on the stated value of $10.00 per share, payable when and as declared by the Board of Directors, or upon conversion or liquidation. At our option, dividends can be paid in cash or shares of common stock valued at the conversion price of the Series B Preferred Stock,

•	each share of Series B Preferred Stock will rank senior to our Series A Preferred and pari passu with our Series C Preferred Stock,

•	in the event of our liquidation or winding up, each share of Series B Preferred Stock has a liquidation preference equal to $10.00 per share plus accrued and unpaid dividends, and

•

the holders of the Series B Preferred Stock are entitled to vote, together with the holders of our common stock, on the basis of one vote for each share of common stock issuable upon the conversion of the Series B Preferred Stock,

There were arrearages of $560,684 and $518,021 on the Series B Preferred Stock dividends as of December 31, 2006 and December 31, 2005, respectively.

In addition, the holders of the Series B Preferred Stock were granted certain mandatory and piggy-back registration rights for the shares of our common stock issuable upon the conversion of the Series B Preferred Stock and are entitled to vote one member to our Board of Directors.

Series C Preferred Stock

In March 2002, our Board of Directors designated 747,500 shares of our preferred stock as Series C Convertible Preferred Stock of which 337,150 shares are issued and outstanding.

The designations, rights and preferences of the Series C Preferred Stock include:

•	the stated value of each share is $10.00 per share,

OMNICOMM SYSTEMS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(continued)

•	the shares are not redeemable,

•

each share of Series C Preferred Stock is convertible at any time, at the option of the holder, into a number of shares of common stock determined by dividing the stated value per share of the Series C Preferred Stock by $0.25, which is the Series C Conversion Price. The Series C Preferred Stock will automatically convert, subject to limitations based on trading volume, into shares of our common stock upon a public offering of our securities raising gross proceeds in excess of $25,000,000 at a per share price greater than 2.5 times the Series C Conversion Price per share, as adjusted for any stock split, stock dividend, recapitalization, or other similar transaction. In addition, the Series C Preferred Stock will automatically convert into shares of our common stock at the Series C Conversion Price at such time as the closing bid price for our common stock has traded at two times the then prevailing Series C Conversion Price for a period of 20 consecutive trading days, provided that (i) a public trading market exists for our common stock on a national securities exchange, the NASDAQ Stock Market, or the over the counter market; and (ii) the Conversion Shares have been registered for resale and are not subject to any lock-up and the number of shares of the Series C Preferred Stock which can be converted in any 30-day period will be limited to the number of shares of common stock underlying the Series C Preferred Stock equal to 10 times the average daily trading volume during the 20-day look-back period set forth above,

•

the conversion price has certain anti-dilution protections for any stock splits, stock dividends, and corporate reorganizations, and certain other corporate transactions and issuances of securities at below the applicable conversion price per share or market value of the common stock,

•

the shares of Series C Preferred Stock pay a cumulative dividend at a rate of 8% per annum based on the stated value of $10.00 per share, payable when and as declared by the Board of Directors, or upon conversion or liquidation. At our option, dividends can be paid in cash or shares of common stock valued at the conversion price of the Series C Preferred Stock.

•	each share of Series C Preferred Stock will rank pari passu with our Series B Preferred Stock and senior to our Series A Preferred Stock,

•	in the event of our liquidation or winding up, each share of Series C Preferred Stock has a liquidation preference equal to $10.00 per share plus accrued and unpaid dividends, and

•

the holders of the Series C Preferred Stock are entitled to vote, together with the holders of our common stock, on the basis of one vote for each share of common stock issuable upon the conversion of the Series C Preferred Stock.

There were arrearages of $1,132,628 and $862,908 on the Series C Preferred Stock for undeclared dividends as of December 31, 2006 and December 31, 2005, respectively.

In addition, the holders of the Series C Preferred Stock were granted certain mandatory and piggy-back registration rights covering the shares of our common stock issuable upon the conversion of the Series C Preferred Stock and are entitled to vote two members to our Board of Directors.

Warrants

We have issued and outstanding warrants to purchase a total of 2,531,400 shares of our common stock, including:

•

warrants to purchase 1,603,000 shares of our common stock at an exercise price of $.25 per share expiring May 2007 which were issued by us in connection with the Series C Preferred Stock offering, which warrants contain a cashless exercise provision. The holders of the warrants were granted certain mandatory and piggy-back registration rights covering the shares of our common stock issuable upon the exercise of the warrants.

OMNICOMM SYSTEMS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(continued)

•

warrants to purchase 200,000 shares of our common stock at an exercise price of $.25 per share expiring May 2008 which were issued by us in connection with a private placement of common stock, which warrants contain a cashless exercise provision.

•

warrants to purchase 458,400 shares of our common stock at an exercise price of $.25 per share expiring December 2008 which were issued by us to the placement agent of three offerings of our common stock that were conducted during 2003.

•

warrants to purchase 270,000 shares of our common stock at an exercise price of $.25 per share expiring December 2009 which were issued by us in connection with a private placement of common stock that occurred during 2004, which warrants contain a cashless exercise provision and piggyback registration rights.

Series C Placement Agent Unit Option

In connection with our March 2002 to March 2003 private placement of Series C Preferred Stock, we issued the placement agent an option to purchase 2.48 units. Each unit is exercisable at $100,000 per unit and consists of 10,000 shares of Series C Preferred Stock and 5-year warrants to purchase 200,000 shares of common stock at an exercise price of $0.25 per share. The Placement Agent Unit Option contains a cashless exercise provision. The holder of the Placement Agent Unit Option was granted certain mandatory and piggy-back registration rights covering the shares of our common stock issuable upon conversion of the Series C Preferred Stock and exercise of the warrants underlying Placement Agent Unit Option. The Placement Agent Unit Option expires March 31, 2008.

10% Convertible Note

From February 1999 to May 1999, we issued 10% convertible notes (“10% Convertible Notes”) in the aggregate principal amount of $862,500. The 10% Convertible Notes pay 10% interest and were due and payable on June 2004. The holders have the right to convert the principal and interest amount into shares of our common stock at a rate of $1.25 per share. From 2000 to 2006, certain of the note holders converted an aggregate of $762,500 principal amount of the notes according to their terms into 1,456,638 shares of our common stock. In addition, the holders of the 10% Convertible Notes were granted certain demand and piggy-back registration rights for the shares of our common stock issuable upon the conversion of the 10% Convertible Notes.

Other Comprehensive Loss

Due to the availability of net operating losses and related deferred tax valuations, there is no tax effect associated with any component of other comprehensive loss. The following table lists the beginning balance, yearly activity and ending balance of the components of accumulated other comprehensive loss.

	Foreign Current Translation	Accumulated Other Comprehensive Loss
Balance January 1, 2006	$-0-	$-0-
2006 Activity	(2,041)	(2,041)

Balance December 31, 2006	$(2,041)	$(2,041)

OMNICOMM SYSTEMS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(continued)

NOTE 13:	EMPLOYEE EQUITY INCENTIVE PLANS

Stock Option Plan

Description of Stock Option Plan

In 1998, the Company’s Board of Directors and shareholders approved the 1998 Stock Incentive Plan of OmniComm Systems, Inc. (the “1998 Plan”). The 1998 Plan provides for granting Incentive Stock Options, Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Phantom Stock Unit Awards and Performance Share Units. Pursuant to the 1998 Plan, the Company may grant options to purchase up to 12,500,000 shares of the Company’s common stock. The term of each option may not exceed ten years from the date of grant, and options vest in accordance with a vesting schedule established by the Plan administrator. As of December 31, 2006, substantially all of the Company’s employees were participating in the 1998 Plan.

The maximum term for any option grant under the 1998 Plan is ten years from the date of the grant, however, options granted under the 1998 Plan will generally expire ten years from the date of grant for most employees and seven years from the date of grant for officers and directors of the company. Options granted to employees generally vest either upon grant or in three installments with the first installment vesting 33% upon completion of one full year from date of grant and on an annual basis over the following two years of their employment. The vesting period typically begins on the date of hire for new employees and on the date of grant for existing employees.

In March 2006, the Board of Directors authorized the issuance of restricted stock to each of the Company’s executive officers and two Directors, in the aggregate totaling 100,000 shares. The restricted stock vested immediately at the date of grant and the Company recorded $40,000 in compensation expense in connection with the issuance.

At December 31, 2006, there were 3,675,730 shares available for grant as options or other forms of share-based compensation under the 1998 Plan.

The following table summarizes the stock option activity for the 1998 Plan:

	Number of Shares	Weighted Average Exercise Price (per share)	Weighted Average Remaining Contractual Term (in Years)	Aggregate Intrinsic Value in (000’s)
Outstanding at December 31, 2004	4,562,770	$0.59
Granted	3,370,000	0.30
Exercised	-0-	0.00
Forfeited/cancelled/expired	(392,000)	(1.75)

Outstanding at December 31, 2005	7,540,770	$0.40
Granted	3,565,000	0.51
Exercised	(1,737,498)	(0.30)
Forfeited/cancelled/expired	(544,002)	(0.35)

Outstanding at December 31, 2006	8,824,270	$0.46	5.4	$1,053

Vested and exercisable at December 31, 2006	5,950,270	$0.33	4.6	$898

The aggregate intrinsic value in the table above represents the total intrinsic value (the difference between the Company’s closing stock price at fiscal year end and the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holders had all option holders exercised their options on December 31, 2006. The total intrinsic value of stock options exercised, the difference between the closing stock price on the date of exercise and the exercise price, for the years ended December 31, 2006 and December 31, 2005 were $403,948 and $0, respectively.

OMNICOMM SYSTEMS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(continued)

The total fair value of shares vested for the years ended December 31, 2006 and December 31, 2005 were:

Fair value of options vested during the year ended December 31, 2006	$806,302
Fair value of options vested during the year ended December 31, 2005	$320,041

Cash received from stock option exercises for the year ended December 31, 2006 was $223,375. Due to the Company’s net loss position, no windfall tax benefit has been realized during the year ended December 31, 2006.

The following table summarizes information concerning options outstanding at December 31, 2006:

	Options Outstanding in (000’s)	Weighted Average Exercise Price (per share)	Weighted Average Remaining Contractual Life (in Years)	Options Exercisable in (000’s)
Exercise Price range (per share):
$ 0.15—$ 0.25	3,208	$0.25	3.6	3,208
$ 0.28—$ 0.47	2,410	0.35	5.4	1.585
$ 0.48—$ 2.75	3,206	0.52	7.2	1,157

	8,824	$0.38	5.4	5,950

The weighted average fair value (per share) of options granted during the years ended December 31, 2006, and December 31, 2005 using the American Binomial option-pricing model was $0.42 and $0.28, respectively.

Stock-Based Compensation

For the year ended December 31, 2006, the Company recognized total stock-based compensation expense of $826,703 related to stock option and other share-based awards made from its equity compensation plan, including $40,000 of stock-based compensation related to restricted stock grants. Prior to January 1, 2006, the Company accounted for those plans under the recognition and measurement provisions of APB No. 25. Accordingly, the Company generally recognized compensation expense only when it granted options with an exercise price below the estimated fair value of the Company’s common stock.

Prior to the adoption of SF0AS No. 123(R) on January 1, 2006, the Company applied the intrinsic value-based method of accounting prescribed by APB Opinion No. 25 and related interpretations including Financial Accounting Standards Board (“FASB”) Interpretation No. 44, “Accounting for Certain Transactions Involving Stock Compensation: An Interpretation of APB Opinion No. 25” (issued in March 2000), to account for its fixed plan stock options. Under this method, compensation expense was recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. SFAS No. 123 and SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure” (an amendment

OMNICOMM SYSTEMS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(continued)

to SFAS No. 123), established accounting and disclosure requirements using a fair value-based method of accounting for stock-based employee compensation plans. As permitted by the accounting standards, the Company had elected to continue to apply the intrinsic value-based method of accounting described above, and had adopted the disclosure requirements of SFAS No. 123, as amended by SFAS No. 148. The Company amortized deferred compensation on a graded vesting methodology in accordance with FASB Interpretation No. 28, “Accounting for Stock Appreciation Rights and Other Variable Stock Award Plans.”

The Company applied APB Opinion No. 25 and related interpretations in accounting for its stock option grants to employees. Accordingly, except as mentioned below for 2005 and 2004, no compensation expense had been recognized relating to these stock option grants in the consolidated financial statements. Had compensation cost for the Company’s stock option grants been determined based on the fair value at the grant date for awards consistent with the method of SFAS No. 123, the Company’s net income attributable to common stockholders for the years ended December 31, 2005 would have decreased to the pro forma amount presented below. The Company did not have any employee stock options outstanding prior to January 1, 1998.

Prior to January 1, 2006, the Company provided pro forma disclosure amounts in accordance with SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure” (“SFAS No. 148”), as if the fair value method defined by SFAS No. 123 had been applied to its stock-based compensation. The pro forma table below reflects net loss and basic and diluted net loss per share for the year ended December 31, 2005, had the Company applied the fair value recognition provisions of SFAS No. 123, as follows:

Year Ended December 31, 2005
Net loss—as reported	$(2,225)
Compensation expense included in reported net loss	—
Pro forma adjustment for compensation expense	(403)

Net loss—pro forma	$(2,628)

Net loss per common share—as reported	$(0.09)
Net loss per common share—pro forma	$(0.10)

As a result of adopting SFAS No. 123(R), the impact to the Company’s net loss for the year ended December 31, 2006, was $786,703 greater than if the Company had continued to account for its stock options under APB No. 25.

Basis for Fair Value Estimate of Share-Based Payments

Based on analysis of its historical volatility, the Company expects that the future volatility of its share price is likely to be similar to the historical volatility the Company experienced since the Company’s commercialization activities were initiated during the second half of 2000. The Company used a volatility calculation utilizing the Company’s own historical volatility to estimate its future volatility for purposes of valuing the share-based payments granted during fiscal 2005 and 2006. Actual volatility, and future changes in estimated volatility, may differ substantially from the Company’s current estimates.

OMNICOMM SYSTEMS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(continued)

The Company utilizes the historical data available regarding employee and director exercise activity to calculate an expected life of the options. The table below presents the weighted average expected life in years of options granted under the Plan as described above. The risk-free rate of the stock options is based on the U.S. Treasury yield curve in effect at the time of grant, which corresponds with the expected term of the option granted.

The following table summarizes weighted average grant date fair value activity for the 1998 Plan:

Weighted Average Grant- Date Fair Value
Stock options granted during the year ended December 31, 2006	$0.42
Stock options vested during the year ended December 31, 2006	$0.34
Stock options forfeited during the year ended December 31, 2006	$0.23

During the years ended December 31, 2006 and December 31, 2005 2,397,505 and 1,701,833 stock options vested, respectively. The aggregate fair value of the vested options was $806,302 and $408,994, respectively.

The fair value of share-based payments was estimated using the American Binomial option pricing model with the following assumptions and weighted average fair values for grants made during the periods indicated.

	Stock Options for Year Ended December 31,
	2006	2005
Risk-free interest rate	4.72%	2.50%
Dividend yield	0%	0%
Expected volatility	98.5%	104.4%
Expected life of options (years)	6.0	6.0

Weighted average fair value of grants (per option)	$0.42	$0.28

A summary of the status of the Company’s nonvested shares as of December 31, 2005, and changes during the year ended December 31, 2006 is as follows:

	Shares	Weighted Average Grant- Date Fair Value
Nonvested Shares at January 1, 2006	2,287,510	$0.27

Nonvested Shares at December 31, 2006	2,870,000	$0.39

As of December 31, 2006, approximately $1,249,402 of total unrecognized compensation cost related to unvested stock options is expected to be recognized over a weighted-average period of 1.28 years.

OMNICOMM SYSTEMS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(continued)

NOTE 14:	INCOME TAXES

The tax expense (benefit) for income taxes differs from the amount computed by applying the statutory federal income tax rate of 34% to income (loss) before provision (benefit) for income taxes as follows:

	12/31/06	12/31/05
Current tax expense (benefit):
Income tax at statutory rates	$-0-	$-0-

Deferred tax expense (benefit):
Amortization of goodwill and covenant	-0-	-0-
Operating loss carryforward	(1,596,022)	(637,606)

	(1,596,022)	(637,606)

Valuation allowance	1,596,022	637,606

Total tax expense (benefit)	$-0-	$-0-

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of our deferred tax assets and liabilities are as follows:

	12/31/06	12/31/05
Deferred tax assets:
Amortization of intangibles	$283,698	$283,698
Operating loss carryforwards	9,201,108	7,605,086

Gross deferred tax assets	9,484,806	7,888,784

Valuation allowance	(9,484,806)	(7,888,784)

Net deferred tax asset	$-0-	$-0-

The Company has net operating loss carryforwards (NOL) for income tax purposes of approximately $24,439,000. This loss is allowed to be offset against future income until the year 2026 when the NOL’s will expire. Other timing differences relate to depreciation and amortization for the stock acquisition of Education Navigator in 1998. The tax benefits relating to all timing differences have been fully reserved for in the valuation allowance account due to the lack of operating history and the substantial losses incurred through December 31, 2006.

NOTE 15:	SUBSEQUENT EVENTS

From February 2007 through March 2007, we sold an aggregate of 5,000,000 shares of our common stock to accredited investors resulting in gross proceeds of $2,500,000. This private placement was exempt from registration under the Securities Act of 1933, as amended, in reliance on Rule 506 of Regulation D. No general solicitation or advertising was used in connection with this transaction, and the certificates evidencing the shares that were issued contained a legend restricting their transferability absent registration under the Securities Act or the availability of an applicable exemption therefrom. Each purchaser represented that he/she was an accredited investor and was acquiring the shares for investment purposes only, and not with a view towards distribution or resale except in compliance with applicable securities laws. The investors had full access to, or were otherwise provided with, all relevant information reasonably necessary to evaluate us. None of these investors were our affiliates.

Also on March 12, 2007, certain holders of Promissory Notes (“Notes Payable” or the “Notes”) of the Company, issued at various times from August 2003 to January 2007, converted the principal amount of the Notes and accrued but unpaid interest in the aggregate amount of $928,784 into shares of common stock of the Company at a conversion price of $0.50 per share resulting in the issuance of 1,857,568 shares of common stock equaling 3.8% of the issued and outstanding

OMNICOMM SYSTEMS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(continued)

common stock of the Company. The Company did not receive any proceeds as part of this conversion. The issuance of the shares upon conversion of the Notes was exempt from registration under the Securities Act of 1933, as amended, in reliance on Rule 506 of Regulation D. No general solicitation or advertising was used in connection with this transaction, and the certificates evidencing the shares that were issued contained a legend restricting their transferability absent registration under the Securities Act or the availability of an applicable exemption therefrom. Each purchaser represented that he/she was an accredited investor and was acquiring the shares for investment purposes only, and not with a view towards distribution or resale except in compliance with applicable securities laws. The holders of the Notes had full access to, or were otherwise provided with, all relevant information reasonably necessary to evaluate us. Noesis Capital Corp., an NASD member firm, acted as placement agent in both the offering and conversions and as compensation therefore received a commission equal to $65,015 and a warrant to purchase at $0.50 per share, 10% of the shares sold, or 185,757 shares of our common stock.

OMNICOMM SYSTEMS, INC.

CONSOLIDATED BALANCE SHEETS

	March 31, 2007 (unaudited)	December 31, 2006
ASSETS
CURRENT ASSETS
Cash	$1,732,229	$38,254
Accounts receivable, net of allowance for doubtful accounts of $58,539 and $58,539 in 2007 and 2006, respectively	476,788	286,708
Prepaid expenses	54,149	42,026

Total current assets	2,263,166	366,988

PROPERTY AND EQUIPMENT, net	222,205	199,931

OTHER ASSETS
Intangible assets	2,557	2,686
Other assets	6,453	12,937

TOTAL ASSETS	$2,494,381	$582,542

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable and accrued expenses	$409,107	$645,375
Accrued payroll taxes	98,848	74,766
10% Convertible Notes	100,000	100,000
Notes payable – current portion	-0-	350,000
Deferred revenue	1,701,987	1,643,566

Total current liabilities	2,309,942	2,813,707

NOTES PAYABLE, net of current portion	111,800	415,000
NOTES PAYABLE RELATED PARTY, net of current portion	185,000	185,000

TOTAL LIABILITIES	2,606,742	3,413,707

COMMITMENTS AND CONTINGENCIES (See Note 5)

SHAREHOLDERS’ EQUITY (DEFICIT)
Undesignated preferred stock - $.001 par value. 4,022,500 shares authorized, no shares issued and outstanding	-0-	-0-
Series B convertible preferred stock, - $.001 par value. 230,000 shares authorized, 50,000 and 50,000 issued and outstanding, respectively; liquidation preference $500,000 and $500,000, respectively	50	50
Series C convertible preferred stock, - $.001 par value. 747,500 shares authorized, 337,150 and 337,150 issued and outstanding, respectively; liquidation preference $3,371,500 and $3,371,500, respectively	337	337
5% Series A convertible preferred stock - $0.001 par value, 5,000,000 shares authorized; 4,215,224 and 4,215,224 issued and outstanding, respectively; liquidation preference $4,215,224 and $4,215,224, respectively	4,215	4,215
Common stock – 150,000,000 shares authorized, 56,157,227 and 47,972,091 issued and outstanding, after deducting 773,878 and 773,878 shares of treasury stock, at $.001 par value, respectively	56,882	48,697
Additional paid in capital – preferred	7,703,502	7,703,502
Additional paid in capital – common	25,642,581	21,719,097
Stock subscription receivable	-0-	(1,250)
Less: Treasury stock, cost method, 773,878 and 773,878 shares, respectively	(351,861)	(351,861)
Accumulated other comprehensive income	(13,262)	(2,041)
Accumulated deficit	(33,154,805)	(31,951,911)

TOTAL SHAREHOLDERS’ EQUITY (DEFICIT)	(112,361)	(2,831,165)

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)	$2,494,381	$582,542

See accompanying summary of accounting policies and notes to financial statements.

OMNICOMM SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	For the three months ended
	March 31,
	2007	2006
Revenues
Net sales	$822,251	$519,511
Cost of sales	214,086	183,961

Gross margin	608,165	335,550

Operating expenses
Salaries, benefits and related taxes	1,296,044	726,118
Rent & occupancy expenses	72,814	46,556
Consulting	125,300	96,250
Legal and professional fees	66,849	22,715
Travel	39,923	26,612
Telephone and internet	21,777	16,525
Selling, general and administrative	147,980	55,358
Depreciation and amortization	19,574	6,955

Total operating expenses	1,790,261	997,089

Operating income (loss)	(1,182,096)	(661,539)

Other income (expense)
Interest expense	(23,608)	(75,755)
Interest income	2,810	-0-

(Loss) before taxes and preferred dividends	(1,202,894)	(737,294)

Net income (loss)	(1,202,894)	(737,294)

Preferred stock dividends in arrears Series A Preferred	(50,637)	(50,637)
Preferred stock dividends in arrears Series B Preferred	(9,863)	(12,526)
Preferred stock dividends in arrears Series C Preferred	(66,506)	(66,506)

Total preferred stock dividends	(127,006)	(129,669)

Net income (loss) attributable to common stockholders	$(1,329,900)	$(866,963)

Net (loss) per share, basic and diluted	$(0.03)	$(0.03)

Weighted average number of shares outstanding	50,995,631	28,504,522

See accompanying summary of accounting policies and notes to financial statements

OMNICOMM SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2007 AND MARCH 31, 2006

(unaudited)

	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(1,202,894)	$(737,294)
Adjustment to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	19,574	6,955
Employee stock option wage expense	173,100	163,545
Common stock issued for accrued interest	61,782	-0-
Common stock issued in cashless exercise of stock options	(754)	-0-

Change in assets and liabilities:
Accounts receivable	(190,080)	(231,872)
Prepaid expenses	(12,123)	(9,146)
Other assets	6,484	(25,953)
Accounts payable and accrued expenses	(212,247)	96,328
Deferred revenue	58,421	81,576

Net cash provided by (used in) operating activities	(1,298,737)	(655,861)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(41,658)	(37,942)

Net cash provided by (used in) investing activities	(41,658)	(37,942)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock, net of issuance costs	2,827,474	600,490
Proceeds from stock option exercise	5,067	-0-
Proceeds from stock subscription receivable	1,250	-0-
Proceeds from notes payable	211,800	100,000

Net cash provided by (used in) financing activities	3,045,591	700,490

Effect of exchange rate change on cash and cash equivalents	(11,221)	-0-
Net increase (decrease) in cash and cash equivalents	1,693,975	6,687
Cash and cash equivalents at beginning of period	38,254	9,931

Cash and cash equivalents at end of period	$1,732,229	$16,618

	For the three months ended
	March 31,
	2007	2006
Supplemental Disclosure of Cash Flow Information:
Cash paid during the period for:
Income tax	$-0-	$-0-

Interest	$2,268	$-0-

Non-cash Transactions
Common stock issued in exchange for Notes Payable	$865,000	$-0-
Common stock issued for accrued interest	$61,782	$-0-
Conversion of Series B common stock warrants on a cashless basis	$-0-	$150,000
Exercise of Series B Placement Agent Unit Option on a cashless basis	$-0-	$21,980
Conversion of Series B Preferred Stock into common stock	$-0-	$150,000

See accompanying summary of accounting policies and notes to financial statements

OMNICOMM SYSTEMS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

NOTE 1:    ORGANIZATION AND NATURE OF OPERATIONS

OmniComm Systems, Inc. is a healthcare technology company that provides Web-based electronic data capture (“EDC”) solutions and related value-added services to pharmaceutical and biotech companies, clinical research organizations (“CRO”), and other clinical trial sponsors. TrialMaster®, the Company’s EDC software application, allows clinical trial sponsors and investigative sites to securely collect, validate, transmit, and analyze clinical trial data.

Our ability to compete within the EDC industry is predicated on our ability to continue enhancing and broadening the scope of solutions offered through TrialMaster. Our research and development (“R & D”) efforts are focused on developing new, complementary software solutions, as well as enhancing our existing software solutions through the addition of increased functionality. During the first three months of fiscal 2007, we spent approximately $195,000 on R & D activities, the majority of which represented salaries to our developers. During the first three months of fiscal 2006 we spent approximately $108,000 on R & D activities, which include costs associated with customization of the TrialMaster software for our client’s projects.

NOTE 2:    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION AND PRINCIPLES OF CONSOLIDATION

The Company’s accounts include those of all of its wholly owned subsidiaries and have been prepared in conformity with (i) accounting principles generally accepted in the United States of America; and (ii) the rules and regulations of the United States Securities and Exchange Commission. All significant intercompany accounts and transactions between the Company and its subsidiaries have been eliminated in consolidation.

UNAUDITED FINANCIAL STATEMENTS

The accompanying unaudited consolidated financial statements of OmniComm Systems, Inc. and its Subsidiaries (the Company) have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information, pursuant to the rules and regulations of the Securities and Exchange Commission. Pursuant to such rules and regulations, certain financial information and footnote disclosures normally included in the consolidated financial statements have been condensed or omitted. The results for the periods indicated are unaudited, but reflect all adjustments (consisting only of normally recurring adjustments) which management considers necessary for a fair presentation of operating results.

The operating results for the three-month period ended March 31, 2007 are not necessarily indicative of the results that may be expected for the year ended December 31, 2007. These unaudited consolidated financial statements should be read in conjunction with the consolidated financial statements and footnotes thereto included in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2006.

ESTIMATES IN FINANCIAL STATEMENTS

The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and footnotes thereto. Actual results may differ from those estimates.

OMNICOMM SYSTEMS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

RECLASSIFICATIONS

Certain reclassifications have been made in the 2006 financial statements to conform to the 2007 presentation. These reclassifications did not have any effect on net income (loss) or shareholders’ equity.

SEGMENT INFORMATION

The Company operates in one reportable segment.

CASH AND CASH EQUIVALENTS

Cash equivalents consist of highly liquid, short-term investments with maturities of 90 days or less. The carrying amount reported in the accompanying consolidated balance sheets approximates fair value.

ACCOUNTS RECEIVABLE

Accounts receivable are judged as to collectibility by management and an allowance for bad debts is established as necessary. The Company had recorded an allowance for uncollectible accounts receivable of $58,539 and $58,539 as of March 31, 2007 and December 31, 2006, respectively.

CONCENTRATION OF CREDIT RISK

Accounts receivable subject the Company to its highest potential concentration of credit risk. The Company reserves for credit losses. The Company does not require collateral on trade accounts receivables. Our top five customers accounted for approximately 60% of our revenues during the first three months of 2007 and approximately 48% of our revenues during the first three months of fiscal 2006. Three customers accounted individually for 10% or more of our revenues during the first three months of fiscal 2007.

PROPERTY AND EQUIPMENT

Property and equipment are recorded at cost. Additions and betterments are capitalized; maintenance and repairs are expensed as incurred. Depreciation is calculated using the straight-line method over the asset’s estimated useful life, which is 5 years for leasehold improvements, equipment and furniture and 3 years for software. Gains or losses on disposal are charged to operations.

DEFERRED REVENUE

Deferred revenue represents cash advances received in excess of revenue earned on on-going contracts. Payment terms vary with each contract but may include an initial payment at the time the contract is executed, with future payments dependent upon the completion of certain contract phases or targeted milestones. In the event of contract cancellation, the Company is entitled to payment for all work performed through the point of cancellation. As of March 31, 2007, the Company had $1,701,987 in deferred revenues relating to contracts for services to be performed over periods ranging from 1 month to 5 years.

OMNICOMM SYSTEMS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

REVENUE RECOGNITION POLICY

OmniComm’s revenue model is transaction-based and can be implemented either as an ASP (application service provider) or licensed for implementation by a customer such as a pharmaceutical company. Revenues are derived from the set-up of clinical trial engagements; on-going maintenance fees incurred throughout the duration of an engagement; fees for report writing and project change orders. The clinical trials that are conducted using TrialMaster can last from a few months to several years. Most of the fees associated with our product including post-setup customer support in the form of maintenance charges are recognized ratably over the term of the clinical trial. Cost of sales is primarily comprised of programmer salaries and taxes and is expensed as incurred.

The Company recognizes sales, for both financial statement and tax purposes in accordance with SEC Staff Accounting Bulletin No. 101 “Revenue Recognition in Financial Statements (SAB 101)”. SAB 101 requires that revenues be recognized ratably over the life of a contract. The Company will periodically record deferred revenues relating to advance payments in contracts.

ADVERTISING

Advertising costs are expensed as incurred. Advertising costs were $34,659 and $6,605 for the three months ended March 31, 2007 and March 31, 2006, respectively.

RESEARCH AND DEVELOPMENT EXPENSES

Software development costs are included in R & D and are expensed as incurred. Statement of Financial Accounting Standards No. 86 “Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed”, (“SFAS 86”), requires the capitalization of certain development costs of software to be sold once technological feasibility is established, which the Company defines as completion to the point of marketability. The capitalized cost is then amortized on a straight-line basis over the estimated product life. To date, the period between achieving technological feasibility and the general availability of such software has been short and software development costs qualifying for capitalization have been immaterial. Accordingly, the Company has not capitalized any software development costs under SFAS 86. R & D expense was approximately $195,000 and $108,000 for the three months ended March 31, 2007 and March 31, 2006 respectively.

EMPLOYEE EQUITY INCENTIVE PLANS

The company has an employee equity incentive plan, which is more fully described below. Until December 31, 2005, the company accounted for its equity incentive plan under the intrinsic value recognition and measurement principles of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” and related interpretations. Effective with the quarter ended March 31, 2006, the Company began accounting for employee stock options using the fair-value method. The exercise price of options granted is equal to the market price of OmniComm Systems common stock (defined as the closing bid price reported on the NASDAQ OTC Bulletin-Board) on the date of grant. The value of the granted options is estimated using a Binomial option pricing model. Because the estimated value is determined as of the date of grant, the actual value ultimately realized by the employee may be significantly different.

OMNICOMM SYSTEMS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

SFAS No. 123R requires the use of option pricing models that were not developed for use in valuing employee stock options. Binomial option pricing models were developed for use in estimating the fair value of short-lived exchange-traded options that have no vesting restrictions and are fully transferable. The company’s employee stock options have characteristics significantly different from those of traded options. In addition, option pricing models require the input of highly subjective assumptions, including the option’s expected life and the price volatility of the underlying stock, and changes in the subjective input assumptions can materially affect the fair value estimate of employee stock options.

The estimated value of employee stock options granted during the three months ended March 31, 2007 was $94,490 ($9,870 for the three months ended March 31, 2006). The value of options granted in 2007 and 2006 was estimated at the date of grant using the following assumptions:

	2007	2006
Risk-free interest rate	4.98%	4.51%
Expected years until exercise	6 Years	6 Years
Expected stock volatility	94.4%	100.9%
Dividend yield	0%	0%

An analysis of historical information is used to determine the company’s assumptions, to the extent historical information is relevant based on the terms of the grants being issued in any given period.

Description of Stock Option Plan

In 1998, the Company’s Board of Directors approved the 1998 Stock Incentive Plan of OmniComm Systems, (the “1998 Plan”). The 1998 Plan provides for granting Incentive Stock Options, Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Phantom Stock Unit Awards and Performance Share Units. Pursuant to the 1998 Plan, the Company may grant options to purchase up to 12,500,000 shares of the Company’s common stock. The term of each option may not exceed ten years from the date of grant, and options vest in accordance with a vesting schedule established by the Plan administrator. As of March 31, 2007, substantially all of the company’s employees were participating in the 1998 Plan and approximately 8,989,000 options were outstanding. Options granted under the 1998 Plan will generally expire seven years from the date of grant for most employees and seven years from the date of grant for officers and directors of the company.

EARNINGS PER SHARE

The Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 128, “Earnings per Share”, (“SFAS 128”). SFAS 128 replaced the previously reported primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants, and convertible securities. The diluted earnings per share calculation is very similar to the previously utilized fully diluted earnings per share calculation method.

Basic earnings per share were calculated using the weighted average number of shares outstanding of 50,995,631 and 28,504,522 for the periods ended March 31, 2007 and March 31, 2006, respectively. There were no differences between basic and diluted earnings per share. Options to purchase 8,989,270 shares of common stock at prices ranging from $.15 to $2.75 per share were outstanding at March 31, 2007. Stock warrants to purchase 1,406,756 shares of common stock at prices ranging from $0.25 to $0.50 per share were outstanding at March 31, 2007.

OMNICOMM SYSTEMS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

The Company granted a Unit Purchase Option (“Agent Option”) to the Placement Agent of its Series C Convertible Preferred Stock that provides the Placement Agent the ability to purchase 24,848 Series C Preferred Shares with 496,950 detachable common stock warrants. The exercise of the Agent Option would result in the issuance of an aggregate of 1,490,850 shares of common stock at an exercise price of $0.25 per share. The warrants and Agent Options were not included in the computation of diluted earnings per share because they have an anti-dilutive effect on net loss per share.

The Company’s convertible debt and convertible preferred stock have an anti-dilutive effect on net loss per share and were not included in the computation of diluted earnings per share.

INCOME TAXES

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes.”, (“SFAS 109”). SFAS 109 has as its basic objective the recognition of current and deferred income tax assets and liabilities based upon all events that have been recognized in the financial statements as measured by the provisions of the enacted tax laws.

Valuation allowances are established when necessary to reduce deferred tax assets to the estimated amount to be realized. Income tax expense represents the tax payable for the current period and the change during the period in the deferred tax assets and liabilities.

IMPACT OF NEW ACCOUNTING STANDARDS

In September 2006, the FASB issued Statement No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. Subsequently, in February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”). SFAS 159 permits entities to choose to measure many financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. We expect to adopt both SFAS 157 and SFAS 159 as of January 1, 2008. We are currently assessing the impact of the adoption of these statements.

NOTE 3:    OPERATIONS AND LIQUIDITY

We have experienced negative cash flow from operations and have funded our activities to date primarily from debt and equity financings. We will continue to require substantial funds to continue our R & D activities and to market, sell and commercialize our technology. We may need to raise substantial additional capital to fund our future operations. Our capital requirements will depend on many factors, including the problems, delays, expenses and complications frequently encountered by companies developing and commercializing new technologies; the progress of our R & D activities; the rate of technological advances; determinations as to the commercial potential of our technology under development; the status of competitive technology; the establishment of collaborative relationships; the success of our sales and marketing programs; and other changes in economic, regulatory or competitive conditions in our planned business.

OMNICOMM SYSTEMS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

Estimates about the adequacy of funding for our activities are based upon certain assumptions, including assumptions that the R & D programs relating to our technology can be conducted at projected costs and that progress towards the commercialization of our technology will be timely and successful. There can be no assurance that changes in our R & D plans, acquisitions or other events will not result in accelerated or unexpected expenditures.

To satisfy our capital requirements, we may seek additional financing through debt and equity financings. There can be no assurance that any such funding will be available to us on favorable terms or at all. If adequate funds are not available when needed, we may be required to delay, scale back or eliminate some or all of our research and product development and marketing programs. If we are successful in obtaining additional financings, the terms of such financings may have the effect of diluting or adversely affecting the holdings or the rights of the holders of our common and preferred stock.

The ability of the Company to continue in existence is dependent on its having sufficient financial resources to bring products and services to market for marketplace acceptance. As a result of its significant losses, negative cash flows from operations, and accumulated deficits for the period ending March 31, 2007 there is doubt about the Company’s ability to continue as a going concern.

NOTE 4:    NOTES PAYABLE

At March 31, 2007, the Company owed $296,800 in notes payable. The table below provides details as to the terms and conditions of the notes payable.

OMNICOMM SYSTEMS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

Origination Date	Due Date	Interest Rate	Amount	Short Term	Long Term
01/16/07	01/01/09	9.00%	$51,800	$-0-	$51,800
01/16/07	01/01/09	9.00%	60,000	-0-	60,000
12/31/06	01/01/09	9.00%	185,000	-0-	185,000

			$296,800	$-0-	$296,800

NOTE 5:    COMMITMENTS AND CONTINGENCIES

The Company currently leases office space under an operating lease. The minimum future lease payments required under the Company’s operating leases at March 31, 2007 are as follows:

2007	$182,069
2008	213,261
2009	206,829
2010	211,362
2011	70,963

Total	$884,484

In addition to annual base rental payments the Company pays for the operating expenses associated with its leased office space and is responsible for any escalation in operating expenses as determined in the lease. Rent expense was $72,814 and $46,556 for the three months ended March 31, 2007 and March 31, 2006, respectively.

No dealer, sales representative or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the company or any of the underwriters. This prospectus does not constitute an offer of any securities other than those to which it relates or an offer to sell, or a solicitation of any offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that the information set forth herein is correct as of any time subsequent to the date hereof.

OMNICOMM SYSTEMS, INC. [LOGO]

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our Articles of Incorporation, as amended and restated, provide to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, that our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director’s or officer’s fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended and restated, is to eliminate our rights and our shareholders rights (through shareholders’ derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

Our by-laws also provide that the Board of Directors may also authorize the company to indemnify our employees or agents, and to advance the reasonable expenses of such persons, to the same extent, following the same determinations and upon the same conditions as are required for the indemnification of and advancement of expenses to our directors and officers. As of the date of this Registration Statement, the Board of Directors has not extended indemnification rights to persons other than directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 25.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

SEC Registration Fee	$672
Accounting fees and expenses*	5,000
Legal fees and expenses*	10,000
Financial Printing*	3,500
Transfer Agent Fees*	1,350
Blue Sky Fees*	-0-
Miscellaneous*	2,500

Total*	$23,022

*	Estimated.

ITEM 26.	RECENT SALES OF UNREGISTERED SECURITIES.

From January 2004 through October 2004, we sold an aggregate of 3,000,000 shares of our common stock to accredited investors resulting in gross proceeds of $750,000. This private placement was exempt from registration under the Securities Act in reliance on Section 4(2) and Regulation S. Each of these transactions was an “offshore” transaction to a non-U.S. person. No general solicitation or advertising was used in connection with this transaction, and the certificates evidencing the shares that were issued contained a legend restricting their transferability absent registration under the Securities Act or the availability of an applicable exemption therefrom. Each purchaser represented that he/she was an accredited investor and was acquiring the shares for investment purposes only, and not with a view towards distribution or resale except in compliance with applicable securities laws. The investors had full access to, or were otherwise provided with, all relevant information reasonably necessary to evaluate us. None of these investors, other than Cornelis F. Wit our CEO, President and a Director and Guus van Kesteren, a Director, were our affiliates. Noesis Capital Corp., an NASD member firm, acted as placement agent in the offering and as compensation therefore received a commission equal to 8% of the sales made by it, or an aggregate of $54,000, a non-accountable expense allowance equal to 2% of the sales made by it, or an aggregate of $13,500 and a warrant to purchase at $0.25 per share, approximately 10% of the shares sold, or 270,000 shares of our common stock.

In February 2005, OmniComm converted 32,500 shares of outstanding Series B Preferred Stock into 1,300,000 shares of common stock. The shares were originally issued in 2001 as part of a private placement to accredited investors. The Series B Preferred Stock has a Stated Value of $10.00 per share and converts into common stock on a basis of 40 common shares for every share of converted preferred stock.

In May 2005, OmniComm converted $130,000 in outstanding 10% Convertible Notes and $21,986 in accrued interest into 609,943 shares of common stock at a rate of $0.25 per share. The notes were originally issued in 1998 to accredited investors and carried a conversion price of $1.25 per share.

In December 2005, OmniComm converted $165,000 in outstanding promissory notes and $3,000 in accrued interest, owed to Cornelis F. Wit, a Director and our President and CEO, into 600,000 shares of common stock at a rate of $0.28.

From May 2005 through August 2005, we sold an aggregate of 850,000 shares of our common stock to accredited investors resulting in gross proceeds of $212,500. This private placement was exempt from registration under the Securities Act in reliance on Section 4(2) and Regulation S. Each of these transactions was an “offshore” transaction to a non-U.S. person. No general solicitation or advertising was used in connection with this transaction, and the certificates evidencing the shares that were issued contained a legend restricting their transferability absent registration under the Securities Act or the availability of an applicable exemption therefrom. Each purchaser represented that he/she was an accredited investor and was acquiring the shares for investment purposes only, and not with a view towards distribution or resale except in compliance with applicable securities laws. The investors had full access to, or were otherwise provided with, all relevant information reasonably necessary to evaluate us. None of these investors, other than Guus van Kesteren, a Director, were our affiliates. Noesis Capital Corp., an NASD member firm, acted as placement agent in the offering and as compensation therefore received a commission equal to 8% of the sales made by it, or an aggregate of $16,000, a non-accountable expense allowance equal to 2% of the sales made by it, or an aggregate of $4,000 and a warrant to purchase at $0.25 per share, approximately 10% of the shares sold, or 20,000 shares of our common stock.

In October 2006, our Board of Directors approved the granting of an aggregate of 1,324,270 incentive stock options to certain employees of our company vesting in equal amounts over a three-year term at exercise prices ranging from $0.50 to $0.58 per share. The employees were each provided disclosure of and access to business and financial information about our company. The recipients were non-accredited investors who had such knowledge and experience in business, investment and financial matters that they were able to evaluate the risks and merits of an investment in our company. Accordingly, the employees were “sophisticated” within the meaning of federal securities laws. Each certificate evidencing securities issued in the transaction included a legend stating that the securities were not registered under the Securities Act and may not be resold absent registration or the availability of an applicable exemption therefrom. No general solicitation or advertising was used in connection with the transaction. The transaction was exempt from the registration requirements of the Securities Act by reason of Section 4(2) thereunder and/or the rules and regulations thereunder including Rule 506 of Regulation D.

On November 1, 2006, we issued an aggregate of 100,000 shares of common stock to five individuals in consideration of employment services and services rendered to us by a member of our Board of Directors. The employment and Director’s services were for legal, business development services and strategic services. Each of the employees or the Director (a) had a preexisting relationship with us, (b) had access to business and financial information concerning us, (c) was afforded the opportunity to ask questions of our management concerning our operations and the terms of the offering, and (d) had such knowledge and experience in business and financial matters that it was able to evaluate the risks and merits of an investment. Therefore, each investor was “sophisticated” within the meaning of Federal securities laws. In addition, the certificates evidencing the shares that were issued contained a legend restricting their transferability absent registration under the Act or the availability of an applicable exemption therefrom. The issuance of these securities was exempt from the registration requirements of the Act by reason of Section 4(2) and/or the rules and regulations thereunder including Rule 506 of Regulation D.

On December 31, 2006, we issued 50,000 shares of our common stock to one accredited investor pursuant to the conversion of a 10% Convertible Note originally issued in May 1999. The investor was provided access to business and financial information about our company and had such knowledge and experience in business and financial matters that they were able to evaluate the risks and merits of an investment in our common stock. No general solicitation or advertising was used in connection with the transaction and no commission or other remuneration was paid or given directly or indirectly for such exchange. The transaction was exempt from the registration requirements of the Securities Act by reason of Section 4(2) and/or the rules and regulations thereunder including, Rule 506 of Regulation D and/or Section 3(a)(9) under the Securities Act.

On December 31, 2006, certain holders of Promissory Notes (“Notes Payable” or the “Notes”) of the Company, including Cornelis F. Wit, President, CEO and a Director and Guus van Kesteren, a Director,

issued at various times from March 2005 to December 2005, converted the principal amount of the Notes and accrued but unpaid interest in the aggregate amount of $3,204,698 into shares of common stock of the Company at a conversion price of $0.50 per share resulting in the issuance of 6,409,396 shares of common stock. The Company did not receive any proceeds as part of this conversion. The issuance of the shares upon conversion of the Notes was exempt from registration under the Securities Act of 1933, as amended, in reliance on Rule 506 of Regulation D. No general solicitation or advertising was used in connection with this transaction, and the certificates evidencing the shares that were issued contained a legend restricting their transferability absent registration under the Securities Act or the availability of an applicable exemption therefrom. Each purchaser represented that he/she was an accredited investor and was acquiring the shares for investment purposes only, and not with a view towards distribution or resale except in compliance with applicable securities laws. The holders of the Notes had full access to, or were otherwise provided with, all relevant information reasonably necessary to evaluate us.

From February 2007 through March 2007, we sold an aggregate of 5,000,000 shares of our common stock to accredited investors resulting in gross proceeds of $2,500,000. This private placement was exempt from registration under the Securities Act of 1933, as amended, in reliance on Rule 506 of Regulation D. No general solicitation or advertising was used in connection with this transaction, and the certificates evidencing the shares that were issued contained a legend restricting their transferability absent registration under the Securities Act or the availability of an applicable exemption therefrom. Each purchaser represented that he/she was an accredited investor and was acquiring the shares for investment purposes only, and not with a view towards distribution or resale except in compliance with applicable securities laws. The investors had full access to, or were otherwise provided with, all relevant information reasonably necessary to evaluate us. None of these investors were our affiliates.

On March 12, 2007, certain holders of Promissory Notes (“Notes Payable” or the “Notes”) of the Company, issued at various times from August 2003 to January 2007, converted the principal amount of the Notes and accrued but unpaid interest in the aggregate amount of $928,784 into shares of common stock of the Company at a conversion price of $0.50 per share resulting in the issuance of 1,857,568 shares of common stock. The Company did not receive any proceeds as part of this conversion. The issuance of the shares upon conversion of the Notes was exempt from registration under the Securities Act of 1933, as amended, in reliance on Rule 506 of Regulation D. No general solicitation or advertising was used in connection with this transaction, and the certificates evidencing the shares that were issued contained a legend restricting their transferability absent registration under the Securities Act or the availability of an applicable exemption therefrom. Each purchaser represented that he/she was an accredited investor and was acquiring the shares for investment purposes only, and not with a view towards distribution or resale except in compliance with applicable securities laws. The holders of the Notes had full access to, or were otherwise provided with, all relevant information reasonably necessary to evaluate us. Noesis Capital Corp., an NASD member firm, acted as placement agent in both the offering and conversions and as compensation therefore received a commission equal to $65,015 and a warrant to purchase at $0.50 per share, 10% of the shares sold, or 185,757 shares of our common stock.

We established the 1998 Stock Incentive Plan effective July 31, 1998, which provides for the issuance of qualified options to officers, directors and key employees, and nonqualified options to consultants, advisors and other service providers. Through May 8, 2007, we have issued and outstanding options to purchase approximately 8,824,270 shares of common stock under the Plan with exercise prices ranging from $.15 to $2.75 and various expiration dates. The options were issued to approximately 50 officers, directors, key employees, consultants, advisors and other service providers. The security issuances were exempt from registration by Section 4(2) of the Securities Act and or Rule 506 promulgated under Regulation D thereunder. The option holders had access to information about us and had the opportunity to ask questions about us. The options issued contain a legend restricting their transferability absent registration or an available exemption.

In each of these issuances described above, the recipient represented that he was acquiring the shares for investment purposes only, and not with a view towards distribution or resale except in compliance with applicable securities laws. No general solicitation or advertising was used in connection with any transaction, and the certificate evidencing the securities that were issued contained a legend restricting their transferability absent registration under the Securities Act or the availability of an applicable exemption therefrom. Unless otherwise specified above, the securities were issued in reliance on an exemption from registration provided by Section 4(2) of the Securities Act.

ITEM 27.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)	Exhibits

EXHIBIT NO.	DESCRIPTION
2.1	Agreement and Plan of Reorganization dated July 22, 1998 (1)

2.2	Amendment to Agreement and Plan of Reorganization (2)

2.3	Plan of Merger (3)

2.4	Agreement and Plan of Acquisition of WebIPA dated January 26, 2000 (4)

3.1	Certificate of Incorporation (5)

3.2	Certificate of Designation – Series A Preferred Stock (6)

3.3	Certificate of Increase – Series A Preferred Stock (7)

3.4	Certificate of Designation –Series B Preferred Stock (8)

3.5	Amendment to Certificate of Incorporation (9)

3.6	By-laws (10)

3.7	Certificate of Amendment – Certificate of Designation – Series A Preferred Stock (11)

3.8	Certificate of Amendment – Certificate of Incorporation (12)

3.9	Certificate of Designation – Series C Preferred Stock (13)

4.1	Form of Warrant Agreement including the Form of Warrant issued in connection with the Series B Preferred Stock offering (21)

4.2	Form of Warrant Agreement including the Form of Warrant issued in connection with the Series C Preferred Stock offering (22)

4.3	Form of 10% Convertible Note (23)

4.4	Form of Placement Agent Unit Option issued to Commonwealth Associates, LP in connection with the Series B Preferred Stock offering (24)

4.5	Form of Placement Agent Unit Option issued to Noesis Capital Corp. in connection with the Series C Preferred Stock offering (25)

5.1	Opinion of Schneider Weinberger & Beilly, LLP (42)

10.1	Employment Agreement and Stock Option Agreement between the Company and Randall G. Smith (14)

10.2	Employment Agreement and Stock Option Agreement between the Company and Ronald T. Linares (15)

10.3	1998 Stock Incentive Plan (16)

10.4	Standard Agreement – Proprietary Protection (18)

10.6	Employment Agreement and Stock Option Agreement between the Company and Cornelis F. Wit (19)

10.7	Employment Agreement and Stock Option Agreement between the Company and Charles H. Beardsley (20)

10.8	Amendment to Employment Agreement between the Company and Cornelis F. Wit. (26)

10.9	Amendment to Employment Agreement between the Company and Randall G. Smith (27)

10.10	Amendment to Employment Agreement between the Company and Ronald T. Linares (28)

10.11	Promissory Note issued to Guus van Kesteren, dated June 30, 2004 (29)

10.12	Promissory Note issued to Cornelis F. Wit, dated June 30, 2004 (30)

10.13	Amended and Restated Promissory Note between the Company and Cornelis F. Wit, dated March 31, 2005 (31)

10.14	Promissory note between the Company and Cornelis F. Wit, dated June 30, 2005 (32)

10.15	Promissory note between the Company and Guus van Kesteren, dated June 30, 2005 (33)

10.16	Promissory note between the Company and Ronald T. Linares, dated June 30, 2005 (34)

10.17	Amended and restated Promissory Note between the Company and Cornelis F. Wit, dated December 31, 2005 (35)

10.18	Amended and restated Promissory Note between the Company and Guus van Kesteren, dated December 3, 2005 (36)

10.19	Promissory Note between the Company and Cornelis F. Wit, dated October 11, 2005 (37)

10.20	Lease Agreement for principal offices dated March 24, 2006 between OmniComm Systems, Inc. and RFP Mainstreet 2101 Commercial, LLC (40)

10.21	Employment Agreement and Stock Option Agreement between the Company and Stephen E. Johnson dated September 4, 2006 (41)

14	OmniComm Systems, Inc. Code of Ethics (38)

21	Subsidiaries of the Company (39)

23.1	Consent of Greenberg & Company CPA’s LLC, Registrant’s Independent Auditors

23.2	Consent of Schneider Weinberger & Beilly, LLP (included in Exhibit 5.1)

(1)	Incorporated by reference to Exhibit 2 filed with our Report on Form 8-K dated March 3, 1999.
(2)	Incorporated by reference to Exhibit 2(c) filed with our Registration Statement on Form 10-SB dated December 22, 1998.
(3)	Incorporated by reference to Exhibit 2(c) filed with our amended Registration Statement on Form 10-SB dated July 27, 1999.
(4)	Incorporated by reference to Exhibit 2 filed with our Report on Form 8-K dated February 9, 2000.
(5)	Incorporated by reference to Exhibit 3(a) filed with our Registration Statement on Form SB-2 dated February 6, 1997.
(6)	Incorporated by reference to Exhibit 4(b) filed with our amended Registration Statement on Form 10-SB dated August 25, 1999.
(7)	Incorporated by reference to Exhibit 4(c) filed with our Annual Report on Form 10-KSB for the fiscal year ended December 31, 1999.
(8)	Incorporated by reference to Exhibit 4(D) filed with our amended Registration Statement on Form SB-2 dated September 17, 2001.
(9)	Incorporated by reference to Exhibit 4(E) filed with our Registration Statement on Form SB-2 dated December 27, 2001.
(10)	Incorporated by reference to Exhibit 3(b) filed with our Registration Statement on Form SB-2 dated February 6, 1997.
(11)	Incorporated by reference to Exhibit 3.7 filed with our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002.
(12)	Incorporated by reference to Exhibit 3.8 filed with our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002.
(13)	Incorporated by reference to Exhibit 3.9 filed with our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002.
(14)	Incorporated by reference to Exhibit 10(a)(i) filed with our amended Registration Statement on Form SB-2 dated September 17, 2001.
(15)	Incorporated by reference to Exhibit 10(a)(iii) filed with our amended Registration Statement on Form SB-2 dated September 17, 2001.
(16)	Incorporated by reference to Exhibit 10(c) filed with our amended Registration Statement on Form 10-SB dated July 27, 1999.

(18)	Incorporated by reference to Exhibit 10(f) filed with our amended Registration Statement on Form 10-SB dated August 25, 1999.
(19)	Incorporated by reference to Exhibit 10.7 filed with our Form 10-QSB for the period ended June 30, 2002.
(20)	Incorporated by reference to Exhibit 10.8 filed with our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002.
(21)	Incorporated by reference to Exhibit 4.1 filed with our Registration Statement on Form SB-2 dated September 29, 2003.
(22)	Incorporated by reference to Exhibit 4.2 filed with our Registration Statement on Form SB-2 dated September 29, 2003.
(23)	Incorporated by reference to Exhibit 4.3 filed with our Registration Statement on Form SB-2 dated September 29, 2003.
(24)	Incorporated by reference to Exhibit 4.4 filed with our Registration Statement on Form SB-2 dated September 29, 2003.
(25)	Incorporated by reference to Exhibit 4.5 filed with our Registration Statement on Form SB-2 dated September 29, 2003.
(26)	Incorporated by reference to Exhibit 10.8 filed with our Registration Statement on Form SB-2 dated September 29, 2003.
(27)	Incorporated by reference to Exhibit 10.9 filed with our Form 10-QSB for the period ended September 30, 2004.
(28)	Incorporated by reference to Exhibit 10.10 filed with our Form 10-QSB for the period ended September 30, 2004.
(29)	Incorporated by reference to Exhibit 10.11 filed with our Form 10-QSB for the period ended September 30, 2004.
(30)	Incorporated by reference to Exhibit 10.12 filed with our Form 10-QSB for the period ended September 30, 2004.
(31)	Incorporated by reference to Exhibit 10.13 filed with our Form 10-QSB for the period ended March 31, 2005.
(32)	Incorporated by reference to Exhibit 10.14 filed with our Form 10-QSB for the period ended June 30, 2005.
(33)	Incorporated by reference to Exhibit 10.15 filed with our Form 10-QSB for the period ended June 30, 2005.
(34)	Incorporated by reference to Exhibit 10.16 filed with our Form 10-QSB for the period ended September 30, 2005
(35)	Incorporated by reference to Exhibit 10.17 filed with our Form 10-KSB for the period ended December 31, 2005
(36)	Incorporated by reference to Exhibit 10.18 filed with our Form 10-KSB for the period ended December 31, 2005.

(37)	Incorporated by reference to Exhibit 10.19 filed with our Form 10-KSB for the period ended December 31, 2005.
(38)	Incorporated by reference to Exhibit D to our Definitive Proxy Statement filed on June 9, 2003.
(39)	Incorporated by reference to Exhibit 21 filed with our Form 10-KSB for the period ended December 31, 2005.
(40)	Incorporated by reference to Exhibit 10.1 filed with our Form 10-QSB for the period ended June 30, 2006.
(41)	Incorporated by reference to Exhibit 10.1 filed with our Form 10-QSB for the period ended September 30, 2006.
(42)	Incorporated by reference to Exhibit 5.1 filed with our Form SB-2 on May 8, 2007.

ITEM 28.	UNDERTAKINGS.

The undersigned small business issuer will:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

iv. Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

(5) For determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or preceding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this amendment no. 1 to the registration statement to be signed on its behalf by the undersigned, in the City of Ft. Lauderdale, State of Florida, on May 29, 2007.

OMNICOMM SYSTEMS, INC.

BY:	/s/ Cornelis F. Wit
Cornelis F. Wit
Chief Executive Officer, (Principal Executive Officer),
President and Director

In accordance with the requirements of the Securities Act of 1933, this amendment no. 1 to the registration statement was signed by the following persons in the capacities and on the dates stated.

SIGNATURE	TITLE	DATE

/s/ Cornelis F. Wit	Chief Executive Officer, (Principal Executive Officer), President and Director	May 29, 2007
Cornelis F. Wit

/s/ Randall G. Smith	Chairman of the Board and Chief Technology Officer	May 29, 2007
Randall G. Smith

/s/ Ronald T. Linares	Chief Financial Officer (Principal Financial and Accounting Officer)	May 29, 2007
Ronald T. Linares

/s/ Guus van Kesteren	Director	May 29, 2007
Guus van Kesteren

/s/ Matthew D. Veatch	Director	May 29, 2007
Matthew D. Veatch

EXHIBIT INDEX

Exhibit No.	Description of Document
23.1	Consent of Greenberg & Company CPA’s, LLC, Registrant’s Independent Auditors.